Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217168

PROSPECTUS SUPPLEMENT NO. 17

(to Prospectus dated March 23, 2018)

169,933,626 Shares

GASTAR EXPLORATION INC.

Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated March 23, 2018, relating to the resale or other disposition of our common stock par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 29, 2018.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risk. Please see “Risk Factors” beginning on page 3 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated October 29, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2018

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1331 LAMAR STREET, SUITE 650
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01Entry into a Material Definitive Agreement.

Restructuring Support Agreements

After an extensive private marketing process, beginning in August 2018, Gastar Exploration Inc. (“Gastar”) embarked on a public marketing process to try to address its balance sheet liabilities.  On August 21, 2018, Gastar publicly filed a process letter that again invited proposals and informed the public how any interested party could participate and make a proposal.  The process letter established the bid deadline of October 1, 2018 (the “Bid Deadline”).  Gastar received three bids on the Bid Deadline, none of which provided a basis for repaying Gastar’s indebtedness described below.  Gastar’s board of directors (the “Board”) determined that none of these proposals presented an actionable alternative.

In parallel with the foregoing marketing process, Gastar engaged with funds affiliated with Ares Management LLC (“Ares”) regarding a comprehensive financial restructuring transaction.  On October 26, 2018, Gastar and its subsidiary (collectively, the “Company”) entered into a restructuring support agreement (the “RSA”) with (i) AF V Energy I Holdings, L.P., an affiliate of Ares (the “Consenting Term Lender”) and party to the Third Amended and Restated Credit Agreement, dated March 3, 2017 (as amended, restated, modified, or supplemented form time to time, the “Term Credit Agreement”) (ii) certain holders affiliated with Ares (the “Consenting Noteholders”) of the Company’s Convertible Notes due 2022 issued pursuant to the indenture dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Second Lien Indenture”), by and among Gastar, as issuer, the guarantors specified therein and Wilmington Trust, National Association, as trustee and collateral agent and (iii) certain holders affiliated with Ares (the “Ares Equity Holders” together with the Consenting Term Lender and the Consenting Noteholders, the “Consenting Parties”) of Gastar’s outstanding common shares (the “Existing Common Equity”), to support a restructuring (the “Restructuring”) on the terms set forth in the term sheet annexed to the RSA (the “Restructuring Term Sheet”). The RSA contemplates that the Company will file for voluntary relief under chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in a United States Bankruptcy Court (the “Bankruptcy Court”) to implement the Restructuring pursuant to a “prepackaged” plan of reorganization (the “Plan”) and the various related transactions set forth in or contemplated by the Restructuring Term Sheet, the DIP Term Sheet (defined below) and the Exit Facility Term Sheet (defined below).  Shortly after entering into the RSA, the Company commenced solicitation of the Plan consistent with section 1126(b) of the Bankruptcy Code, which solicitation the Company anticipates will conclude on or about October 30, 2018.  After the conclusion of such solicitation, the Company intends to commence the Chapter 11 Cases to implement the transactions contemplated by the RSA and Plan.

Pursuant to the terms of the RSA and the Restructuring Term Sheet, the Consenting Parties and other interest holders will receive treatment under the Plan summarized as follows:

•

holders of claims under the DIP Facility (defined below) arising on account of the New Money Loans (defined below) will receive pro rata participation in the First Lien Exit Facility (defined below) in an amount equal to such claims arising on account of New Money Loans;

•

holders of claims under the DIP Facility, other than claims arising on account of the New Money Loans, will receive (a) pro rata participation in the Second Lien Exit Facility (defined below) up to an aggregate amount of $200 million and (b) to the extent any such claims exceed $200 million, such excess will receive a pro rata share of 100% of the common equity in the reorganized Company (the “New Common Equity”);

•

holders of claims under the Term Credit Agreement will receive (a) to the extent there is remaining availability under the Second Lien Exit Facility, pro rata participation in the Second Lien Exit Facility in an equal face amount not to exceed $200 million and (b) to the extent any such claims remain outstanding, their pro rata share of 100% of the New Common Equity, subject to dilution upon the issuance of common stock upon exercise of the New Warrants described below and pursuant to a new management incentive plan to be entered into at the discretion of the board of the reorganized Company following emergence from bankruptcy (the “Management Incentive Plan”);
•

holders of claims under the Second Lien Indenture will receive their  pro rata share of 100% of the New Common Equity, subject to dilution upon the issuance of common stock upon exercise of the New Warrants described below and pursuant to the Management Incentive Plan;

•

holders of claims arising out of any termination of the Company’s hedging or swap arrangements with Cargill, Inc. and NextEra Energy Marketing, LLC (collectively, the “Hedge Parties”) will receive payment in full in cash in monthly installments through December 2019 pursuant to new secured notes;

•	holders of claims arising pursuant to statutory liens will receive payment in full in cash in two equal installments on the effective date of the Chapter 11 Cases and six months following such date;
•	holders of claims arising from general unsecured obligations will receive payment in full in cash as set forth in the Plan;
•

subject to certain conditions, including that such holders not seek official committee status or the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Plan, holders of Gastar’s 8.625% Series A Cumulative Preferred Stock and 10.75% Series B Cumulative Preferred Stock (collectively, the “Existing Preferred Equity”) will receive their pro rata share of warrants to purchase 2.5% of the New Common Equity; and

•

subject to certain conditions, including that such holders not seek official committee status or the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Plan, holders of the Existing Common Equity will receive their pro rata share of warrants to purchase 2.5% of the New Common Equity (together with the warrants listed in the previous bullet, the “New Warrants”).

In the event that a DIP Toggle Event (as defined in the Restructuring Term Sheet) has occurred, (i) holders of claims arising from general unsecured obligations will receive a pro rata share of the New Common Equity and (ii) all Existing Preferred Equity and Existing Common Equity and Subordinated Securities Claims will be canceled, released, and extinguished without distribution.  The occurrence of a DIP Toggle Event will not affect the other treatments contemplated by the RSA as listed above.

The RSA contains certain covenants on the part of each of the Company and the Consenting Parties, including limitations on the parties’ ability to pursue alternative transactions, commitments by the Consenting Parties to vote in favor of the Plan and commitments of the Company and the Consenting Parties to negotiate in good faith to finalize the documents and agreements governing the Plan. The RSA also provides for certain conditions to the obligations of the parties and for termination upon the occurrence of certain events, including without limitation, the failure to achieve certain milestones and certain breaches by the parties under the RSA.

Also on October 26, 2018, the Company and the Hedge Parties entered into that certain Hedge Party Restructuring Support Agreement (the “Hedge Party RSA”).  The Hedge Party RSA and term sheet appended thereto provide for the treatment of claims held by Hedge Parties described above.  The Hedge Party RSA contains certain covenants on the part of each of the Company and the Hedge Parties, including commitments by the Hedge Parties to vote in favor of the Plan and commitments of the Company and the Hedge Parties to negotiate in good faith to finalize certain documents and agreements. The Hedge Party RSA also provides for certain conditions to the obligations of the parties and for termination upon the occurrence of certain events, including without limitation, the failure to achieve certain milestones and certain breaches by the parties under the Hedge Party RSA.

Debtor-in-Possession Financing

In connection with the Chapter 11 Cases, certain Consenting Parties and/or their affiliates have agreed to provide, on a committed basis, the Company with superpriority debtor-in-possession financing (the “DIP Facility”) on the terms set forth in the term sheet attached to the RSA (the “DIP Term Sheet”). The DIP Term Sheet provides that, among other things:

•

the DIP Facility shall be comprised of term loans in an aggregate amount of approximately $383.9 million, consisting of $100 million of new money loans (the “New Money Loans”) and approximately $283.9 million of refinanced term loan obligations outstanding under the Term Credit Agreement;

•

upon entry of and subject to a Bankruptcy Court order granting interim approval of the DIP Facility and subject to the satisfaction or waiver of additional conditions precedent, up to $15 million of the New Money Loans (the “Interim DIP Tranche”) may be drawn by the Company upon three business days’ notice in one or more draws in an amount that is not less than $2.5 million for the initial draw and not less than $500,000 for each subsequent draw (or, if less, the entire amount of the unused balance of the Interim DIP Tranche);

•

upon entry of and subject to a Bankruptcy Court order granting final approval (the “Final Order”) of the DIP Facility, and subject to the satisfaction or waiver of additional conditions precedent and an approved budget, up to $100 million of New Money Loans, minus any amounts of New Money Loans previously drawn by the Company prior to such date (the resulting amount, the “Final DIP Tranche”) may be drawn by the Company upon three business days’ notice in one or more draws in an amount not less than $500,000 for each draw (or, if less, in the entire amount of the unused balance of the Final DIP Tranche);

•

upon entry of and subject to the Final Order and subject to the satisfaction or waiver of additional conditions precedent, including the Company having demonstrated to the reasonable satisfaction of the DIP Lenders acting in good faith, the bona fide need for additional liquidity to preserve lease operating rights in response to actions taken or proposed to be taken by third parties, an amount equal to $100 million minus the amount of New Money Loans previously drawn by the Company prior to such date (the resulting amount, the “Reserve DIP Tranche”) may be drawn by the Company upon three business days’ notice in one or more draws in an amount not less than $500,000 for each draw (or, if less, in the entire amount of the unused balance of the Reserve DIP Tranche); and

•

subject to entry of the Final Order, approximately $283.9 million in outstanding term loan obligations consisting of principal and accrued and unpaid interest under the Term Credit Agreement as of the date of the commencement of the Chapter 11 Cases will be repaid from the loans (not constituting New Money Loans) funded under the DIP Facility.

The DIP Facility is subject to approval by the Bankruptcy Court, which has not been obtained at this time. The foregoing description of the DIP Term Sheet does not purport to be complete and is qualified in its entirety by reference to the final, executed documents memorializing the DIP Facility, as approved by the Bankruptcy Court.

Exit Financing

In connection with the Chapter 11 Cases, certain Consenting Parties and/or their affiliates have agreed to provide, on a committed basis, the Company with an exit financing term loan facility (the “Exit Facility”) on the terms set forth in the term sheet attached to the RSA (the “Exit Facility Term Sheet”). The Exit Facility Term Sheet provides for, among other things, (a) a $100 million secured delayed draw term loan facility (the “First Lien Exit Facility”) comprised of (i) term loans consisting of New Money Loans funded under the DIP Facility and deemed funded under the First Lien Exit Facility on the effective date of the Plan and (ii) term loan commitments consisting of an amount equal to any undrawn commitment under the DIP Facility and (b) a secured term loan facility (the “Second Lien Exit Facility”) comprised of up to $200 million (as may be reduced by the Exit Lenders in their sole discretion on or prior to the effective date of the Plan), in aggregate principal amount of term loans deemed funded on the effective date of the Plan and consisting of DIP Claims and Term Loan Claims (each as defined in the RSA), as applicable (the loans under the First Lien Exit Facility and the Second Lien Exit Facility, collectively, the “Exit Loans”). The Exit Loans may not be reborrowed once repaid.

The Exit Facility is subject to customary closing conditions and approval by the Bankruptcy Court, which has not been obtained at this time. The foregoing description of the Exit Facility Term Sheet does not purport to be complete and is qualified in its entirety by reference to the final, executed documents memorializing the Exit Facility, as approved by the Bankruptcy Court.

Although the Company intends to pursue the restructuring in accordance with the terms set forth in the RSA, there can be no assurance that the Company will be successful in completing a restructuring or any other similar transaction on the terms set forth in the RSA, on different terms or at all.

The foregoing descriptions of the RSA, including the Restructuring Term Sheet the DIP Term Sheet and the Exit Facility Term Sheet attached thereto, and the Hedge Party RSA, are qualified by reference to the full text of such agreements, copies of which are filed herewith as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02Termination of a Material Definitive Agreement

On October 25, 2018, the Board terminated the Company’s Amended and Restated Change of Control Severance Agreement (the “CIC Plan”), dated as of February 15, 2008, as amended, which provided for severance payments to certain employees of the Company upon certain changes in control.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under the captions “Debtor-in-Possession Financing” and “Exit Financing” in Item 1.01 above are incorporated into this Item 2.03 by reference.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Agreements

On October 25, 2018, Gastar entered into an amendment (the “Roberts Amendment”) to its employment agreement with Stephen Roberts effective as of September 7, 2018 (the “Roberts Agreement”).  The Roberts Amendment amends the Roberts Agreement to provide that he will not be eligible for any benefits under the CIC Plan and that Mr. Roberts has no further rights under the CIC Plan.

On October 25, 2018, Gastar entered into an amendment (the “Gerlich Amendment”) to its employment agreement with Michael Gerlich effective as of September 10, 2018 (the “Gerlich Agreement”).  The Gerlich Amendment amends the Gerlich Agreement to specify that (i) the Company ceasing to be a publicly traded company will not constitute “Good Reason” under the Gerlich Agreement and (ii) the acquisition of a controlling interest resulting from the Chapter 11 Cases or by Ares or its affiliates will not constitute a “Change of Control” under the Gerlich Agreement.  The Gerlich Amendment further provides that he will not be eligible for any benefits under the CIC Plan and that Mr. Gerlich has no further rights under the CIC Plan.

Amendments to Retention Bonus Agreements

On October 25, 2018, Gastar entered into amendments (the “Retention Bonus Amendments”) to the retention bonus agreement letters (the “Retention Bonus Letters”), dated August 31, 2018, by and between Gastar and each of Mr. Roberts, Mr. Gerlich and Jerry Schuyler.  The Retention Bonus Amendments amend each of the respective Retention Bonus Letters to specify that the definition of “Change in Control” therein does not include a change of control resulting from the acquisition of a controlling interest from the Chapter 11 Cases or an acquisition by Ares or its affiliates.  In addition, the Retention Bonus Amendments with Mr. Gerlich and Mr. Roberts provide that 100% of the retention bonus is repayable by the employee if he terminates employment without Good Reason or if the Company terminates his employment without Cause (as such terms are defined in the Retention Bonus Letters) prior to February 28, 2019, and 50% of the retention bonus is payable by the employee if such a termination occurs between February 28, 2019 and April 30, 2019.

The foregoing descriptions of the Roberts Amendment, the Gerlich Amendment and the Retention Bonus Amendments is qualified by reference to the full text of each such agreement, copies of which are filed herewith as Exhibit 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, and incorporated herein by reference.

SECTION 7 – REGULATION FD

Item 7.01  Regulation FD Disclosure

The Company issued a press release on October 26, 2018 announcing entry into the RSA. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included in Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits filed as part of this Form 8-K:

Exhibit No.	Description of Document

10.1	Restructuring Support Agreement.
10.2	Hedge Party Restructuring Support Agreement.

10.3	Employment Agreement Amendment, by and between Gastar Exploration Inc. and Stephen Roberts, executed October 25, 2018.
10.4	Employment Agreement Amendment, by and between Gastar Exploration Inc. and Michael A. Gerlich, executed October 25, 2018.
10.5	Retention Bonus Agreement Amendment, by and between Gastar Exploration Inc. and Stephen Roberts, executed October 25, 2018.
10.6	Retention Bonus Agreement Amendment, by and between Gastar Exploration Inc. and Michael A. Gerlich, executed October 25, 2018.
10.7	Retention Bonus Agreement Amendment, by and between Gastar Exploration Inc. and Jerry Schuyler, executed October 25, 2018.
99.1	Press Release, dated October 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2018	GASTAR EXPLORATION INC.

	By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Senior Vice President and Chief Financial Officer

Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability or, UNTIL the occurrence of the Agreement effective date on THE TERMS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, deemed binding on any of the parties TO THIS RESTRUCTURING SUPPORT AGREEMENT.

Restructuring Support Agreement

This Restructuring Support Agreement (this agreement, including all exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”)1 is made and entered into as of October 26, 2018, by and among the following parties (each of the parties described in Sub-Clauses (i), (ii), and (iii), a “Party” and, collectively, the “Parties”):

i.

Gastar Exploration Inc. (“Gastar”); its undersigned subsidiary Northwest Property Ventures LLC; and any other future subsidiary of Gastar (each a “Company Party” and collectively, the “Company” or the “Company Parties”);

ii.

AF V Energy I Holdings, L.P., as a lender (the “Consenting Term Lender”) party to the Third Amended and Restated Credit Agreement, dated March 3, 2017 (as amended, restated, modified, or supplemented from time to time, the “Term Credit Agreement”), by and among Gastar, as borrower, the guarantors specified in the Term Credit Agreement or in related transaction documentation, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent (solely in such capacities, the “Term Agent”);

iii.

the undersigned holders of notes (the “Second Lien Notes”) issued pursuant to the Indenture dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Second Lien Indenture”), by and among Gastar, as issuer, the guarantors specified in the Second Lien Indenture or in related transaction documentation, and Wilmington Trust, National Association, as trustee and collateral agent (solely in such capacities, the “Second Lien Trustee”) and any other holder of Second Lien Notes that may become party to this Agreement pursuant to Section 6 below (collectively, the “Consenting Second Lien Noteholders” and, together with the Consenting Term Lender, the “Consenting Creditors”); and

iv.

the entities identified on Annex 1 to the Restructuring Term Sheet, in their capacities as holders of Gastar’s outstanding common shares (such common shares, together with any and all outstanding and unexercised or unvested warrants, options or rights

[1]

Capitalized terms used but not otherwise defined in this document have the meanings ascribed to such terms in the term sheet attached to this Agreement as Exhibit A (the “Restructuring Term Sheet”), subject to Section 2 hereof.

to acquire Gastar’s currently outstanding equity, the “Existing Common Equity”) (in such capacities, the “Ares Equity Holders”; together with the Consenting Creditors, the “Consenting Parties”).

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations regarding the restructuring and recapitalization of the Company, including with respect to the Company’s respective obligations under the Term Credit Agreement and the Second Lien Indenture;

WHEREAS, the Parties desire to effectuate a restructuring of the Company as set forth in the Restructuring Term Sheet.  Such restructuring shall be implemented pursuant to a “prepackaged” chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the “Plan”) reflecting the Economic Terms set forth in Restructuring Term Sheet and the various transactions set forth in or contemplated by the Restructuring Term Sheet, the DIP Term Sheet (defined below) and the Exit Term Sheet (defined below) (collectively, the “Restructuring Transaction”);

WHEREAS, the Company will commence solicitation of the Plan prior to the commencement of the Chapter 11 Cases.  In connection with such solicitation, the Company shall prepare and deliver to all classes of claims entitled to vote on the Plan a disclosure statement relating to the Plan (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the “Disclosure Statement”);

WHEREAS, the Company will commence voluntary cases under chapter 11 of the Bankruptcy Code2 (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, upon commencement of such Chapter 11 Cases, the Company will file the Plan and the Disclosure Statement, seek approval of the Disclosure Statement, and seek confirmation of the Plan, in each case, in accordance with the milestones and other terms set forth in the Restructuring Term Sheet;

WHEREAS, subject to the conditions set forth in this Agreement, certain Consenting Parties and/or their affiliates have agreed to provide, on a committed basis, the Company with superpriority debtor-in-possession financing (the “DIP Facility”) on terms set forth in the term sheet attached to this Agreement as Exhibit D (the “DIP Term Sheet”);

WHEREAS, among other things, the DIP Facility will fund the operations of the Company through the consummation of the Restructuring Transaction on the terms and subject to the conditions set forth in the DIP Term Sheet;

WHEREAS, subject to the conditions set forth in this Agreement, certain Consenting Parties and/or their affiliates have agreed to provide on a committed basis the Company with an exit financing term loan facility (the “Exit Facility”) on the terms set forth in the term sheet

[2]	“Bankruptcy Code” means title 11 of the United States Code, as amended.

attached to this Agreement as Exhibit E (the “Exit Facility Term Sheet” and, together with the DIP Term Sheet, the “Term Sheets”); and

WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Restructuring Transaction.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1.

Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties on the date:  (a) each of the Company Parties has executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Parties; (b) holders of 100% of the aggregate principal amount of all claims outstanding under the Term Credit Agreement (any such claims, the “Term Loan Claims”) have executed and delivered to the Company counterpart signature pages of this Agreement; (c) holders of 100% of the aggregate principal amount of all claims outstanding under the Second Lien Indenture (any such claims, the “Second Lien Claims”) have executed and delivered to the Company counterpart signature pages of this Agreement; and (d) the Ares Equity Holders have executed and delivered to the Company counterpart signature pages of this Agreement (such date, the “Agreement Effective Date”).

Section 2.

Exhibits and Schedules Incorporated by Reference.  Each of the exhibits to this Agreement (including, but not limited to, the Restructuring Term Sheet, the DIP Term Sheet, and the Exit Facility Term Sheet) and any schedules or annexes to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated into, and made a part of, this Agreement.  As used in this Agreement, all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

Section 3.	Definitive Documentation.

(a)The definitive documents and agreements governing the Restructuring Transaction (collectively, the “Definitive Documents”) shall consist of this Agreement and each of the following documents:

(i)the Plan (and all exhibits to the Plan);

(ii)the Disclosure Statement and the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”);

(iii)the order of the Bankruptcy Court (x) confirming the Plan, (y) approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and (z) approving the prepetition and/or postpetition solicitation of the Plan (the “Confirmation Order”);

(iv)all other documents that are contained in any supplements filed in connection with the Plan (collectively, the “Plan Supplement”);

(v)(1) the interim order or orders authorizing the use of cash collateral and the DIP Facility (each, an “Interim DIP Order”) and (2) the final order or orders authorizing the use of cash collateral and the DIP Facility (each, a “Final DIP Order” and together with each Interim DIP Order, collectively, the “DIP Orders”);

(vi)the post-petition debtor-in-possession credit agreement (the “DIP Credit Agreement”) for the DIP Facility to be entered into in accordance with the DIP Orders by the Company Parties, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith (together with the DIP Credit Agreement, collectively, the “DIP Loan Documents”);

(vii)the agreements memorializing any exit financing facilities, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with any exit financing (collectively, the “Exit Financing Documents”);

(viii)any documents relating to the formation, organization or governance of any Company Party or the rights of holders or interests, directly or indirectly, in any Company Party (collectively, the “Governance Documents”); and

(ix)the Hedge Party Restructuring Support Agreement dated as of October 26, 2018 (including all exhibits and schedules attached thereto, as each may be amended, restated, supplemented, or otherwise modified from time to time, the “Hedge RSA”) by and between the Company Parties and the Hedge Parties (as defined in the Hedge RSA), in their capacities as holders of claims arising under or related to the Debtors’ prepetition hedging and/or swaps program (the “Hedge Obligations”), including any market-to-market liability outstanding as of the Petition Date or any net claims arising out of any termination thereof on or prior to the Petition Date).

(b)Certain of the Definitive Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement.  Except as provided in the immediately succeeding sentence, all such Definitive Documents shall be in form and substance reasonably acceptable to the Company Parties and the Consenting Parties.  Notwithstanding the foregoing, (i) the Plan, the Plan Supplement (but excluding any Governance Documents in such Plan Supplement), the Disclosure Statement, the DIP Orders, the DIP Loan Documents, and the Exit Financing

Documents shall each be in form and substance satisfactory to the Consenting Parties and the Company Parties, each in their sole discretion, and (ii) each of the Governance Documents shall be in form and substance satisfactory solely to the Consenting Parties in their sole discretion.

Section 4.

Milestones.  As provided in and subject to Section 5.02, the Company shall implement the Restructuring Transaction in accordance with, and within the time contemplated for the satisfaction of, the milestones set forth in the Restructuring Term Sheet (the “Milestones”).  Each Milestone shall be subject to extension or waiver only in the sole discretion of the Consenting Parties.

Section 5.	Commitments Regarding the Restructuring Transaction.

5.01.Commitment of the Consenting Parties.

(a)From the Agreement Effective Date until the occurrence of a Termination Date (as defined in Section 12.05) applicable to the Consenting Parties, each of the Consenting Parties agrees (on a several but not joint basis) to:

(i)to the extent permitted to vote to accept or reject the Plan (and subject to the actual receipt by such Consenting Party of the Disclosure Statement and the Solicitation Materials, in each case, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code), vote each of its claims against the Company (including each of its Term Loan Claims, Second Lien Claims, and any other claims against the Company (such claims the “Debtor Claims”)) and any interests in the Company (such interests, the “Debtor Interests” and collectively with the Debtor Claims, the “Debtor Claims/Interests”) to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis;

(ii)negotiate in good faith the Definitive Documents and use reasonable best efforts to take any and all necessary and appropriate actions in furtherance of the Restructuring Transaction, the Plan and this Agreement;

(iii)use reasonable best efforts to support and take all actions necessary or appropriate to facilitate the solicitation, confirmation and consummation of the Restructuring Transaction and the Plan;

(iv)consent to and use reasonable best efforts to support the release, discharge, exculpation, and injunction provisions contained in the Definitive Documents and, if applicable, not “opt out” of such provisions in the Plan;

(v)not (A) object to or join in any objection to, and use reasonable best efforts to support approval of the Solicitation Materials, the Disclosure Statement Order, the DIP Orders, and the Confirmation Order, or (B) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or the Plan;

(vi)not change or withdraw (or cause to be changed or withdrawn) any vote(s) to accept the Plan.  However, if a Termination Date occurs before consummation of the

Restructuring Transaction, to the greatest extent permitted by law, all votes tendered by such Consenting Parties to accept the Plan shall be immediately revoked and deemed void ab initio in accordance with Section 12;

(vii)not (A) object to, delay, impede, or knowingly take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, (B) propose, file, support, or vote for any actual or proposed transaction involving any or all of (1) another financial and/or corporate restructuring of the Company, (2) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of the Company, or (3) a merger, acquisition, disposition, consolidation, business combination, joint venture, liquidation, dissolution, winding up, assignment for the benefit of creditors, recapitalization, refinancing, or similar transaction involving the Company, other than the Restructuring Transaction (each, an “Alternative Transaction”), or (C) support, encourage or direct any other person or entity to take any action prohibited by either (A) or (B) of this Section 5.01(a)(vii).

(b)Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan by any Consenting Party nor the acceptance of the Plan by any Consenting Party shall: (i) be construed to prohibit any Consenting Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the other Definitive Documents, complying with applicable law, or exercising any rights (including any consent and approval rights contemplated under this Agreement or the other Definitive Documents) or remedies specifically reserved in this Agreement or the other Definitive Documents; (ii) be construed to prohibit or limit any Consenting Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, during the period from the Agreement Effective Date until the occurrence of a Termination Date (as defined in Section 12.05) applicable to any Party (the “Effective Period”), such appearance and the positions advocated are not inconsistent with this Agreement; or (iii) impair or waive the rights of any Consenting Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.  For the avoidance of doubt, any delay or other effect on consummation of the Restructuring Transaction contemplated by the Plan caused by a Consenting Party’s opposition to: (x) any relief that is inconsistent (other than to a de minimis extent, but, in no event, if adverse to the Company Parties) with such Restructuring Transaction; (y) a motion by the Company to enter into, amend, modify, assume or reject an executory contract, lease, or other arrangement outside of the ordinary course of its business without obtaining the prior written consent of the Consenting Parties; or (z) any relief that is adverse to the interests of the Consenting Parties sought by the Company (or any other party) in violation of this Agreement, shall, in each case, not constitute a violation of this Agreement.

5.02.Commitment of the Company.

(a)From the Agreement Effective Date until the occurrence of a Termination Date applicable to the Company, the Company Parties agree, and agree to cause any of their direct and indirect subsidiaries to:

(i)negotiate in good faith all Definitive Documents and take any and all necessary and appropriate actions in furtherance of the Restructuring Transaction, the Plan, and this Agreement, including, but not limited to, the timely filing of the Plan, the Disclosure Statement, and any other pleadings or documents necessary to obtain confirmation of the Plan and approval of the Disclosure Statement with the Bankruptcy Court, the submission of verified declarations and other customary evidence in support of confirmation of the Plan and approval of the Disclosure Statement, and making available any expert witnesses and key management of the Company for any and all proceedings involving the Plan and Disclosure Statement;

(ii)seek orders of the Bankruptcy Court in respect of the Restructuring Transaction, including approval of the Solicitation Materials, the Disclosure Statement Order, the DIP Orders, and the Confirmation Order;

(iii)support and seek to consummate the Restructuring Transaction in accordance with this Agreement within the time-frames contemplated under this Agreement and in compliance with each Milestone.

(iv)negotiate, execute and deliver any other agreements necessary to effectuate and consummate the Restructuring Transaction;

(v)use reasonable best efforts to obtain any and all regulatory and/or third‑party approvals necessary or appropriate in connection with the Restructuring Transaction.  For the avoidance of doubt, for purposes of the foregoing sentence and Section 12.02(c), “reasonable best efforts” with respect to an undertaking means the obligation to take all actions that a reasonable person desirous of achieving the result in question would use in similar circumstances to achieve such result as expeditiously as practicable, and shall include, without limitation, the obligation to incur costs, expend resources, engage advisors of recognized standing, and instruct such advisors to take all reasonable actions necessary or advisable to attain the applicable result that is the object of the undertaking in question;

(vi)pay the reasonable and documented fees and expenses of the Consenting Parties as set forth in Section 13 of this Agreement;

(vii)timely file an objection with the Bankruptcy Court to any motion filed with the Bankruptcy Court by a party seeking the entry of an order: (1) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code); (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (3) dismissing any of the Chapter 11 Cases; or (4) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(viii)support and use commercially reasonable efforts to consummate the DIP Facility pursuant to the DIP Orders and the DIP Loan Documents (including the refinancing of the Term Loans with the DIP Loans);

(ix)timely file a formal objection, in form and substance acceptable to the Consenting Parties, to any motion, application, or adversary proceeding: (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Term Loan Claims or Second Lien Claims; or (B) asserting any other cause of action against and/or with respect or relating to such claims or the prepetition liens securing such claims;

(x)to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment that are consistent with this Agreement or otherwise acceptable to the Consenting Parties;

(xi)if the Company knows of a breach by any Company Party in respect of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement, furnish prompt written notice (and in any event within two (2) calendar days of such knowledge) to the Consenting Parties and promptly take all reasonably available remedial action necessary to cure such breach by any such Company Party;

(xii)in consultation with the Consenting Parties, timely file a formal response to any motion or other pleading filed with the Bankruptcy Court by any party objecting to approval of the Solicitation Materials, the Disclosure Statement Order, the DIP Orders, the Confirmation Order, or any other Definitive Documents contemplated under this Agreement;

(xiii)operate their business in the ordinary course, taking into account the Restructuring Transaction;

(xiv)not enter into an executory contract, lease, or other arrangement outside of the ordinary course of its business without obtaining the prior written consent of the Consenting Parties;

(xv)not assume or reject any executory contract or unexpired lease without obtaining the prior written consent of the Consenting Parties.

(xvi)(A) not modify, amend, supplement, waive any portion of, or terminate the Plan or any other Definitive Documents, in whole or in part, in a manner inconsistent (other than to a de minimis extent, but, in no event, in a manner adverse to the Company Parties) with this Agreement, subject to Section 14 of this Agreement, and (B) take any and all reasonably necessary and appropriate actions in furtherance and support of the effectuation of the transactions contemplated by, and the performance of the terms set forth in, the Hedge RSA (including, without limitation, by complying with the obligations of the Company Parties under the Hedge RSA and seeking to cause the other parties to the Hedge RSA to satisfy their respective obligations under such agreement); and

(xvii)not directly or indirectly:  (A) delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, or otherwise take any action which would, or which would reasonably be expected to, breach or be inconsistent with this Agreement; or (B) support, encourage or direct any other person or entity to take any action referred to in this Section 5.02(a)(xvii).

(b)Notwithstanding the foregoing Section 5.02(a) or any other provision of this Agreement, without limiting the rights and obligations of the Parties under Section 12 (including, without limitation, the Company’s termination rights under Section 12.02):

(i)Whether or not expressly so provided in this Agreement, the Company shall:

(A)

promptly keep the Consenting Parties fully informed of, and reasonably consult with the Consenting Parties with respect to: (1) the status and satisfaction of (or failure to satisfy) each Milestone; (2) any proposal, offer or expression of interest the Company receives for an Alternative Transaction; (3) any negotiations or discussions described in clauses (A), (B), or (C) of the final proviso of Section 5.02(b)(ii); and (4) any proposed budget, business plan, forecast, projection or valuation of, or relating to, the Company;

(B)

promptly (and, in any event, within one (1) business day) notify counsel to the Consenting Parties of the Company’s receipt of any proposal, offer or expression of interest regarding any Alternative Transaction or any proposal, offer, or expression of interest from any Qualifying Prospective Bidder (as defined below).  Any such notice shall include the material terms of such proposal, offer or expression of interest, including the identity of the person or group of persons involved, any written documentation evidencing such proposal, offer or expression of interest and any other information received relating to such proposal, offer or expression of interest; and

(C)

promptly (and, in any event, within one (1) business day) inform counsel to the Consenting Parties of (x) any determination by the Company’s board of directors (the “Board”) (I) pursuant to Section 12.02(b) that its continued support of the Restructuring Transaction would be a breach of its fiduciary duties under applicable law; or (II) pursuant to Section 5.02(c) that it is entitled to take any material action inconsistent with this Agreement or that it is entitled to refrain from taking any material action required by this Agreement with respect to the Restructuring Transaction as a result of applicable law or applicable fiduciary obligations under applicable law or (y) any material changes to any of the matters contemplated in clauses (A) and (B) of this Section 5.02(b)(i) (the foregoing matters contemplated in this Section 5.02(b)(i) collectively, the “Information Sharing and Consultation Rights”);

For purposes of Section 5.02(b)(i)(A), “promptly” shall mean at least three (3) business days in advance of the Company failing to attain any Milestone, the occurrence of any relevant development, acting or omitting to act with respect to any applicable matter or making any applicable decision or determination.

(ii)Immediately upon the Petition Date and thereafter, the Company: shall not (x) propose, file, seek, solicit, or support any Alternative Transaction, (y) induce or initiate any proposal, offer or expression of interest from any person or entity, or (z) enter into any agreement with, provide or otherwise make available any due diligence information (including, without limitation, through the provision of data site access) concerning the Company to, or engage in or continue any discussions or negotiations with, any person or entity concerning any Alternative Transaction, except as set forth in this Agreement.  Notwithstanding the foregoing:

(A)

The Company shall be entitled to at any time to engage in any discussions or negotiations with any creditor or shareholder of the Company regarding any matter.  However, any such creditor or shareholder must have entered into a non-disclosure agreement or otherwise be subject to a confidentiality obligation to the Company no less restrictive than the obligation imposed by the non-disclosure agreement in effect with the Consenting Parties.  Any such discussions or negotiations shall be subject to the Information Sharing and Consultation Rights.  In addition, notwithstanding the foregoing, in the event that any such discussions or negotiations relate to an Alternative Transaction, such discussions or negotiations shall in all respects be subject to the introductory paragraph of this Section 5.02(b)(ii), sub-clause (B) of this Section 5.02(b)(ii) and clauses (iii) and (iv) of this Section 5.02(b).

(B)

Immediately upon the Petition Date and thereafter, the Company shall be entitled to engage in any discussions or negotiations with, including providing data site access and due diligence information concerning the Company to, any party from which the Company receives a proposal, offer or expression of interest with respect to an Alternative Transaction after the Petition Date, only if the Company reasonably believes it is reasonably likely that (A) such party will make an unconditional proposal (other than any required regulatory and/or court approvals) that is of higher value from the perspective of the Company’s stakeholders than the Restructuring Transaction (a “Potentially Superior Proposal”) and (B) failure to further engage with such party in respect of such proposal, offer, or expression of interest would be inconsistent with the fiduciary duties of the directors then serving on the Board or applicable law (the foregoing parties, the “Qualifying Prospective Bidders”).

(iii)If the Company receives a Potentially Superior Proposal that did not result from a breach of Section 5.02(b) of this Agreement, then the Company may terminate this Agreement pursuant to Section 12.02(b) of this Agreement and enter into a definitive agreement with respect to such Potentially Superior Proposal.  However, prior to any such termination: (A) the Company must provide the Consenting Parties with reasonable advance written notice

(and, in any event, such notice shall be provided to the Consenting Parties not less than four (4) business days in advance) of the Company’s intent to so terminate this Agreement; (B) the Company shall negotiate in good faith with the Consenting Parties, to the extent the Consenting Parties wish to negotiate, with respect to any revisions to the terms of the Restructuring Transaction contemplated by this Agreement proposed by the Consenting Parties; and (C) in determining whether it may still under the terms of this Section 5.02 terminate this Agreement, the Board shall take into account any changes to the terms of the Restructuring Transaction proposed by the Consenting Parties and any other information provided by the Consenting Parties in response to such notice during such five business day period.  Any amendment to the financial terms or conditions or other material terms of any such Potentially Superior Proposal will be deemed to be a new Potentially Superior Proposal for purposes of this Section 5.02(b), including with respect to the notice period referred to in this Section 5.02(b), except that the four (4) business day period shall be three (3) business days for such purposes.

(iv)The Company shall not enter into any confidentiality or other agreement with, or subject itself to any confidentiality or other obligation in favor of, a party interested in an Alternative Transaction unless such party consents to the Company identifying and providing to counsel to the Consenting Parties (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 5.02(b).

(c) Nothing in this Agreement shall require the Company, the Board or any other person or entity, after consulting with external counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law. Provided the Board is acting consistent with its fiduciary obligations, any such action or inaction pursuant to this Section 5.02(c) shall not be deemed to constitute a breach of this Agreement.

5.03.Corporate Structuring Transactions.  Notwithstanding anything to the contrary in this Agreement, the Company shall reasonably cooperate with the Consenting Parties to structure the Restructuring Transaction (x) in a tax-efficient manner designed to preserve the Company’s favorable tax attributes for the benefit of the Company, as reorganized, and the new equity holders of the Company following the consummation of the Restructuring Transaction and (y) to enable the Company or its successor to emerge on the effective date of the Plan (the “Effective Date”) in the organizational form, and with the tax structure and tax elections, requested or consented to by the Consenting Parties.  Without limiting the foregoing, and subject to the prior consent of or at the express direction of the Consenting Parties, such tax related structuring may be effectuated through one or more of the following means (or such other means requested or consented to by the Consenting Parties): (a) on or prior to the Effective Date, the Company may effectuate internal corporate reorganizations (i) to preserve and/or house in a holding entity the Company’s favorable tax attributes, including, without limitation, the Company’s net operating losses, (ii) to contribute certain of the Company’s assets, or the assets of any other Company Party, to one or more subsidiaries, (iii) to convert into, transfer its assets to or cause the equity interests in it to be transferred to, in each case, a limited liability company or a limited partnership, and/or (iv) as a result of which the Consenting Parties hold a portion of their equity interests in the reorganized Company through a corporation (the “Corporation”) and another portion of such equity interests through a limited liability company or a limited partnership and

(y) the New Warrants (as defined in the Term Sheet) are issued by the Corporation; (b) on or prior to the Agreement Effective Date, the Consenting Second Lien Noteholders may sell or assign their Second Lien Claims (or the rights to receive the new common stock that such holders would receive under the Plan on account of such Second Lien Claims) to third-party investors, subject to the terms of this Agreement; and (c) on or after the Agreement Effective Date, the Company may issue new preferred equity or common equity to third-party investors.

Section 6.	Transfer of Debtor Claims/Interests.

(a)During the Effective Period, no Consenting Party shall sell, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership3) in the Debtor Claims/Interests to any party (other than to an Investment Affiliate4 of such Consenting Party or to an entity that is controlled by or is under common control with such Consenting Party), unless the intended transferee executes and delivers to counsel to the Company and counsel to the Consenting Parties on the terms set forth below an executed form of the transfer agreement in the form attached to this Agreement as Exhibit B (a “Transfer Agreement”) (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(b)Notwithstanding Section 6(a): (i) the foregoing provisions shall not preclude a Consenting Party from settling or delivering securities or bank debt that would otherwise be subject to the terms of this Agreement to settle any confirmed transaction pending as of the date of such Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such securities or bank debt so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement; and (ii) a Qualified Marketmaker5 that acquires any Debtor Claims/Interests subject to this Agreement shall not be required to execute and deliver to counsel a Transfer Agreement in respect of such Debtor Claims/Interests if (A) such Qualified Marketmaker transfers such Debtor Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a transferee that is an entity that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor; (B) the transferee otherwise is a Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement); and (C) the transfer otherwise is a Permitted Transfer.

[3]

As used in this Agreement, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims/Interests or the right to acquire such claims or interests.

[4]

As used in this Agreement, “Investment Affiliate” means and refers to any entity that (x) is organized by a holder of Debtor Claims/Interests or an affiliate thereof for the purpose of making equity or debt investments in one or more companies and/or is managed by, controlled by, or under common control with, a holder of Debtor Claims/Interests or an affiliate thereof, (y) is an “accredited investor” within the meaning of Rule 501(a)(1), (3) or (7) of Regulation D promulgated under the Securities Act and (z) is not a disqualified person under Rule 506(d) of Regulation D promulgated under the Securities Act.

[5]

As used in this Agreement, the term “Qualified Marketmaker” means an entity that holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company.

(c)This Agreement shall in no way be construed to preclude any Consenting Party from acquiring additional Debtor Claims/Interests or effecting a Transfer of all or a portion of its Debtor Claims/Interests to an Investment Affiliate of such Consenting Party or an entity controlled by or under common control with such Consenting Party.  However: (i) any such Consenting Party or entity that acquires Debtor Claims/Interests, as applicable, after the Agreement Effective Date shall promptly notify counsel to the Company of such acquisition including the amount of such acquisition, who shall then promptly notify counsel to the Consenting Parties; and (ii) such Debtor Claims/Interests shall automatically and immediately upon acquisition by such Consenting Party or entity, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company or counsel to the Consenting Parties) and subsequent Transfers shall be subject to this Section 6.

(d)Upon the completion of any Transfer of Debtor Claims in accordance with this Section 6, the transferee shall be deemed a Consenting Party under this Agreement with respect to such transferred rights, obligations and claims and the transferor of such Debtor Claims shall be deemed to relinquish its rights and claims (and be released from its obligations under this Agreement) with respect to such transferred Debtor Claims.

(e)Any Transfer of any Debtor Claims/Interests made in violation of this Section 6 shall be void ab initio and of no force and effect and shall not create any obligation or liability of any Consenting Party or the Company to the purported transferee.

Section 7.

Representations and Warranties of Consenting Parties.  Each Consenting Party, severally, and not jointly, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement:

(a)it is the beneficial owner of the face amount of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims/Interests, as reflected on such Consenting Party’s signature page to this Agreement (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

(b) such Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Consenting Parties’ ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(c)it has the full power and authority to act on behalf of, vote, and consent to matters concerning the Owned Debtor Claims/Interests;

(d)it is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act’), (iii) a Regulation S non-U.S. person, or (iv) the foreign equivalent of (i) or (ii) above.

Section 8.

Representations and Warranties of the Company.  Each Company Party, severally, and not jointly, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement and as of the Effective Date:

(a)none of the Company Parties or any of their subsidiaries is in violation or default of: (i) any provision of its respective organizational documents; (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, in any material respect;

(b)the Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended;

(c)the Gastar Exploration, Ltd. Employee Change of Control Severance Plan (the “CIC Severance Plan”) has been duly terminated and the Company has no continuing obligations under the CIC Severance Plan;

(d)all employment and other agreements providing any party with a right to payment under the CIC Severance Plan have been duly terminated; and

(e)except as disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission or as set forth on Schedule 1 to this Agreement, no Company Party has any material contingent liabilities, non-compete agreements, MFN agreements, continuing indemnification obligations or other material obligations (aside from the Hedge Obligations or those obligations under the Second Lien Notes or the Term Credit Agreement) that would be accelerated, or rights that would be lost, upon the occurrence of a change of control or the commencement of the Chapter 11 Cases.

Section 9.

Mutual Representations and Warranties.  Each (i) Consenting Party, severally, and not jointly, and (ii) Company Party, on a joint and several basis,  represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement:

9.01.Enforceability.  It is validly existing and in good standing under the laws of the state of its organization.  This Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9.02.No Consent or Approval.  Except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transaction contemplated by, and perform the respective obligations under, this Agreement.

9.03.Power and Authority.  Except as expressly provided in this Agreement and subject to applicable law, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transaction contemplated by, and perform its respective obligations under, this Agreement.  Each of the Definitive Documents will be duly authorized and, assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, when executed and delivered by each Party, will constitute a legal, valid, binding instrument enforceable against the Parties in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

9.04.Governmental Consents.  Except as expressly set forth in this Agreement and with respect to the Company’s execution and performance of this Agreement (and subject to any necessary Bankruptcy Court approval, if applicable, and/or regulatory approvals associated with the Restructuring Transaction), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

9.05.No Conflicts.  The execution, delivery, and performance of this Agreement does not and shall not: (a) conflict with any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (b) conflict with, breach, or result in a default under its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, breach, or result in a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring Transaction.

9.06.Fiduciary Duties.  It has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

9.07.Other Representations.  It has sufficient knowledge and experience to evaluate properly the terms and conditions of the Restructuring Term Sheet, the Plan, and this Agreement.  It has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

Section 10.

Acknowledgement.  Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.  The Company will not solicit acceptances of any Plan from Consenting Parties in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 11.	Cooperation and Support.

(a)The Company shall provide the Consenting Parties with reasonable advance notice of and an opportunity to review and comment on all Definitive Documents and any related notices and instruments.  Such Definitive Documents shall be subject to the consent and approval rights of the Company and the Consenting Parties set forth in Section 3 of this Agreement.

(b)At least five (5) days before the date on which the Company commences the Chapter 11 Cases in accordance with the terms of the Restructuring Term Sheet and this Agreement, the Consenting Parties shall be furnished with and have a reasonable opportunity to review and comment on the Company’s drafts of the first-day pleadings (the “First Day Pleadings”).  The Company shall use commercially reasonable efforts to incorporate any comments of the Consenting Parties to the First Day Pleadings.

(c)Additionally, during the Effective Period, the Company will use commercially reasonable efforts to provide draft copies of any additional process letters as well as all material motions, pleadings, and documents other than the First Day Pleadings that the Company intends to file with the Bankruptcy Court, in each case, to counsel to the Consenting Parties at least two (2) days before the date on which Company intends to distribute or file such materials.  To the extent such documents do not constitute Definitive Documents (which shall be subject to the consent and approval rights of the Company and the Consenting Parties as set forth in Section 3 of this Agreement), the Company shall consult in good faith with, and reasonably consider for incorporation any comments of, counsel to the Consenting Parties regarding the form and substance of such documents.

(d)The Company shall: (i) promptly (and, in any event, within five (5) business days) provide to the Consenting Parties’ advisors timely, accurate and complete responses to all reasonable due diligence requests, including those relating to the Consenting Parties’ evaluation of the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs; and (ii) promptly (and, in any event, within three (3) business days) notify counsel to the Consenting Parties of any governmental or third party litigations, investigations, regulatory actions or hearings against or involving any of the Company Parties.

Section 12.	Termination Events.

12.01.Consenting Party Termination Events.  So long as the Consenting Parties have not failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission or delay on the part of any Company Party in violation of its obligations under this Agreement), this Agreement may be terminated by the Consenting Parties pursuant to this Section 12.01 upon prior written notice delivered in accordance with Section 16.09 of this Agreement, upon the occurrence and continuation of any of the following events (each, a “Consenting Party Termination Event”):

(a)the failure to meet any of the Milestones unless: (i) such failure is the result of any act, omission, or delay on the part of the Consenting Parties in material violation of their obligations under this Agreement; or (ii) such Milestone previously has been waived by the Consenting Parties in accordance with Section 4;

(b)the occurrence of any act, event or omission that provides the Consenting Parties with a termination right specified in the Restructuring Term Sheet;

(c)the occurrence of a breach (other than a de minimis breach, but, in no event, a breach that is adverse to the Company Parties) of this Agreement by any Party other than the Consenting Parties.  However, if such breach is capable of being cured, the breaching Party shall have ten (10) calendar days following written notice from the Consenting Parties of the occurrence thereof to cure such breach;

(d)the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have the effect of preventing consummation of all or a material portion of the Restructuring Transaction.  However, the Company shall have thirty (30) calendar days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring Transaction in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement;

(e)the (i) conversion of one or more of the Chapter 11 Cases of the Company Parties to a case under chapter 7 of the Bankruptcy Code, (ii) dismissal of one or more of the Chapter 11 Cases of the Company Parties, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Consenting Parties, or (iii) appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) or (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(f)without the prior consent of the Consenting Parties, any Company Party: (i) amends, supplements, waives any portion of, terminates or modifies, or files a pleading seeking authority to amend, supplement, waive any portion of, terminate or modify, the Definitive Documents; (ii) suspends or revokes the Restructuring Transaction; or (iii) publicly announces its intention to take any such action specified in Sub-Clauses (i) and (ii) of this subsection.  Notwithstanding the foregoing, all Definitive Documents shall remain subject to the consent and approval standards set forth in Section 3 of this Agreement, and, to the extent applicable, the additional obligations with respect to the Definitive Documents set forth in Section 5.02(a);

(g)any of the Definitive Documents do not comply with Section 3 of this Agreement or any other document or agreement necessary to consummate the Restructuring Transaction is not reasonably satisfactory to the Consenting Parties;

(h) any Company Party makes any filing in support of or seeking authority to, enters into an agreement with respect to or consummates, or announces its support for (i) any Alternative Transaction or that it will file any plan of reorganization other than the Plan, or (ii) the sale of any material assets (other than as provided for in the Plan), in each case, without the prior written consent of the Consenting Parties;

(i)the Bankruptcy Court enters any order authorizing the use of cash collateral or post-petition financing that is not consistent (other than to a de minimis extent, but, in no event,

in a manner adverse to the Company Parties) with this Agreement or otherwise consented to by the Consenting Parties;

(j)the Company’s failure to consummate the DIP Facility;

(k)the occurrence of any Event of Default under the DIP Loan Documents, or the DIP Orders, as applicable, that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof;

(l)a breach by any Company Party of any representation or warranty of such Company Party set forth in Section 9 of this Agreement that has had, or would reasonably be expected to have, a material adverse effect on the consummation of the Restructuring Transaction that (to the extent curable) remains uncured for a period of ten (10) business days after the receipt by the Company of written notice and description of such breach from any other Party;

(m)any Company Party files a motion, application, or adversary proceeding (or any Company Party or other Party supports any such motion, application, or adversary proceeding filed or commence by any third party) (i) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, the Term Loan Claims or the Second Lien Claims, or (ii) asserting any other cause of action against and/or with respect or relating to such claims or the prepetition liens securing such claims;

(n) any Company Party determines or announces that: (i) pursuant to Section 12.02(b) that its continued support of the Restructuring Transaction would be a breach of its fiduciary duties under applicable law; or (ii) pursuant to Section 5.02(c) that it is entitled to take any material action or that it is entitled to refrain from taking any material action with respect to the Restructuring Transaction as a result of applicable law or applicable fiduciary obligations under applicable law;

(o)any Company Party terminates its obligations under and in accordance with Section 12.02 of this Agreement;

(p)the Bankruptcy Court enters an order terminating any of the Company Parties’ exclusive right to file a plan or plans of reorganization or to solicit acceptances of such plan or plans pursuant to section 1121 of the Bankruptcy Code;

(q)the DIP Orders or any of the orders confirming the Plan or approving the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified (other than to a de minimis extent, but, in no event, in a manner adverse to the Company Parties), or amended (other than to a de minimis extent, but, in no event, in a manner adverse to the Company Parties) without the consent of the Consenting Parties or a motion for reconsideration, reargument, or rehearing with respect to such orders has been filed and the Company has failed to timely object to such motion;

(r)the Bankruptcy Court enters an order denying confirmation of the Plan.  However, the Consenting Parties may not exercise the termination right set forth in this Section 12.01(r) until five (5) business days after the entry of such order;

(s)the occurrence of a Maturity Date (as defined in the DIP Credit Agreement); or

(t)the date on which the Consenting Parties deliver a notice to the Company Parties (which notice may be in the form of an e-mail to counsel to the Company Parties) stating that the Consenting Parties are terminating the Agreement based on their due diligence investigation of the Company Parties and the Consenting Parties’ conclusion that such investigation reveals information that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, properties, liabilities, operating results and/or operations of the Company Parties or (b) would, or would reasonably be expected to, prevent or materially impair the consummation of the Restructuring Transaction (any such termination, a “Diligence Termination”).  For purposes of sub-clause (a) in the preceding sentence, the Parties acknowledge and agree that “material adverse effect” shall mean an adverse effect, individually or in the aggregate with one or more other adverse effects, that causes the Company Parties to expend or incur costs, expenses or other obligations, or suffer or incur a loss or diminution in value, equal to or greater than $1,000,000.  Notwithstanding the foregoing, so long as the Company has promptly and timely provided due diligence materials in response to reasonable requests for the same made by the Consenting Parties, the Consenting Parties may exercise the Diligence Termination only until the date that is fifteen (15) days following the Agreement Effective Date.

The Interim DIP Order will provide that the Consenting Parties are authorized to take any steps necessary (including, without limitation, sending any notice contemplated under this Agreement) to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law.  In the event of such termination, no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Consenting Parties.  Following the commencement of the Chapter 11 Cases and until such time as the Interim DIP Order (which includes the foregoing provision) is entered, the occurrence of any Consenting Party Termination Event in this Section 12.01 shall result in the automatic termination of this Agreement five (5) days following such occurrence unless waived in writing by the Consenting Parties.

12.02.Company’s Termination Events.  So long as no Company Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission, or delay on the part of the Consenting Parties in violation of their obligations under this Agreement), the Company may terminate this Agreement as to all Parties upon prior written notice, delivered in accordance with Section 16.09 of this Agreement, upon the occurrence of any of the following events:

(a)A material breach by any of the Consenting Parties of any provision set forth in this Agreement that has had, or would reasonably be expected to have, a material adverse impact on the consummation of the Restructuring Transaction that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Consenting Parties of notice of such material breach;

(b)after consultation with external counsel, the Board determines that proceeding with the Restructuring Transaction would be inconsistent with applicable law or its fiduciary duties under applicable law and that failure to terminate this Agreement would be inconsistent with the exercise of its fiduciary obligations or applicable law.  However, the Company acknowledges that Section 5.02(b) of this Agreement applies to any deliberation regarding or decision to exercise its termination right set forth in this Section 12.02(b);

(c)the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any ruling or order enjoining the consummation of all or a material portion of the Restructuring Transaction, so long as the Company has made reasonable best efforts to cure, vacate, reverse, or have overruled such ruling or order prior to terminating this Agreement; or

(d) the Bankruptcy Court enters an order denying confirmation of the Plan.  However, the Company may not exercise the termination right set forth in this Section 12.02(d) until five (5) business days after the entry of such order.

12.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among each of the Company and the Consenting Parties.

12.04.Termination upon Completion of the Restructuring Transaction.  This Agreement shall terminate automatically without any further required action or notice on the Effective Date.

12.05.Effect of Termination.  The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, and/or 12.04 shall be referred to as a “Termination Date.”  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force or effect with respect to such Party.  Each Party subject to such termination shall: (a) be released from its commitments, undertakings, and agreements under or related to this Agreement; (b) have the rights and remedies that it would have had, had it not entered into this Agreement; and (c) be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement.   The termination of this Agreement with respect to any Party shall not relieve or absolve any Party of any liability for any breaches of this Agreement that preceded the termination of the Agreement.  Upon the occurrence of a Termination Date with respect to the Consenting Parties, any and all consents or ballots tendered by such Consenting Parties shall be deemed, for all purposes, to be null and void ab initio to the fullest extent permitted by law and shall not be used in any manner in connection with the Restructuring Transaction or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit a Company Party or any of the Consenting Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Party, or the ability of any Consenting Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Party.  Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.

Fees and Expenses.  Upon receipt of a request for payment, the Company shall promptly pay and reimburse all reasonable and documented fees and out-of-pocket fees and expenses of the Consenting Parties, including the fees and expenses of all attorneys, accountants, advisors, consultants, and other professionals of the Consenting Parties (regardless of whether such fees and expenses are incurred before or after the Petition Date).

Section 14.

Amendments; Consents and Waivers.  This Agreement (including the Exhibits and Schedules), may not be modified, amended, or supplemented in any manner except in writing signed by the Company and each of the Consenting Parties.  Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.  For the purposes of this Agreement and the Restructuring Term Sheet, notwithstanding anything to the contrary in this Agreement or the Restructuring Term Sheet any consent, waiver or exercise of discretion by the Consenting Parties required under the Agreement or the Restructuring Term Sheet will be effective only upon the consent, waiver or exercise of such discretion by the (i) the Required Lenders, (ii) the Required Noteholders, and (iii) the Ares Equity Holders.

Section 15.

Fiduciary Duties.  Nothing in this Agreement shall create any fiduciary duty, or agent relationship, of any of the Consenting Parties to each other, the Company or any of the Company’s creditors or other stakeholders.

Section 16.	Miscellaneous.

16.01.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters in this Agreement specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transaction, as applicable.

16.02.Complete Agreement.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings, whether oral or written, among the Parties with respect thereto.

16.03.Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision of this Agreement.

16.04.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement, each Party:  (a)

irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party to this Agreement or constitutional authority to finally adjudicate the matter.  Notwithstanding the foregoing, if the Company Parties commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

16.05.Trial by Jury Waiver.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.06.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery. Each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.07.Interpretation and Rules of Construction.  This Agreement is the product of good faith negotiations among the Company and the Consenting Parties.  Consequently, this Agreement shall be enforced and interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.  The Company and the Consenting Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.  For the purposes of this Agreement, the term “including” shall mean “including, without limitation,” whether or not so specified.

16.08.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

16.09.Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, TX 7710

Attention:  Michael A. Gerlich

      mgerlich@gastar.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:  Ross M. Kwasteniet, P.C.
      ross.kwasteniet@kirkland.com

      Douglas E. Bacon, P.C.

douglas.bacon@kirkland.com

John R. Luze

      john.luze@kirkland.com

(b)if to the Consenting Parties, to:

The address set forth on each such Consenting Party’s signature page (or as directed by any transferee of such Consenting Party), as the case may be.

With a copy to counsel to the Consenting Parties (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067

Attention:  Paul S. Aronzon

      paronzon@milbank.com

      Thomas R. Kreller

      tkreller@milbank.com

      Adam Moses

      amoses@milbank.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.  For purposes of this Agreement, any consents or approvals of the Consenting Parties may be provided by counsel to the Consenting Parties.

16.10.Waiver.  If the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transaction, or the payment of damages to which a Party may be entitled under this Agreement.

16.11.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party.  Consequently, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.12.Relationship Among Parties.  Notwithstanding anything in this Agreement to the contrary, the agreements, representations, warranties, and obligations of the Consenting Parties under this Agreement are, in all respects, several and not joint, and are made in favor of the Company only and not in favor of or for the benefit of any other Consenting Party.  The agreements, representations and obligations of the Company Parties under this Agreement are, in all respects, joint and several.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other Entity.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.  Any breach of this Agreement by a Consenting Party shall not result in liability for any other Consenting Party.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.  The Parties to this Agreement acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the Consenting Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.  No action taken by any Consenting Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Parties are in any way acting in concert or as such a “group.”

16.13.Reservation of Rights.

(a)Except as expressly provided in this Agreement or the Restructuring Term Sheet, including Section 5.01 and Section 5.02 of this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect, preserve, and assert its rights, remedies, defenses, claims and interests against or with respect to any of the other Parties.

(b)Without limiting Section 12.05 and Sub-Clause (a) of this Section 16.13 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement, or if this Agreement is terminated for any reason, nothing shall be construed in this Agreement as a waiver by any Party of any or all of such Party’s rights, remedies, defenses, claims and interests.  Each of the Parties expressly reserves and preserves any and all of its respective rights, remedies, defenses, claims, and interests, subject to Section 16.10 of this Agreement.  This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession of any kind or nature by any Party, including, but not limited to, with respect to: (i) the valuation of any Company Party or any business of any Company Party; or (ii) the nature, priority, extent, validity and/or perfection of the Consenting Parties’ respective liens on, claims against or interests in any Company Party’s property or assets.

(c)Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to be, or construed as, a waiver or release of: (i) any secured claim or any unsecured deficiency claim held by any Consenting Term Lender or any Consenting Second Lien Noteholder; (ii) any claim in respect of the Applicable Premium (as defined in the Term Credit Agreement) (a “First Lien Make-Whole Claim”); (iii) any claim in respect of damages from the breach of the “no-call” protections set forth in the Second Lien Indenture (including in section 4.04 of the Second Lien Indenture), including but not limited to amounts in respect of yield protection (a “Second Lien Yield Protection Claim”); (iv) the right of any Consenting Term Lender or any Consenting Second Lien Noteholder to assert any such secured claim, unsecured deficiency claim, First Lien Make-Whole Claim or Second Lien Yield Protection Claim, including but not limited to the right to credit bid all or a portion of any such claims in accordance with section 363(k) of the Bankruptcy Code; or (v) the right of any Consenting Term Lender or any Consenting Second Lien Noteholder to assert that its claims are fully secured or that it is entitled to payment in full from the collateral securing its claims.  Subject to the express terms of this Agreement, any and all secured claims, unsecured deficiency claims, First Lien Make-Whole Claims or Second Lien Yield Protection Claims of any Consenting Term Lender or any Consenting Second Lien Noteholder and the rights to assert such secured claims, unsecured deficiency claims, First Lien Make-Whole Claims and Second Lien Yield Protection Claims are expressly reserved and preserved.

16.14.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.15.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative.  The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.16.Additional Parties.  Without in any way limiting the requirements of Section 6 of this Agreement, additional holders of Debtor Claims/Interests may elect to become Parties to this Agreement upon execution and delivery to the other Parties of a Joinder Agreement in the form attached to this Agreement as Exhibit C.  Each such additional Party shall (a) become a Consenting Party under this Agreement in accordance with the terms of this Agreement, (b) be bound by the terms and conditions of this Agreement, and (c) be deemed to make all representations and warranties contained in this Agreement as of the date of the execution and delivery of such Joinder Agreement.

16.17.Other Support Agreements.  Until a Termination Date with respect to the Company, the Company shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s balance sheet or assets unless such support agreement is consistent in all respects with the Restructuring Term Sheet and is acceptable to the Consenting Parties in their sole discretion.

16.18.Confidentiality.  The terms of any existing confidentiality agreements executed by and among any of the Parties as of the date of this Agreement shall remain in full force and effect in accordance with their terms.  Except as required by applicable law, rule, or regulation or as ordered by the Bankruptcy Court or other court of competent jurisdiction, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Consenting Party without such Consenting Party’s prior written consent.  However, the Company may publicly disclose the aggregate holdings of all Consenting Parties.

16.19.Consent Rights Preserved.  Notwithstanding any provision in any order approving any First Day Pleading or any other order that grants the Company discretion to take any action that is subject to consent or approval rights of the Consenting Parties hereunder, the entry of such order shall not be deemed a waiver of such consent or approval rights hereunder.

16.20.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
NORTHWEST PROPERTY VENTURES LLC
By:	/s/ Michael A. Gerlich

Debtor Signature Page to Restructuring Support Agreement

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

By: AF V ENERGY I AIV GP, L.P.

as general partner

By:/s/ Gary Levin

Name: Gary Levin

Title: Authorized Signer

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims (if any)	$0.00
Second Lien Claims (if any)	$0.00
[Existing Common Equity] (if any)]	56,712,088 shares

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

By: AF V ENERGY I AIV GP, L.P.

as general partner

By:/s/ Gary Levin

Name: Gary Levin

Title: Authorized Signer

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims (if any)	$0.00
Second Lien Claims (if any) in principal amount	$162,500,000.00
Existing Common Equity (if any)	0 shares

Execution Version

AF V ENERGY I HOLDINGS, L.P.,

as Consenting Term Lender

By:/s/ Gary Levin

Name: Gary Levin

Title: Authorized Signer

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims (if any) in principal amount at @	$ 283,851,332.61
Second Lien Claims (if any) 10/1/2018	$0.00
Existing Common Equity (if any)	0 shares

Consenting Party Signature Page to Restructuring Support Agreement

Execution Version

SCHEDULE 1 to
the Restructuring Support Agreement

Consenting Party Signature Page to Restructuring Support Agreement

EXHIBIT A to
the Restructuring Support Agreement

Restructuring Term Sheet

3

Gastar Exploration Inc.

RESTRUCTURING TERM SHEET

October 26, 2018

This term sheet (the “Restructuring Term Sheet”) summarizes the material terms and conditions of certain transactions in connection with a potential restructuring (the “Restructuring Transaction”) of the capital structure and financial obligations of Gastar Exploration Inc., a Delaware corporation (“Gastar”), and its subsidiary.  The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transaction.  This Restructuring Term Sheet is attached to and made a part of the Restructuring Support Agreement (as amended, modified or supplemented from time to time, the “RSA”), dated as of October 26, 2018, by and among the Company and the Consenting Parties (as each such term is defined below).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR PROPOSAL WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY chapter 11 PLAN. THE PARTIES TO THIS TERM SHEET ACKNOWLEDGE AND AGREE THAT ANY SUCH  OFFER, PROPOSAL OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW.  THIS RESTRUCTURING TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING.  THE ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THIS RESTRUCTURING TERM SHEET ARE SUBJECT IN ALL RESPECTS TO THE NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS RESTRUCTURING TERM SHEET AND OTHERWISE ACCEPTABLE TO THE COMPANY AND THE CONSENTING PARTIES AS WELL AS THE SATISFACTORY COMPLETION OF DUE DILIGENCE BY THE CONSENTING PARTIES IN THEIR SOLE DISCRETION.  THIS RESTRUCTURING TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY.  ACCORDINGLY, THIS TERM SHEET IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.  THIS RESTRUCTURING TERM SHEET AND THE INFORMATION CONTAINED IN THIS RESTRUCTURING TERM SHEET ARE STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE CONSENTING PARTIES OR THEIR COUNSEL.

OVERVIEW

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Parties to the Restructuring

Company:  Gastar; Northwest Property Ventures LLC; and any other future subsidiaries of Gastar (collectively, the “Company”).

Term Lender:  AF V Energy I Holdings, L.P., as a lender (the

“Consenting Term Lender”) under the Third Amended and Restated Credit Agreement, dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Term Credit Agreement”), by and among Gastar, as Borrower, the Guarantors specified in the Term Credit Agreement or in related transaction documentation, the Lenders from time to time party to the Term Credit Agreement and Wilmington Trust, National Association, as administrative agent (the “Term Agent”).

Second Lien Noteholders:  The entities identified on Annex 1 attached to this Restructuring Term Sheet, in their capacities as holders of the notes (the “Second Lien Notes”) (in such capacities, the “Consenting Second Lien Noteholders”) issued pursuant to the Indenture dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Second Lien Indenture”), by and among Gastar, as issuer, the Guarantors specified in the Second Lien Indenture or in related transaction documentation, and Wilmington Trust, National Association, as trustee and collateral agent (the “Second Lien Trustee”).

Ares Equity Holders:  The entities identified on Annex 1 attached to this Restructuring Term Sheet, in their capacities as holders of Gastar’s outstanding common shares (such common shares, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire Gastar’s currently outstanding equity, the “Existing Common Equity”) (in such capacities, the “Ares Equity Holders”; together with the Consenting Term Lender and the Consenting Second Lien Noteholders, the “Consenting Parties”).

The Company and each of the Consenting Parties is referred to in this Restructuring Term Sheet as a “Party”, and they are collectively referred to in this Restructuring Term Sheet as the “Parties”.

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Restructuring Transaction Overview

The Restructuring Transaction shall be implemented pursuant to a “prepackaged” chapter 11 plan of reorganization (as may be amended or supplemented from time to time, the “Plan”), which shall provide for a balance sheet restructuring consistent with the Economic Terms (as defined below) and other terms set forth in this Restructuring Term Sheet.  The Company shall commence cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and file the Plan.  The Plan will be subject to certain milestones (the “Milestones”) set forth in this Restructuring Term Sheet.

The Company will commence solicitation of the Plan prior to the commencement of the Chapter 11 Cases and, in any event, by no later than October 26, 2018.  In connection with such solicitation,

the Company shall prepare and deliver to all classes of claims entitled to vote on the Plan a disclosure statement relating to the Plan (as may be amended or supplemented from time to time, the “Disclosure Statement”).

The Restructuring Transaction will be financed by:  (i) consensual use of cash collateral; and (ii) an approximately $383.9 million superpriority debtor-in-possession financing to be provided by one or more of the Consenting Parties and/or affiliates thereof substantially on terms and subject to conditions set forth in the term sheet attached to the RSA as Exhibit D (the “DIP Term Sheet”).

In accordance with the terms and conditions described in Section 5.02(b) of the RSA, the Economic Terms are subject to a Potentially Superior Proposal (as defined in the RSA).

Each of the Milestones shall be subject to extension or waiver in the sole discretion of the Consenting Parties.

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A “DIP Toggle Event” shall have occurred upon (a) the occurrence of an Event of Default (as defined in the DIP Term Sheet) and (b) the delivery to the Company and filing on the docket of the Chapter 11 Cases, in each case by the Majority DIP Lenders (as defined in the DIP Term Sheet) or DIP Agent at the direction of the Majority DIP Lenders, of a notice stating that the DIP Toggle Event has occurred.  The notice referred to in the preceding sentence is referred to herein as a “DIP Toggle Notice.”

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“Other Secured Claims” means any claim against the Company (other than the Term Loan Claims, the Second Lien Claims, the Hedge Claims and the Statutory Lien Claims) that is:  (a) secured by a lien on property in which the Company has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Company’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

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Economic Terms

The Plan shall provide for the following classification and principal economic treatment (the “Economic Terms”) of claims against and interests in the Company, provided that a DIP Toggle Event[6] has not occurred:

i.DIP Claims:  On the effective date of the Chapter 11 Cases (the “Effective Date”), all obligations under the DIP Facility (including, but not limited to, any outstanding obligations relating to the Term Loan Refinancing) (collectively, the “DIP Claims”) shall be treated as follows:

a. first, the DIP Claims shall be refinanced in accordance with the treatment set forth below under the caption “Exit Facility; Refinancing of DIP Facility and Term Facility;”

b. second, any amount of the DIP Claims that is not refinanced pursuant to clause (a) immediately above (such amount the “Remaining DIP Claims”) shall be exchanged for its pro rata share of 100% of the new common equity of the reorganized Company (or a newly formed or other entity to be mutually agreed) (which equity may take the form of equity interest in a limited liability company or in a limited liability partnership or stock in a corporation, the “New Common Equity”), subject to dilution on account of, as applicable, the New Warrants (as defined below) and the Management Incentive Plan (as defined below).

For purposes of the treatment of the DIP Claims, “pro rata” shall mean the proportion of (i) the Remaining DIP Claims to (ii) the sum of (a) the Equitized Senior Obligations (as defined below), which amount, if a DIP Toggle Event has occurred, shall include the Senior Additional Amount (as defined below) for the purposes of this calculation, plus (b) the Second Lien Claims (as defined below), which amount, if a DIP Toggle Event has occurred, shall include the Second Lien Additional Amount (as defined below) for the purposes of this calculation, plus, solely upon the occurrence of a DIP Toggle Event, (c) the General Unsecured Claims (as defined below).

ii.Term Credit Agreement:  On the Effective Date, all obligations under or in respect of the Term Credit Agreement (the “Term Loan Claims”) shall be treated as follows:

a. first, the Term Loan Claims shall be refinanced as set forth below under the caption “Exit Facility; Refinancing of DIP Facility and Term Facility;”

b. second, any amount of the Term Loan Claims that is not refinanced pursuant to clause (a) immediately above (such amount, the “Remaining Term Loan Claims,” together with the Remaining DIP Claims, the “Equitized Senior Obligations”) shall be exchanged for its pro rata share of 100% of the New Common Equity, subject to dilution on account of, as applicable, the New Warrants and the Management Incentive Plan.

For purposes of the treatment of the Term Loan Claims, “pro rata” shall mean the proportion of (i) the Remaining Term Loan Claims, which amount, if a DIP Toggle Event has occurred, shall include the Senior Additional Amount for the purposes of this calculation, to (ii) the sum of (a) the Equitized Senior Obligations, which amount, if a DIP Toggle Event has occurred, shall include the Senior Additional Amount for the purposes of this calculation, plus (b) the Second Lien Claims, which amount, if a DIP Toggle Event has occurred, shall include the Second Lien Additional Amount for the purposes of this calculation, plus, solely upon the occurrence of a DIP Toggle Event, (c) the General Unsecured Claims.

iii.Second Lien Indenture:  On the Effective Date, all obligations under or in respect of the Second Lien Indenture (the “Second Lien Claims”) shall be exchanged for a pro rata share of 100% of the New Common Equity, subject to dilution on account of, as applicable, the New Warrants and the Management Incentive Plan.

For purposes of the treatment of the Second Lien Claims, “pro rata” shall mean the proportion of (i) the Second Lien Claims, which amount, if a DIP Toggle Event has occurred, shall include the Second Lien Additional Amount for the purposes of this calculation, to (ii) the sum of (a) the Equitized Senior Obligations (as defined below), which amount, if a DIP Toggle Event has occurred, shall include the Senior Additional Amount for the purposes of this calculation, plus (b) the Second Lien Claims, which amount, if a DIP Toggle Event has occurred, shall include the Second Lien Additional Amount for the purposes of this calculation, plus, solely upon the occurrence of a DIP Toggle Event, (c) the General Unsecured Claims.

iv.Administrative Claims:  On the Effective Date, any claims incurred for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (“Administrative Claims”) shall receive payment in full in cash.  For the avoidance of doubt, all claims arising from the provision of goods or services provided within the 20 days prior to the Petition Date (the “Reclamation Claims”) shall be paid in the ordinary course of business during the pendency of the Chapter 11 Cases as permitted by section 503(b)(9) of the Bankruptcy Code.  Notwithstanding the foregoing, the payments on account of such Reclamation Claims shall be subject to an aggregate cap of $2 million, after which any further payments on account of Reclamation Claims will be subject to the consent of the Consenting Parties in their sole discretion.  If such consent is denied, any such Reclamation Claims will be treated as Administrative Claims to be paid as set forth above.

v.Hedging Bank Claims:  Each holder of any net claims arising out of any termination of the Company’s prepetition hedging or swap arrangements with Cargill, Inc. and NextEra Energy Marketing, LLC (the “Hedge Claims”) shall receive cash in an amount equal to 100% of such holder’s Hedge Claims (the “Hedge Claims Payment Amount”), payable in the following installments:

(a)on the Effective Date, an amount equal to the product of (i) the number of monthly settlement payments that would have occurred after the Hedge Termination Date and on or prior to the Effective Date had the Hedge Claims not been liquidated divided by 14 and (ii) the

Hedge Claims Payment Amount; and

(b)the remaining amount of the Hedge Claims Payment Amount in equal monthly installments, with such remaining amount to be paid in full by December 31, 2019, pursuant to a new secured note that will be secured by a security interest in the collateral securing the Hedge Claims as of the Petition Date (that is senior up to the Effective Date and pari passu with the First Lien Exit Facility (as defined below)) and otherwise on terms acceptable to the Company and the Consenting Parties.

vi.Statutory Lien Claims:  Each holder of any net claims secured by statutory mechanics’ or construction liens (the foregoing collectively, the “Statutory Lien Claims”) shall receive:  (a) on the Effective Date, cash in an amount equal to 50% of the allowed amount of such holder’s net claims (the “Initial Distribution”); and (b) on the date that is six months following the Effective Date, cash in an amount equal to 50% of the allowed amount of such holder’s net claims.  The prepetition liens securing any such Statutory Lien Claims shall be automatically released and discharged on the Effective Date without the requirement of any further notice, demand or order of the Bankruptcy Court or any other court or any action by any party.  Immediately upon payment of the Initial Distribution, each holder of Statutory Lien Claims shall take all commercially reasonable actions to effectuate and document the release of such prepetition liens securing such Statutory Lien Claims in accordance with applicable non-bankruptcy law.

vii.Other Secured Claims:  On the Effective Date, Other Secured Claims (as defined below) shall receive, in full and final satisfaction of such claims, either (a) payment in full in cash, (b) delivery of the collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code, (c) reinstatement of such claim under section 1124 of the Bankruptcy Code, (d) other treatment rendering such claim unimpaired or (e) the indubitable equivalent of such claim.[7]

viii.Priority Tax Claims:  On the Effective Date, any claim of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code (“Priority Tax Claims”) shall receive payment in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

ix.Other Priority Claims:  On the Effective Date, any claims, other than Administrative Claims or Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code (the “Other Priority Claims”) shall be paid in full in cash.

x.General Unsecured Claims:  Each holder of a general unsecured claim (the “General Unsecured Claims”) (if and to the extent any such General Unsecured Claim has not been paid, including in connection with any “critical vendor” or “first day” orders of the Bankruptcy Court) shall receive cash in an amount equal to such General Unsecured Claim on the later of:  (a) the Effective Date; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract or other arrangement giving rise to such General Unsecured Claim.

xi.Existing Preferred Equity:  Holders of Gastar’s current outstanding preferred equity shares (the “Existing Preferred Equity”) shall receive their pro rata share of 100% of the New Preferred Warrants (as defined below), which New Preferred Warrants shall be convertible into up to 2.5% of the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date.  Notwithstanding the foregoing, holders of Existing Preferred Equity will not receive any New Warrants if any holder or holders of Existing Common Equity or Existing Preferred Equity seek official committee status or the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transaction, the confirmation of the Plan by the Bankruptcy Court or the approval of the DIP Facility by the Bankruptcy Court.

xii.Existing Common Equity:  Holders of Existing Common Equity shall receive their pro rata share of 100% of the New Common Warrants (as defined below), which New Common Warrants shall be convertible into up to 2.5% of the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date.  Notwithstanding the foregoing, holders of Existing Common Equity will not receive any New Warrants if any holder or holders of Existing Common Equity or Existing Preferred Equity seek official committee status or the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transaction, the confirmation of the Plan by the Bankruptcy Court or the approval of the DIP Facility by the Bankruptcy Court.

xiii.Intercompany Claims and Interests:  Any intercompany claims or interests shall be, at the option of the Company and with the consent of the Consenting Parties (such consent not to be unreasonably withheld, conditioned or delayed), either reinstated or canceled and released without any distribution.

Notwithstanding the foregoing, in the event that a DIP Toggle Event has occurred, each holder of General Unsecured Claims, Existing Preferred Equity, or Existing Common Equity shall receive under the Plan the treatment described below, which shall constitute the Economic Terms as to such holders:

i.General Unsecured Claims: Each holder of a General Unsecured Claim (if and to the extent any such General Unsecured Claim has not been paid, including in connection with any “critical vendor” or “first day” orders of the Bankruptcy Court) shall receive its pro rata share of 100% of the New Common Equity, subject to dilution on account of the Management Incentive Plan.

For purposes of the treatment of the General Unsecured Claims in the event a DIP Toggle Event has occurred, “pro rata” shall mean the proportion of (i) the General Unsecured Claims to (ii) the sum of (a) the Equitized Senior Obligations, which amount shall include the Senior Additional Amount for the purposes of this calculation, plus (b) the Second Lien Claims, which amount shall include the Second Lien Additional Amount for the purposes of this calculation, plus (c) the General Unsecured Claims.

ii.Existing Preferred Equity:  The Existing Preferred Equity shall be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Existing Preferred Equity will not receive any distribution on account of such Existing Preferred Equity.

iii.Existing Common Equity:  The Existing Common Equity shall be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect,

and holders of Existing Common Equity will not receive any distribution on account of such Existing Common Equity.

For the avoidance of doubt, treatment of all other claims or interests described above other than General Unsecured Claims, Existing Preferred Equity, or Existing Common Equity shall not receive different treatment in the event that a DIP Toggle Event has occurred.

Each holder of an allowed claim or interest, as applicable, shall receive under the Plan the treatment described above (or less favorable treatment that may be agreed by the Company and the holder of such allowed claim or interest) in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed claim or interest.  Any action to be taken by the Company on the Effective Date may be taken on the Effective Date or as soon as is reasonably practicable thereafter.

Notwithstanding the foregoing, in any Chapter 11 Cases, in no event shall any claim or interest that is not an allowed claim or interest pursuant to the Bankruptcy Code be entitled to any consideration whatsoever on account of such claim.  Additionally, if the holder of any claim or interest has agreed with the Company to less favorable treatment on account of such claim than is set forth above, the holder of such claim or interest will receive such less favorable treatment.

Plan Voting

Only the holders of Term Loan Claims, the Second Lien Claims, the Hedge Claims and the Statutory Lien Claims shall be entitled to vote on the Plan.  For the avoidance of doubt, holders of Existing Preferred Equity and/or Existing Common Equity shall be deemed to reject the Plan.

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Exit Facility; Refinancing of DIP Facility and Term Facility

On the Effective Date, the Consenting Parties shall provide to the reorganized Company (or a newly formed or other entity to be mutually agreed) (the “Borrower”) either through new money loans or a debt-for debt exchange (at the election of the Consenting Parties):

(i)a $100 million first lien secured delayed draw term loan facility comprised of (a) term loans equal to the portion of the New Money Loans (as defined in the DIP Term Sheet) outstanding under the DIP Facility and (b) term loan commitments consisting of DIP Claims in an amount equal to any undrawn New Money Loan commitments under the DIP Facility (the “First Lien Exit Facility”); and

(ii)a $200 million second lien secured term loan facility (the “Second Lien Exit Facility”; and together with the

First Lien Exit Facility, collectively, the “Exit Facility”).

Pursuant to the Exit Facility, and subject to, the terms and conditions set forth in the term sheet attached to the RSA as Exhibit E (the “Exit Facility Term Sheet”) and the definitive documents memorializing such facility:

(a)a portion of the First Lien Exit Facility in an amount equal to the undrawn portion of the DIP Facility immediately prior to the consummation of the Restructuring Transaction shall be available to the Borrower for working capital, subject to and in accordance with the Exit Facility Term Sheet and the terms of the definitive documentation governing the First Lien Exit Facility;

(b)the balance of the First Lien Exit Facility shall be treated as satisfying on a dollar-for-dollar basis first, the outstanding DIP Claims and second, solely to the extent that all DIP Claims have been fully repaid, the Term Loan Claims; and

(c)the Second Lien Exit Facility shall be treated as satisfying on a dollar-for-dollar basis first, any outstanding DIP Claims remaining after application of the First Lien Exit Facility and second, solely to the extent that all DIP Claims have been fully repaid, the Term Loan Claims.

Any portion of the DIP Claims or the Term Loan Claims that is not refinanced pursuant to the Exit Facility shall receive the treatment for Remaining DIP Claims and Remaining Term Loan Claims, respectively, set forth above under the caption “Economic Terms”.  The First Lien Exit Facility and the Second Lien Exit Facility shall be secured by (subject to permitted liens to be mutually agreed), respectively, first priority and second priority liens on the Credit Parties’ (as defined in the Exit Term Sheet) assets.

Notwithstanding the foregoing, the Consenting Parties shall have the right, exercisable in their sole discretion, to (i) replace the First Lien Exit Facility with a $100 million reserve based lending facility from a third party financing source on or prior to the Effective Date; and (ii) to reduce the principal amount of the Second Lien Exit Facility in such amount as they may determine on or prior to the Effective Date.

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Management Incentive Plan

On the Effective Date, the Company shall reserve shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of New Common Equity to be available for grant from time to time to employees of the reorganized business of the Company pursuant to a management incentive plan (the “Management Incentive Plan”) in an aggregate amount equal to 10% of the New Common Equity, on a fully diluted, fully distributed basis.  All terms, conditions, allocations, securities types, exercise prices and grants of individual awards under the Management Incentive Plan shall be subject to the approval of the new Board of Directors (the “New Board”) of the parent entity holding the reorganized business of the Company following the consummation of the Restructuring Transaction.  Notwithstanding the foregoing, (i) no awards under the Management Incentive Plan shall vest on confirmation of the Plan and (ii) the amount of awards permitted to be granted under the Management Incentive Plan each year will be subject to limitations to be determined by the New Board so that the award of grants will be staggered over a period of time.

Restructuring Support Agreement

The Company and the Consenting Parties shall execute the RSA.  The RSA shall contain customary terms and conditions for an agreement of its type, including, without limitation, terms evidencing the obligation of the parties to such agreement to support the consummation of the Restructuring Transaction.

Information Sharing and Consultation Rights

Notwithstanding anything to the contrary in this Restructuring Term Sheet, whether or not expressly so provided in this Restructuring Term Sheet, each of the following matters shall be subject to the Information Sharing and Consultation Rights:  (i) the status and satisfaction of (or failure to satisfy) each Milestone; (ii) any proposal, offer or expression of interest the Company receives for an Alternative Transaction (as defined in the RSA); and (iii) any proposed budget, business plan, forecast, projection or valuation of, or relating to, the Company.

As used in this Restructuring Term Sheet, the “Information Sharing and Consultation Rights” shall have the meaning set forth in the RSA.

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To the extent a Milestone falls within a Holiday Period then such milestone shall be extended by three (3) business days after the end of the Holiday Period. “Holiday Period” shall mean the period from November 19, 2018 through and including November 23, 2018 and the period from December 24, 2018 through and including January 4, 2018.

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Milestones

The Consenting Parties’ support for the Restructuring Transaction shall be subject to the timely satisfaction of the following Milestones:[8]

•The Company shall have commenced the solicitation of the Plan by no later than October 26, 2018.

•The Company shall have concluded the solicitation of the Plan by no later than October 31, 2018.

•The Company shall have commenced the Chapter 11 Cases in the Bankruptcy Court by no later than October 31, 2018.

•On the date of the commencement of the Chapter 11 Cases (the “Petition Date”), the Company shall have filed (i) the Plan, (ii) the Disclosure Statement, and (iii) a motion for approval of the Disclosure Statement and solicitation procedures and to set a hearing to consider confirmation of the Plan.

•Within five (5) days following the Petition Date, the Bankruptcy Court shall have entered the interim order approving the DIP Facility (the “Interim Order”).

•Within thirty (30) days following the Petition Date, the Bankruptcy Court shall have entered the final order approving the DIP Facility.

•Within sixty (60) days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and confirming the Plan (the “Confirmation Order”).

•Within twenty (20) days following the entry of the Confirmation Order, the Plan shall have been consummated.

The Company shall use its best efforts to cause each of the Milestones to be timely attained.  However, in the event that any Milestone is not timely attained, the use by the Company of such best efforts shall in no event relieve it of its obligation hereunder to have caused such Milestone to be timely attained.  The failure to attain any Milestone shall give the Consenting Parties the right to terminate the RSA in accordance with the terms of the RSA.

Credit Bidding

Upon the direction of the DIP Lenders (as defined in the DIP Term Sheet), the Term Lender and the Second Lien Noteholders, as applicable, in their sole discretion, the administrative agent under the DIP Facility (the “DIP Agent”), the Term Agent and the Second Lien Trustee or their respective designees shall have the right to credit bid all or a portion of the of DIP Claims, the Term Loan Claims or the Second Lien Claims, respectively, in accordance with section 363(k) of the Bankruptcy Code.

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Debtor-in-Possession Financing

Subject to the terms and conditions set forth in the DIP Term Sheet, certain of the Consenting Parties and/or their affiliates will be lenders under a new superpriority debtor-in-possession financing (the “DIP Facility”) in an aggregate amount of approximately $383.9 million, which shall include up to $100 million in new money financing, to the extent necessary to fund the Company through to the consummation of the Restructuring Transaction.  Subject to the terms and conditions set forth in the DIP Term Sheet, the new money proceeds of the DIP Facility shall be used by the Company, among other things, for general working capital purposes and to fund the administration of the Chapter 11 Cases, in each case, in accordance with a budget agreed to by the DIP Lenders (the “DIP Budget”).  In addition, at the election of the Consenting Parties, approximately $283.9 million of Term Loan Claims (consisting of the outstanding principal amount and accrued but unpaid interest under the Term Credit Agreement as of the Petition Date) shall either (i) be refinanced on a dollar-for-dollar basis in cash with proceeds of the DIP Facility or (ii) be exchanged on a dollar-for-dollar basis for an equal interest in the DIP Facility (the “Term Loan Refinancing”).  The DIP Facility shall contain other customary terms and conditions consistent with the DIP Term Sheet and otherwise be, in form and substance, acceptable to the Company and the Consenting Parties.

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New Preferred Warrants

On the Effective Date, subject to the conditions set forth above in the Economic Terms relating to the treatment of the Existing Preferred Equity, the Company will issue 3-year warrants exercisable for cash (and in no event exercisable on a cashless basis) into up to 2.5% of the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date with a strike price equal to, as of any applicable date of determination, (i) (A) the amount of the Second Lien Claims outstanding as of immediately prior to the effectiveness of the Restructuring Transaction plus (B) the amount of interest that would have accrued (assuming such interest is compounded on each March 1, June 1, September 1 and December 1) on the sum of such Second Lien Claims and $23,369,951.46 (the “Second Lien Additional Amount”) through such date if the Second Lien Notes (plus the Second Lien Additional Amount) had been outstanding after the Effective Date and through such date plus (C) the amount of the Equitized Senior Obligations plus (D) the amount of interest that would have accrued on the sum of such Equitized Senior Obligations and $50,541,158.61 (the “Senior Additional Amount”) through such date if the Equitized Senior Obligations (plus the Senior Additional Amount) had remained outstanding in accordance with their terms after the Effective Date and through such date (assuming such interest is compounded on each March 31, June 30, September 30 and December 31), plus (E) $73,911,110.07, divided by (ii) the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of New Common Equity issued under the Plan on the Effective Date (the “New Preferred Warrants”).

The foregoing is subject in its entirety to the terms and conditions set forth below in “Parameters Relating to the Issuance of the New Warrants.”

New Common Warrants

On the Effective Date, subject to the conditions set forth above in the Economic Terms relating to the treatment of the Existing Common Equity, the Company will issue 3-year warrants exercisable for cash (and in no event exercisable on a cashless basis) into up to 2.5% of the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date with a strike price equal to, as of any applicable date of determination, (i) (A) the amount of the Second Lien Claims outstanding as of immediately prior to the effectiveness of the Restructuring Transaction plus (B) the amount of interest that would have accrued (assuming such interest is compounded on each March 1, June 1, September 1 and December 1) on the sum of such Second Lien Claims and the Second Lien Additional Amount through such date if the Second Lien Notes (plus the Second Lien Additional Amount) had remained outstanding after the Effective Date and through such date plus (C) the amount of the Equitized Senior Obligations plus (D) the amount of interest that would have accrued on the sum of such Equitized Senior Obligations and the Senior Additional Amount through such date if the Equitized Senior Obligations (plus the Second Lien Additional Amount) had remained outstanding in accordance with their terms after the Effective Date and through such date (assuming such interest is compounded on each March 31, June 30, September 30 and December 31) plus (E) the aggregate liquidation preference of the Existing Preferred Equity as of immediately prior to the effectiveness of the Restructuring Transaction plus (F) the amount of dividends that would have accrued on such Existing Preferred Equity through such date if the Existing Preferred Equity had remained outstanding after the Effective Date and through such date, plus (G) $73,911,110.07, divided by (ii) the number of shares, units or equity interests (as the case may be based how the New Common Equity is denominated) of New Common Equity issued under the Plan on the Effective Date (the “New Common Warrants”, and together with the New Preferred Warrants, the “New Warrants”).

The foregoing is subject in its entirety to the terms and conditions set forth below in “Parameters Relating to the Issuance of the New Warrants.”

17

18

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Parameters Relating to the Issuance of the New Warrants

The issuance of the New Warrants shall be conditioned upon each of the following: (i) the holders of the New Warrants holding passive positions (i.e., no minority governance, registration, or similar rights) following such issuance, and any exercise, of the New Warrants; (ii) such issuance of the New Warrants being exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”) and any other applicable federal, state or other securities laws; (iii) in no event shall any fractional New Warrants be required to be issued; (iv) such issuance of New Warrants not resulting in any of the entities holding the reorganized business of the Company following the consummation of the Restructuring Transaction being required to be a publicly held company or otherwise being required to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise (a “Reporting Triggering Event”); and (v) in no event shall any New Warrants be required to be issued to any competitors of the Company.

Notwithstanding the foregoing, in the event that the issuance of the New Warrants in accordance with the terms set forth in “New Preferred Warrants” and “New Common Warrants” above would result in the issuance of fractional New Warrants, the occurrence of a Reporting Triggering Event or the issuance of New Warrants to a competitor of the Company, then, although such issuances would not be required to be effected pursuant to this Term Sheet as a result of the failure of, as applicable, the condition set forth in clause (iii), clause (iv) and/or clause (v) of the immediately preceding paragraph, the Consenting Parties shall nevertheless, in their sole discretion, be entitled to elect (a “Cash-Out Election”):

(a) in the case of the failure of the condition set forth in such clause (iii) and/or the condition set forth in such clause (iv), to direct that any holder or holders of Existing Preferred Equity and any holders or holders of Existing Common Equity designated by the Consenting Parties (the designation of such holders to be made in the sole discretion of the Consenting Parties, taking into account the purpose of preventing the issuance of fractional New Warrants and/or the occurrence of a Reporting Triggering Event, as the case may be) shall receive instead of New Warrants a distribution of cash in an amount equal to the Value (as defined below) of the New Warrants such holders would have otherwise received but for the failure of the applicable conditions(s) (the “Category I Unavailable Warrants”); and/or

(b) in the case of the failure of the condition set forth in such clause (v), direct that such holders of Existing Preferred Equity and holders of Existing Common Equity that are competitors of the Company shall be entitled to a distribution of cash in an amount equal to the Value of the New Warrants such holders would have otherwise received but for the failure of the applicable condition (the “Category II Unavailable Warrants,” and together with the

Category I Unavailable Warrants, the “Unavailable Warrants”).

In the event that the Consenting Parties make any Cash-Out Election(s), then the amount of New Warrants granted pursuant to “New Preferred Warrants” and “New Common Warrants,” as applicable, shall be reduced by the amount of Unavailable Warrants.

For purposes of the foregoing, “Value” means the value of the applicable New Preferred Warrants or New Common Warrants, as the case may be, as reasonably determined by the Company and the Consenting Parties using the Black Scholes model or such other valuation methodology as is customary for valuations of this type.

The New Warrants will not be registered under the Securities Act or any other applicable federal, state or other securities laws.

The New Warrants will be transferable subject to restrictions pursuant to applicable federal, state and other securities laws.  Such New Warrants shall only be transferable to:

(a)“qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act; and

(b)“accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act who are not disqualified persons under Rule 506(d) of Regulation D promulgated under the Securities Act.

The New Warrants will also be subject to restrictions:

(i)designed to prevent the occurrence of circumstances that are reasonably expected by the Consenting Parties to require registration or qualification of the New Warrants pursuant to federal, state or other securities laws, or require the Consenting Parties to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise; and

(ii)on transfers that would subject the Consenting Parties to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the U.S. Employee Retirement Income Security Act of 1974, each as amended;

(iii)as specified in the definitive warrant agreement (the “Warrant Agreement”) pursuant to which the New Warrants will be issued; and

(iv)on transfers to competitors.

All holders of New Common Equity issued or issuable upon the exercise of the New Warrants shall be required to become parties to a stockholders or similar agreement with respect to the post-emergence equity in the entities holding the reorganized business of the Company (the “Stockholders Agreement”).  The Warrant Agreement and the Stockholders Agreement shall each be in form and substance acceptable to the Consenting Parties.

In the event that a Sale (as defined below) is consummated prior to the 3-year anniversary of the Effective Date, any Warrants then remaining outstanding and unexercised shall expire worthless and will automatically be cancelled for no further consideration.   For the avoidance of doubt, no holder of Warrants shall be entitled to the fair market value of the New Warrants (using the Black Scholes model or otherwise) in connection with a Sale, but shall have the right to exercise the New Warrants at any time prior to such Sale.  The Company shall provide the holders of the New Warrants with five (5) business days’ prior written notice of a Sale.  The term “Sale” applies to any transaction with respect to the Company (or any successor to the Company) and/or its subsidiaries taken as a whole and means (i) any consolidation, (ii) any merger, (iii) any disposition, transfer, conveyance or sale of all or a majority of the assets or equity interests, (iv) any transaction in which the holders of equity interests are entitled to receive (either directly or upon subsequent liquidation) cash, securities or other property with respect to, or in exchange for, such equity interests and/or (v) any transaction similar to the foregoing.

Notwithstanding anything to the contrary in this Term Sheet, neither the Company nor any of the entities holding the reorganized business of the Company following the consummation of the Restructuring Transaction shall be required to take any action that would result in the Company or such entity, as the case may be, being required to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise.

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Release

Except as expressly set forth in this Restructuring Term Sheet or the definitive documentation for the Restructuring Transaction (the “Definitive Documentation”), the Definitive Documentation shall include full customary debtor and “third party” releases from liability in favor of the Company, each of the DIP Lenders, the DIP Agent, the Consenting Parties, the Term Agent, the Second Lien Trustee, and each of their respective directors, officers, funds, affiliates, members, employees, partners, managers, investment advisors, agents, representatives, principals, consultants, attorneys, professional advisors, heirs, executors, successors and assigns (each in their capacity as such).  The releases will cover any claims and causes of action related to or in connection with the Company, the Company’s out-of-court restructuring efforts, the RSA, the Plan, the Restructuring Transaction or the obligations under the DIP Facility, the Term Credit Agreement, the Second Lien Indenture, the Existing Preferred Equity or the Existing

Common Equity.  The releases described in this section shall contain a carve-out for actual fraud or fraud grounded in deliberate recklessness.  For the avoidance of doubt, any claims in respect of avoidance actions against the Consenting Parties shall be released.  Nothing in the foregoing shall result in any current or former members of the board of directors of the Company (the “Existing Board”) or any current or former officers of the Company waiving any indemnification claims against the Company or any of its insurance carriers or any rights as beneficiaries of any insurance policies.

Board of Directors

The New Board shall consist of five (5) members.  All of the directors for the initial term following the consummation of the Restructuring Transaction shall be selected by the Consenting Parties.  In subsequent terms, the directors shall be selected in accordance with the organizational documents of the parent entity holding the reorganized business of the Company.

Senior Officers	Upon the consummation of the Restructuring Transaction, the Company’s existing senior officers shall continue to serve in their current capacities at the pleasure of the New Board.
Employment Agreements	TBD.
Executory Contracts

The Company shall not enter into an executory contract, lease, or other arrangement outside of the ordinary course of its business without obtaining the prior written consent of the Consenting Parties.

The Company shall not assume or reject any executory contract or unexpired lease without obtaining the prior written consent of the Consenting Parties.

Amended Articles & Bylaws

Any existing organizational and corporate governance documents of the entities holding the reorganized business of the Company after giving effect to the Restructuring Transaction shall be subject to amendments and modifications customary in connection with transactions similar to the Restructuring Transaction.

Public / Private Status of Company	The entities holding the reorganized business of the Company shall be privately held and shall not be subject to any United States Securities and Exchange Commission reporting obligations.

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Registration Rights

The reorganized Company shall remain a privately held company and will not be required to register any of its post-emergence equity (including, without limitation, the New Common Equity or the New Warrants) for resale under the Securities Act or any other applicable federal, state or other securities laws or to offer to exchange any of such post-emergence equity for securities registered under the Securities Act or any other applicable federal, state or other securities laws.

Fees & Expenses / Expense Reimbursement

The Company shall promptly upon receipt of a request for payment thereof, pay all reasonable and documented out-of-pocket fees and expenses of the Consenting Parties as they are incurred, including but not limited to, the fees and expenses of their legal, financial and other advisors.

Tax, Securities, and Corporate Matters / Related Structure Considerations

The transactions discussed in this Restructuring Term Sheet are subject to ongoing tax diligence, securities compliance, and other corporate review.

The Company shall reasonably cooperate with the Consenting Parties to structure the Restructuring Transaction to enable the Company or its successor to emerge on the Effective Date in the organizational form, and with the tax structure and tax elections, requested or consented to by the Consenting Parties.  Without limiting the foregoing, if requested by the Consenting Parties, the Company shall effectuate an internal corporate reorganization (i) to convert into, transfer all or a portion of its assets to or cause all or a portion of the equity interests in it to be transferred to, in each case, a limited liability company or a limited partnership, or (ii) as a result of which (x) the Consenting Parties hold a portion of their equity interests in the reorganized Company through a corporation (the “Corporation”) and another portion of such equity interests through a limited liability company or a limited partnership and (y) the New Warrants are issued by the Corporation.

Definitive Documentation

The Definitive Documentation and other material agreements relating to the Restructuring Transaction, any Plan or accompanying Disclosure Statement, any of the documents or materials identified in the “Milestones” section of this Restructuring Term Sheet, and any forms of orders submitted to the Bankruptcy Court shall:  (i) be consistent with this Restructuring Term Sheet, (ii) be subject to the consent and approval standards set forth in the Restructuring Term Sheet, and (iii) contain such other terms and conditions as are customary for transactions of this type.

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Required Lenders / Required Noteholders

For the purposes of this Restructuring Term Sheet, any consent, waiver or exercise of discretion of the Consenting Parties will be effective only upon the consent of the Required Lenders, the Required Noteholders and the Ares Equity Holders.

“Required Lenders” means, as of any date of determination, Term Lenders holding a majority of the outstanding principal amount of the Term Loan Claims held by the Term Lenders in the aggregate.

“Required Noteholders” means, as of any date of determination, Second Lien Noteholders holding a majority of the outstanding principal amount of the Second Lien Claims held by the Second Lien Noteholders in the aggregate.

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Annex 1

Consenting Second Lien Noteholders
and Ares Equity Holders

Consenting Second Lien Noteholders

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

Ares Equity Holders

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

EXHIBIT B to
the Restructuring Support Agreement

Form of Transfer Agreement and Joinder

Transfer Agreement and Joinder

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),9 by and among Gastar, its direct and indirect subsidiaries bound thereto and Northwest Property Ventures LLC, and certain other parties, including the transferor to the Transferee of any [Debtor Claims/Interests] (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions of the Agreement to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Party” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this Transfer Agreement and Joinder.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims (if any)	$[__]
Second Lien Claims (if any)	$[__]
[Preferred Stock Claims] (if any)	[__] shares
[Existing Common Equity] (if any)]	[__] shares

[9]	Capitalized terms not used but not otherwise defined in this Transfer Agreement and Joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C to
the Restructuring Support Agreement

Form of Joinder Agreement

Joinder Agreement

The undersigned (“Joining Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),10 by and among Gastar, its direct and indirect subsidiaries bound thereto and Northwest Property Ventures LLC, the Consenting Parties, and certain other parties, and agrees to be bound by the terms and conditions of the Agreement, and shall be deemed a “Consenting Party” and a “Party” under the terms of the Agreement.

The Joining Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Joinder Agreement.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
ABL Revolver Claims (if any)	$[__]
ABL Term Loan Claims (if any)	$[__]
Term Loan Claims (if any)	$[__]
Unsecured Note Claims (if any)	$[__]
Existing Common Stock (if any)	[__] shares

[10]	Capitalized terms not used but not otherwise defined in this Joinder Agreement shall have the meanings ascribed to such terms in the Agreement.

EXECUTION VERSION

EXHIBIT D to
the Restructuring Support Agreement

DIP Term Sheet

DIP Term Sheet

Gastar exploration inc.11

This term sheet (this “DIP Term Sheet”) is a summary of indicative terms and conditions for a proposed DIP term loan financing (the “DIP Facility”) that is materially consistent with the terms and conditions as set forth in this DIP Term Sheet and otherwise acceptable in form and substance to the Debtors and the DIP Lenders (each as defined below).

This DIP Term Sheet is non-binding and is being presented for discussion and settlement purposes only.  Consequently, this DIP Term Sheet is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rules or laws of similar import.  This DIP Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions that may be contained in the fully negotiated and executed definitive documentation in connection with the DIP Facility.  Among other things, the transactions described in this DIP Term Sheet are subject in all respects to: (i) internal authorization and approval by the appropriate credit committee of the DIP Lenders; (ii) the execution and delivery of definitive documentation satisfactory in form and substance to the Debtors and the DIP Lenders; (iii) satisfaction or waiver of the conditions precedent set forth in this DIP Term Sheet; (iv) approval by the Bankruptcy Court (as defined below); and (iv) the satisfactory completion of diligence by the DIP Lenders in their sole discretion.  This DIP Term Sheet does not constitute a commitment to lend or to provide or arrange any other financing; such an obligation would arise only under a fully negotiated commitment letter if executed by all parties thereto in accordance with its terms.

This DIP Term Sheet and the information contained in this DIP Term Sheet shall remain strictly confidential and may not be shared with any person or entity (other than the Debtors, the DIP Lenders and their respective professionals), unless otherwise consented to by the Debtors or the DIP Lenders, as applicable.

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This DIP Term Sheet, the terms and provisions set forth in this DIP Term Sheet, and the transactions contemplated by this DIP Term Sheet are in all respects subject to, and may be further revised, modified or changed following, the completion of due diligence by the DIP Lenders (as defined below) and their professionals.

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Parties

Debtors:  Gastar Exploration Inc. (“Gastar”),  Northwest Property Ventures LLC, and any other current or future subsidiaries of Gastar, as debtors-in-possession (collectively, the “Debtors”) in the cases to be filed under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).  The date of commencement of the Chapter 11 Cases is referred to in this DIP Term Sheet as the “Petition Date”.

Borrower:  Gastar.

Guarantors:  Each of the Debtors (other than Gastar) and each other subsidiary of Gastar that guaranteed the Term Facility (as defined below) or the Second Lien Notes (as defined below) (collectively, the “Guarantors”).  All obligations of the Borrower under the DIP Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors, and each Guarantor that is a Debtor shall be deemed to have guaranteed the DIP Obligations (as defined below) pursuant to the Interim Order (as defined below).

DIP Lenders: Funds managed or controlled by Ares Management,

L.P. (together with their successors and permitted assigns, collectively, the “DIP Lenders”).

DIP Agent: Wilmington Trust, National Association (the “DIP Agent”), shall act as administrative agent for the DIP Lenders under the DIP Facility.

Existing Debt Arrangements

Term Loan Facility:  The Third Amended and Restated Credit Agreement, dated March 3, 2017 (the “Term Credit Agreement”), by and between Gastar, as Borrower, the Guarantors party thereto, the Lenders (the “Term Lenders”) from time to time party thereto and Wilmington Trust, National Association, as administrative agent (the “Term Agent”) (as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and guarantee, security and other ancillary documentation in respect thereof, the “Term Facility”; all payment Obligations (as defined in the Term Credit Agreement), under or related to the Term Facility, collectively, the “Term Obligations”).

Second Lien Notes: Those certain notes issued pursuant to the Indenture dated March 3, 2017 (the “Second Lien Indenture”), by and between Gastar, as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent (the “Second Lien Trustee”) (as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and guarantee, security and other ancillary documentation in respect thereof, the “Second Lien Notes”; all payment Obligations (as defined in the Second Lien Indenture), under or related to the Second Lien Notes, collectively, the “Second Lien Obligations”).

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4

DIP Facility

As described in greater detail below, the proceeds of the DIP Facility will be used by the Debtors: (i) subject to the Budget (as defined below) for working capital purposes and funding the administration of the Chapter 11 Cases; and (ii) to effectuate the Term Facility Refinancing (as defined below).

The DIP Facility shall be comprised of term loans in an aggregate amount of approximately $383.9 million (the “DIP Loans”) and shall consist of the following:  (a) $100 million of new money loans (the “New Money Loans”); and (b) approximately $283.9 million of refinanced Term Obligations consisting of outstanding principal and accrued and unpaid interest under the Term Facility as of the Petition Date (the “Roll-up Loans”) pursuant to the Term Facility Refinancing.

The DIP Facility and all instruments and documents executed at any time in connection therewith, together with the DIP Orders (as defined below), shall be referred to collectively as the “DIP Loan Documents.” Amounts repaid or prepaid in respect of DIP Loans may not be reborrowed.

Upon entry of and subject to a Bankruptcy Court order granting interim approval of the DIP Facility (such order to be in form and substance satisfactory to the Debtors in their reasonable discretion and the DIP Lenders in their sole discretion, the “Interim Order”) and subject to satisfaction (or waiver) of the additional Conditions Precedent (defined below) and the draw limitations set forth in the last sentence of this paragraph and so long as consistent with the Budget, up to $15 million of the New Money Loans (the “Interim DIP Tranche”) may be drawn by the Borrower upon three business days’ notice in one or more draws in an amount that is not less than $2,500,000 for the initial draw and not less than $500,000 for each subsequent draw (or, if less, in the amount of the entire unused balance of the Interim DIP Tranche).  Notwithstanding the foregoing or anything to the contrary in this DIP Term Sheet, (i) draws under the Interim DIP Tranche shall be limited to no more than one draw per week and (ii) no draw under the Interim DIP Tranche shall in any event exceed the amount actually needed by the Borrower at the applicable time of determination (taking into account the Borrower’s cash on hand at such time) to fund the Chapter 11 Cases and/or the Borrower’s working capital needs (after giving effect to a $5 million cash minimum liquidity floor, which the Debtors shall be permitted to maintain at all times during the pendency of the Chapter 11 Cases), in each case, over the immediately succeeding 14-day period (any such applicable period, a “Forward Period”) in the amounts expressly provided for in the Budget for such Forward Period, net of (and without duplicating) any amounts previously drawn under the DIP Facility in respect of amounts provided for in the Budget for such Forward Period.

Upon entry of and subject to a Bankruptcy Court order granting final approval of the DIP Facility (such order to be in form and substance satisfactory to the Debtors in their reasonable discretion and the DIP Lenders in their sole discretion, the “Final Order” and together with the Interim Order, collectively, the “DIP Orders”) and subject to the terms and conditions of the DIP Loan Documents and the draw limitations set forth in the last sentence of this paragraph and so long as consistent with the Budget, up to an amount equal to $100 million of New Money Loans, minus the amount of New Money Loans previously drawn by the Debtors prior to such date (the resulting amount, the “Final DIP Tranche”) may be drawn by the Borrower upon three business days’ notice in one or more draws in an amount not less than $500,000 for each draw (or, if less, in the amount of the entire unused balance of the Final DIP Tranche).  Notwithstanding the foregoing or anything to the contrary in this DIP Term Sheet, (a) draws under the Final DIP Tranche shall be limited to no more than one draw per week and (b) no draw under the Final DIP Tranche shall in any event exceed the amount actually needed by the Borrower at the applicable time of determination (taking into account the Borrower’s cash on hand at such time) to fund the Chapter 11 Cases and/or the Borrower’s working capital needs, in each case, over the immediately succeeding Forward Period in the amounts expressly provided for in the Budget for such Forward Period, net of

(and without duplicating) any amounts previously drawn under the DIP Facility in respect of amounts provided for in the Budget for such Forward Period.

Upon entry of and subject to the Final Order and subject to the terms and conditions of the DIP Loan Documents and the Debtors having demonstrated to the reasonable satisfaction of the DIP Lenders acting in good faith, the bona fide need of the Debtors for such additional liquidity to preserve lease operating rights in response to actions taken or proposed to be taken by third parties (the “Operating Rights Preservation Activities”) and subject to the draw limitations set forth in the last sentence of this paragraph, up to an amount equal to $100 million of New Money Loans, minus any amounts of New Money Loans previously drawn by the Debtors prior to such date (the “Reserve DIP Tranche”) may be drawn by the Borrower upon three business days’ notice in one or more draws in an amount not less than $500,000 for each draw (or, if less, in the entire amount of the unused balance of the Reserve DIP Tranche).  Notwithstanding the foregoing or anything to the contrary in this DIP Term Sheet, (i) draws under the Reserve DIP Tranche shall be limited to no more than one draw per week and (ii) no draw under the Reserve DIP Tranche shall in any event exceed the amount actually needed by the Borrower at the applicable time of determination (taking into account the Borrower’s cash on hand at such time) to fund Operating Rights Preservation Activities over the immediately succeeding Forward Period in the amounts expressly approved by the DIP Lenders for such Forward Period, net of (and without duplicating) any amounts previously drawn under the DIP Facility in respect of amounts so approved by the DIP Lenders for such Forward Period.

The date of entry of the Interim Order and satisfaction of the other Conditions Precedent is referred to hereunder as the “Closing Date.”

5

DIP Liens and Superpriority Status

Subject to a “carve-out” as set forth on Exhibit A to this DIP Term Sheet (the “Carve-Out”) and liens securing obligations owed to the Debtors’ hedge counterparties (the “Hedge Carve-Out”), the DIP Facility and all obligations of the Debtors to the DIP Lenders and the DIP Agent under the DIP Loan Documents (collectively, the “DIP Obligations”) shall at all times be secured: (a) pursuant to Bankruptcy Code section 364(d) of the Bankruptcy Code, by first priority priming liens on all encumbered assets of the Debtors (whether existing as of the Petition Date or after-acquired, tangible or intangible, and comprising real or personal property), which liens shall prime all other liens and claims, including the liens securing the Term Obligations and the Second Lien Obligations but excluding the items addressed in clause (c) below; (b) pursuant to Bankruptcy Code section 364(c)(2), first priority liens on all unencumbered assets of the Debtors (whether existing as of the Petition Date or after-acquired, tangible or intangible, and comprising real or personal property) including, upon entry of the Final Order, any causes of action under Bankruptcy Code sections 502(d), 544, 545, 547, 548,

549, 550 or 553 or any other avoidance actions under the Bankruptcy Code or applicable non-bankruptcy law and the proceeds thereof (“Avoidance Actions”) and (c) pursuant to the Bankruptcy Code 364(c)(3), junior-priority liens on all assets of the Debtors to the extent that such assets are subject to valid, perfected and unavoidable Permitted Liens (as such term shall be defined under the DIP Loan Documents) in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable Permitted Liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing liens and claims in respect of the Term Obligations and the Second Lien Obligations, which existing liens and claims will be primed by the liens described in clause (a) above) (such liens and security interests, collectively, the “DIP Liens”).

Subject to the Carve-Out, the DIP Obligations shall be allowed superpriority claims, pursuant to Bankruptcy Code section 364(c)(1), with priority over all other claims (including claims otherwise having priority under section 507 of the Bankruptcy Code or otherwise).

6

Use of Proceeds; Carve-Out

Subject to the terms and conditions in this DIP Term Sheet, the proceeds of the DIP Facility shall be used only (x) to effect the Term Facility Refinancing and (y) otherwise in accordance with the terms of the Budget (other than with respect to the Reserve DIP Tranche, which may not be reflected in the Budget) and the DIP Loan Documents.  Permitted uses for such funds shall include:

(i)to pay (x) all fees due to DIP Lenders and the DIP Agent under the DIP Loan Documents and (y) all reasonable pre- and post-petition professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by the DIP Lenders and the DIP Agent, including, without limitation, those incurred in connection with the preparation, negotiation, documentation and court approval of the documentation and transactions contemplated by this DIP Term Sheet;

(ii)to provide working capital to the Debtors and to fund the Debtors’ general corporate purposes (but not, for the avoidance of doubt, any equityholder or other affiliate of the Debtors except as expressly set forth in this DIP Term Sheet or the DIP Loan Documents);

(iii)fund the fees, costs and expenses of administration of the Chapter 11 Cases (including the Carve-Out); and

(iv)to pay amounts in respect of the adequate protection provided to the Term Facility Secured Parties (as defined below) and the Second Lien Secured Parties (as defined below).

Notwithstanding the foregoing, during the period between entry of the Interim Order and entry of the Final Order, the proceeds of the DIP Facility shall not be used in connection with the payment of any fees or expenses incurred by any professional retained (or to be retained) in these Chapter 11 Cases.

The liens securing the DIP Obligations, the DIP Obligations status as “super-priority” claims, the “super-priority” claims and liens constituting the Term Facility Adequate Protection Claims (as defined below), and the liens securing the Term Obligations shall be subject to the Carve-Out and the Hedge Carve-Out.

Use of Cash Collateral	The Debtors shall be entitled to use cash collateral of the DIP Agent, the Term Agent and the Second Lien Trustee (the “Cash Collateral”) in accordance with the Budget and DIP Loan Documents.

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“Related Persons” means any person’s or entity’s respective directors, officers, funds, affiliates, members, employees, partners, managers, investment advisors, agents, representatives, principals, attorneys, consultants, professional advisors, heirs, executors, successors and assigns (each in their capacity as such).

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Limitations on Use of DIP Proceeds and Cash Collateral

The DIP Loan Documents shall provide customary and regular restrictions on the Debtors’ use of Cash Collateral, the proceeds of the DIP Facility, and the collateral therefor.  Those restrictions shall, without limitation, include:

(i)financing any investigation (including discovery proceedings), initiation or prosecution of any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the DIP Agent or the DIP Lenders, the Term Facility Secured Parties, the Second Lien Secured Parties, or any of their respective Related Persons,[12] or their respective rights and remedies under or in respect of the DIP Facility, the Term Facility, the Second Lien Notes, or any interim or final order with respect to the DIP Facility and the adequate protection granted to the Term Facility Secured Parties and the Second Lien Secured Parties;

(ii)financing any action with respect to (a) the Term Facility or the Term Facility Secured Parties, (b) the Second Lien Notes or the Second Lien Secured Parties, (c) any claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness or obligations, or (d) the Debtors’ Stipulations (as defined below);

(iii)any purpose that is (a) prohibited under the Bankruptcy Code, the Interim Order, the Final Order or the DIP Loan Documents or (b) not expressly provided for in the Budget; and

(iv)making any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, which payment is not provided for in the Budget, without the prior written consent of the DIP Lenders holding at least 50.1% of the total DIP Loans and DIP

Commitments (the “Majority DIP Lenders”).

Notwithstanding the foregoing, advisors to the official unsecured creditors’ committee, if one is appointed with regard to the Chapter 11 Cases, may investigate the liens granted pursuant to, or any claims under or causes of action with respect to, the Term Facility or the Second Lien Notes at an aggregate expense for such investigation not to exceed $25,000.  Further, no portion of such amount may be used to prosecute or support any claims.

Term Facility Refinancing

Subject to entry of the Final Order, approximately $283.9 million in outstanding Term Obligations consisting of principal and accrued and unpaid interest under the Term Facility as of the Petition Date will be repaid from the proceeds of the DIP Loans (the “Term Facility Refinancing”).

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9

Adequate Protection

Adequate Protection for Term Facility: The Term Agent and the Term Lenders (collectively, the “Term Facility Secured Parties”) shall be entitled to adequate protection of their interests in the Collateral (as defined in the Term Credit Agreement, the “Term Facility Collateral”).  Such adequate protection shall be in an amount equal to the aggregate diminution in the value of their interests in the Term Facility Collateral (the “Term Facility Adequate Protection Claims”) in the form of:

(i)a senior perfected replacement lien on all Term Facility Collateral, including any such assets of the Debtors’ estates existing as of the Petition Date or thereafter acquired, and all proceeds thereof, to secure the Term Facility Adequate Protection Claims, senior to all other liens on such Term Facility Collateral (other than the DIP Liens), subject to the Carve-Out and the Hedge Carve-Out;

(ii)additional perfected liens on all assets of the Debtors that do not constitute Term Facility Collateral but constitute collateral for the DIP Facility (including, for the avoidance of doubt, any Avoidance Actions and the proceeds thereof upon the entry of the Final Order), senior to all other liens on such collateral (other than the DIP Liens), subject to the Carve-Out and the Hedge Carve-Out (together with the adequate protection liens granted to the Term Facility Secured Parties in clause (i) immediately above, the “Term Facility Adequate Protection Liens”);

(iii)superpriority claims as provided in section 507(b) in the amount of any Term Facility Adequate Protection Claims, with priority over all other superpriority and administrative expense claims except the Carve-Out, the Hedge Carve-Out and the DIP Obligations;

(iv)within three (3) business days following the initial funding of the DIP Loans, payment in cash of all accrued and unpaid reasonable pre-petition fees and expenses of the Term

Facility Secured Parties (including, but not limited to, fees and expenses of their advisors); and

(v)after entry of the Interim Order, monthly payment in cash of the reasonable and documented costs, fees and expenses of the Term Facility Secured Parties (including, but not limited, to fees and expenses of their advisors) in accordance with the Term Credit Agreement.

All interest on the Term Facility, including accrued and unpaid interest as of the Petition Date and interest accruing thereafter, shall not be paid currently, but shall continue to accrue at the non-default rate.  To the extent permitted under the Bankruptcy Code and by the Bankruptcy Court, all such interest shall be deemed part of the Term Facility Secured Parties’ secured claim for all purposes, including for purposes of any credit bid under section 363(k) of the Bankruptcy Code.

Adequate Protection for Second Lien Notes: The Second Lien Trustee and the holders of the Second Lien Notes (the “Second Lien Secured Parties”) shall be entitled to adequate protection of their interests in the Collateral (as defined in the Second Lien Indenture, the “Second Lien Collateral”).  Such adequate protection shall be in an amount equal to the aggregate diminution in the value of their interests in the Second Lien Collateral (the “Second Lien Adequate Protection Claims”) in the form of:

(i)a senior perfected replacement lien on all the Second Lien Collateral, including any such assets of the Debtors’ estates existing as of the Petition Date or thereafter acquired, and all proceeds thereof, to secure the Second Lien Adequate Protection Claims, senior to all other liens on such Second Lien Collateral (other than the liens thereon securing the DIP Facility, the Term Obligations, or the Term Facility Adequate Protection Claims), subject to the Carve-Out and the Hedge Carve-Out;

(ii)additional perfected liens on all assets of the Debtors that do not constitute Second Lien Collateral (including, for the avoidance of doubt, any Avoidance Actions and the proceeds thereof upon the entry of the Final Order), senior to all other liens on such collateral (other than the DIP Liens, the liens securing the Term Obligations, the Term Facility Adequate Protection Liens, and the Term Facility Adequate Protection Claims), subject to the Carve-Out and the Hedge Carve-Out;

(iii)superpriority claims as provided in section 507(b) in the amount of any Second Lien Adequate Protection Claims, with priority over all other superpriority and administrative expense claims except the Carve-Out, the Hedge Carve-Out, the DIP Obligations, the Term Obligations, the Term Facility Adequate Protection Claims, and the Term Facility Adequate Protection Liens;

(iv)within three (3) business days following the initial funding of the DIP Loans, payment in cash of all accrued and unpaid reasonable pre-petition fees and expenses of the Second Lien Secured Parties (including, but not limited to, fees and expenses of their advisors); and

(v)after entry of the Interim Order, monthly payment in cash of the reasonable and documented costs, fees and expenses of the Second Lien Secured Parties (including, but not limited, fees and expenses of their advisors) in accordance with the Second Lien Indenture.

All interest on the Second Lien Notes, including accrued and unpaid interest as of the Petition Date and interest accruing thereafter, shall not be paid currently, but shall continue to accrue at the non-default rate.  To the extent permitted under the Bankruptcy Code and by the Bankruptcy Court, all such interest shall be deemed part of the Second Lien Secured Parties’ secured claim for all purposes, including for purposes of any credit bid under section 363(k) of the Bankruptcy Code.

Scheduled Maturity Date

The earliest of (i) thirty (30) days following the Petition Date if the Final Order shall not have been entered by such date, (ii) the effective date of an Acceptable Plan,[13] (iii) February 15, 2019 and (iv) the date that all DIP Loans shall become due and payable in full in accordance with the terms of the DIP Facility, including due to acceleration (whether voluntary or involuntary).  For the avoidance of doubt, upon the maturity of the DIP Obligations, certain of the DIP Obligations shall, under the circumstances provided for in the restructuring term sheet (the “Restructuring Term Sheet”) attached to the Restructuring Support Agreement dated as of October 26, 2018 (the “RSA”), be rolled-over into an exit facility as more thoroughly described in the Restructuring Term Sheet.

[13]	“Acceptable Plan” means a plan of reorganization that contains the terms and conditions set forth in the RSA Term Sheet and which is otherwise acceptable to the DIP Lenders in their sole discretion.

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Interest Rate

The DIP Loans will bear interest at a rate of adjusted LIBOR (subject to a 2.0% floor) plus 7.5% per annum and such interest rate shall increase to adjusted LIBOR (subject to a 2.0% floor) plus 10.0% for DIP Loans outstanding in excess of 90 days. Interest on the New Money Loans shall be paid in cash monthly and upon any repayment or prepayment.  Interest on the Roll-up Loans shall be paid in kind and any reference to “principal amount” of the Roll-up Loans shall include any interest so capitalized and added to the principal amount thereof.  Notwithstanding the foregoing, upon the occurrence of any Event of Default under the DIP Facility, and upon written notice from the Majority DIP Lenders, such interest rate margin in respect of the DIP Loans shall automatically increase as of the date of the occurrence of the Event of Default by an additional 3.0% per annum (the “Default Rate”).  A customary alternate base rate option will be available (or required) as an alternative to adjusted LIBOR.

Interest shall be due and payable on (a) the last day of each interest period for DIP Loans bearing interest at LIBOR and (b) the last business day of each month for DIP Loans bearing interest at an alternate base rate.

Upfront/Arrangement Fee

An upfront and arrangement fee in an aggregate amount equal to 1.75% of the aggregate principal amount of the New Money Loans shall be due and payable to the DIP Lenders in cash on the initial funding date of the New Money Loans.

Commitment Yield Enhancement

A commitment yield enhancement in an amount equal to 1.75% of the aggregate principal amount of the New Money Loans shall be due and payable to the DIP Lenders in cash on the initial funding date of the New Money Loans.

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Budget; Permitted Variances

Prior to the commencement of the Chapter 11 Cases, the DIP Lenders shall receive an initial 13-week budget commencing with the week during which the Petition Date shall occur.  The budget shall contain line items of sufficient detail to reflect the Debtors’ consolidated projected receipts and disbursements for such 13-week period, as set forth on a week-by-week basis.  The 13-week budget shall be in form and substance satisfactory to the Majority DIP Lenders in their sole discretion (the “Initial Budget”). The Budget (as defined below) shall also contain line items of sufficient detail to reflect the Debtors’ consolidated projected professional fees (the “Professional Fees Estimate”) and royalty obligations (the “Royalty Estimate”).  The Debtors shall provide a new budget to the DIP Lenders on the Thursday of each week, beginning with the Thursday of the second full week after the Petition Date.  Once delivered and approved by the Majority DIP Lenders in their sole discretion, each subsequent budget shall become the new budget (together with the Initial Budget, each such subsequent budget, the “Budget”).  To the extent such subsequent budget is not approved by the Majority DIP Lenders, the existing budget shall remain as the Budget.

Commencing on the Thursday of the second full week after the Petition Date, the Debtors shall deliver to the DIP Lenders on the Thursday of each calendar week (a) a variance report comparing actual cash disbursements for the preceding Testing Period (as defined below) to the projected cash disbursements for such Testing Period as set forth in the Budget and (b) a variance report comparing actual cash receipts for the preceding Testing Period to the projected cash receipts for such Testing Period as set forth in the Budget, in each case such variance reports to be certified by the chief financial officer of the Debtors (the variance test described in the foregoing clauses (a) and (b), the “Budget Test”).  The Budget Test shall not include a test on the Professional Fees Estimate.

“Testing Period” means (a) with respect to the initial Budget Test, the Petition Date through and including the last day of the first full week after the Petition Date and (b) with respect to each subsequent

Budget Test, the first day after the end of the immediately preceding week through and including the last day of the same calendar week.

“Permitted Variance” means for any Testing Period, a variance of not more than (a) 20% less than the amount in the Budget for the operating receipts for such Testing Period measured on a line-by-line basis after giving effect to any Operating Receipt Carryforward (as defined below) and (b) 10% more than the amount in the Budget for the operating disbursements measured on a line-by-line basis after giving effect to any Operating Disbursement Carryforward (as defined below).  Additional variances, if any, from the Budget shall be subject to the written consent of the Majority DIP Lenders in their sole discretion.

An “Operating Receipt Carryforward” is the amount by which the amount of actual cash receipts received in a Testing Period exceeds the amount of any projected cash receipts set forth in the Budget for such Testing Period, which amounts shall carry forward into the next seceding Testing Period.

An “Operating Disbursement Carryforward” is the amount of any projected cash disbursements set forth in the Budget for a Testing Period not expended in such Testing Period, which amounts shall carry forward into the next seceding Testing Period.

Substantially concurrently with the delivery of the applicable variance report, the Debtors shall deliver to the DIP Lenders a “flash” cash report detailing all cash and cash equivalents of each of the Debtors (broken out by entity) as of the close of business of the last business day of the prior week.

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13

Conditions Precedent to Funding

The obligation of each DIP Lender to fund the DIP Loans on the Closing Date or thereafter is subject to the Debtors’ satisfaction, or waiver by the Majority DIP Lenders, of all conditions set forth below (the “Conditions Precedent”):

1.The Interim Order shall have been entered by the Bankruptcy Court in the Chapter 11 Cases and shall have been in form and substance consistent with this DIP Term Sheet and otherwise satisfactory to the Debtors in their reasonable discretion and the Majority DIP Lenders in their sole discretion.  The Interim Order shall be in full force and effect and shall not have been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Majority DIP Lenders in their sole discretion.

2.All orders entered by the Bankruptcy Court, including orders pertaining to cash management and adequate protection and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith, shall be in form and substance reasonably satisfactory to the

Majority DIP Lenders.  With respect to any provisions that affect the rights or duties of the DIP Agent, the orders shall be in form and substance reasonably satisfactory to the DIP Agent.

3.With respect to any borrowings to occur later than thirty (30) days following the Petition Date, the Final Order shall have been entered by the Bankruptcy Court no later than thirty (30) days following the Petition Date and the DIP Agent shall have received a true and complete copy of such order.  Such order shall be consistent with the DIP Term Sheet and otherwise in form and substance satisfactory to the Debtors in their reasonable discretion and the Majority DIP Lenders (and with respect to any provisions that affect the rights or duties of the DIP Agent, the DIP Agent) in their sole discretion.  The Final Order shall be in full force and effect, and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Majority DIP Lenders (and with respect to any provisions that affect the rights or duties of the DIP Agent, the DIP Agent) in their sole discretion.

4.Except as disclosed to the DIP Lenders in writing, since the Petition Date, no event, circumstance or change shall have occurred that has caused, or would reasonably be expected to cause, or evidences, either in any case or in the aggregate, a material adverse effect (to be defined as mutually agreed in the DIP Loan Documents, a “Material Adverse Effect”).

5.Other than the Chapter 11 Cases (and, except as otherwise provided herein, any objections, claims, actions, suits, investigations, litigation, or proceedings that may be commenced or pursued therein), there shall exist no claim, action, suit, investigation, litigation or proceeding, pending in any court or before any arbitrator or governmental instrumentality (a) which relates to the DIP Facility or the transactions contemplated thereby or (b) except for claims, actions, suits, investigations, litigation or proceedings (i) disclosed in a schedule to the DIP Loan Documents or (ii) otherwise stayed by 11 U.S.C. § 362.

6.The DIP Lenders shall have received executed originals of each guaranty and pledge agreement required under the DIP Loan Documents. Subject to the entry of the Interim Order or Final Order, as applicable, each such agreement shall be in full force and effect.

7.No trustee, examiner or receiver shall have been appointed or designated with respect to the Debtors or their business, properties or assets.

8.The DIP Lenders shall have received the Budget, which shall be in form and substance acceptable to the DIP Lenders in their sole discretion, and such other information (financial or otherwise) as the DIP Lenders may reasonably request.  The Debtors shall be in compliance with the Budget.

9.No default or event of default under the DIP Loan Documents shall have occurred and be continuing.

10.The Debtors shall have delivered a funding notice in the form required by the DIP Loan Documents.

11.The Debtors shall be in compliance with the Interim Order or, if applicable, the Final Order in all respects and each other Bankruptcy Court order in all material respects.

12.All reasonable and documented fees and expenses of the DIP Agent and the DIP Lenders (including, but not limited to, the fees and expenses of their advisors) shall have been satisfied.

13.The representations and warranties contained in the DIP Loan Documents shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date).

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15

Covenants

(1)The DIP Facility shall contain the financial, negative and affirmative covenants set forth below (subject to exceptions and qualifiers) that are ordinary and customary in debtor-in-possession financings of this type acceptable to the Debtors in their reasonable discretion and the Majority DIP Lenders in their sole discretion:

(i)delivery of the Budget and variance reports as set forth in the “Budget; Permitted Variances” section and compliance with the Budget Test subject to the Permitted Variance, in accordance with the terms of this DIP Term Sheet and the DIP Loan Documents;

(ii)delivery of information (financial or otherwise)

reasonably requested by the DIP Lenders and commercially reasonable access to management subject to customary prior notice;

(iii)delivery to the DIP Lenders and their counsel with reasonable prior notice and an opportunity to comment, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court in the Chapter 11 Cases, or distributed by or on behalf of the Debtors to any official committee appointed in the Chapter 11 Cases;

(iv)support and seek to consummate the Restructuring Transaction (as defined in the RSA) in accordance with the RSA within the time-frames contemplated under the RSA and in compliance with each Milestone (as defined in the RSA);

(v)restrictions on the granting of liens, the issuing of guarantees and the incurrence of other obligations (including the refinancing of any obligations);

(vi)without the Majority DIP Lenders’ consent (in their sole discretion), a prohibition on the Debtors, proposing, filing, consenting to, cooperating with, soliciting votes with respect to, acquiescing to, or supporting any chapter 11 plan or debtor in possession financing unless: (i) such plan or financing would, on the date of its effectiveness, pay in full in cash all DIP Obligations, all Term Obligations and all Second Lien Obligations; or (ii) such plan is an Acceptable Plan;

(vii)make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to any DIP Order, without the written consent of the Majority DIP Lenders in their sole discretion (which consent may be granted through email);

(viii)except as otherwise permitted pursuant to the DIP Orders, (A) assume or reject any executory contract or unexpired lease without the consent of the Majority DIP Lenders or (B) consent to termination or reduction of any exclusivity period or fail to object to any motion seeking to terminate or reduce any exclusivity period other than a motion filed by or with the written consent of the Majority DIP Lenders (which consent may be granted through email);

(ix)assert any right of subrogation or contribution against any other obligor under the DIP Facility until all borrowings under the DIP Facility are paid in full and the commitments are terminated; and

(x)the existing covenants in the Term Credit Agreement, which shall be modified as appropriate for the purposes of the DIP Facility in a manner satisfactory to the Debtors in their reasonable discretion and the DIP Lenders in their sole discretion.

The Debtors shall not amend, modify, or assign, without the prior written consent of the Majority DIP Lenders any of their respective material agreements (each as in effect on the date hereof).

Representations and Warranties

The DIP Loan Documents shall only contain representations and warranties customary for transactions and debtors of this type, which shall be limited to priority, collateral, the DIP Orders, the DIP Loan Documents, the Budget, prepetition indebtedness, use of proceeds and the representations and warranties set forth in the Term Credit Agreement, as appropriate and as modified to reflect the debtor-in-possession nature of the financing, as such representations and warranties may be modified or waived form time to time at the discretion of the Majority DIP Lenders in their sole discretion.

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Prepayments

Voluntary Prepayment:  At any time prior to maturity, the Debtors may voluntarily prepay the DIP Loans in full or in part.  Any such prepayment shall be made with all accrued interest, fees, the Make-Whole Amount (as defined and calculated in the Term Credit Agreement), if any, and other amounts outstanding in respect to such prepaid DIP Loans.

Mandatory Prepayment: Customary for transactions of this type, including without limitation: 100% of the net cash proceeds of (i) any non-ordinary course asset sales above $25,000 individually or in the aggregate, (ii) insurance/condemnation events above $25,000 individually or in the aggregate (the prepayments set forth in the foregoing clause (i) or (ii), collectively, the “Excluded Make-Whole Prepayments”) and (iii) any incurrence of indebtedness not otherwise permitted under the DIP Loan Documents.  The Debtors shall make such mandatory prepayments within three (3) business days following the Debtors’ receipt of any such net cash proceeds.

Make-Whole Amount: Whether voluntary or mandatory, and with respect to each repayment or prepayment of the DIP Loans, any acceleration of the DIP Loans or any other satisfaction or discharge of the DIP Loans prior to February 15, 2019, the Borrower shall pay to the DIP Agent, for the ratable benefit of the DIP Lenders, with respect to the amount of the DIP Loans repaid, prepaid, accelerated, satisfied or discharged, in each case, concurrently with such repayment, prepayment, acceleration, satisfaction or discharge, an amount equal to the Make Whole Amount.  Notwithstanding the foregoing, no Make-Whole Amount shall be payable (a) with respect to any Excluded Make-Whole Prepayments, which shall not include, for the avoidance of doubt, and prepayment in connection with a sale pursuant to section 363 of the Bankruptcy Code, or (b) if the DIP Loans are repaid and otherwise satisfied pursuant to the Acceptable Plan.

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18

19

Events of Default

The following will constitute events of default (“Events of Default” and each an “Event of Default”) under the DIP Loan Documents (in each case, subject to cure periods and materiality qualifiers customary for transactions and debtors of this type as agreed to by the Debtors, DIP Lenders and the DIP Agent):

(i)“Events of Default” as defined in and consistent with the Term Facility shall be included in the DIP Loan Documentation, mutatis mutandis for the DIP Loan Obligations (and only to the extent applicable to the DIP Loan Obligations), other than any such “Events of Default” in respect of insolvency or the filing of the Chapter 11 Cases contemplated hereunder;

(ii)appointment of a chief restructuring officer  or any equivalent officer that is not reasonably satisfactory to the Majority DIP Lenders;

(iii)appointment of a trustee or examiner in the Chapter 11 Cases or appointment of a receiver;

(iv)the Bankruptcy Court shall have entered an order with respect to any of the Chapter 11 Cases converting such Chapter 11 Cases to a case or cases under Chapter 7 of the Bankruptcy Code;

(v)an order shall be entered by the Bankruptcy Court without the written consent of the Majority DIP Lenders (which may be withheld in their sole discretion) permitting (A) the incurrence of any debt (including any guaranty or refinancing) or lien by any Debtor (excepting any Permitted Debt and/or Permitted Liens as such terms shall be defined under the DIP Loan Documents) or (B) any administrative expense or any claim to have administrative priority as to the Debtors equal or superior to the priority of the Chapter 11 Cases (other than the Carve-Out and the Hedge Carve-Out);

(vi)without the Majority DIP Lenders’ consent, the Debtors shall have proposed, filed, solicited, consented to, cooperated with, acquiesced to, or supported any chapter 11 plan or debtor in possession financing unless: (i) such plan or financing would, on the date of its effectiveness, pay in full in cash all DIP Obligations, all Term Obligations and all Second Lien Obligations; or (ii) such plan is an Acceptable Plan;

(vii)the Debtors shall have breached any of the Debtors’ Stipulations;

(viii)the Debtors shall file a motion seeking, or the Bankruptcy Court shall enter, an order granting any third party relief from the stay applicable to any third party to the extent the claim of such third party is in excess of $500,000;

(ix)the Debtors shall file a motion seeking, or the Bankruptcy Court shall enter, an order approving payment of any prepetition claim other than (A) as provided for in the “first-day orders” or “second-day orders,” (B) as contemplated by the Budget (subject to the Permitted Variance) or (C) otherwise consented to by the Majority DIP Lenders (which consent may be withheld in their sole discretion);

(x)an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for payment in full of the DIP Obligations, the Term Obligations and the Second Lien Obligations;

(xi)the termination of the Debtors’ exclusive period to file or solicit acceptance of a plan;

(xii)any Debtor shall fail to execute and deliver to the DIP Agent any agreement, financing statement, trademark filing, copyright filing, mortgages, notices of lien or similar instruments or other documents that the DIP Agent or the DIP Lenders may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the liens created in favor of the DIP Agent, and such failure shall continue unremedied for a period of ten days;

(xiii)(A) any Debtor shall attempt to invalidate, reduce or otherwise impair the DIP Liens or security interests of the DIP Agent or the DIP Lenders, claims or rights against such person or to subject any collateral to assessment pursuant to section 506(c) of the Bankruptcy Code, (B) the DIP Liens or security interest created by the collateral documents or the DIP Orders shall for any reason cease to be valid or (C) any action is commenced by the Debtors which contests the validity, perfection or enforceability of any of the DIP Liens or security interests of the DIP Agent;

(xiv)the Acceptable Plan (including any exit financing) or confirmation order approving the same is not in form or substance satisfactory to the Majority DIP Lenders in their sole discretion;

(xv)the Acceptable Plan is withdrawn, terminated, amended, supplemented or otherwise modified, in each case, without the prior written consent of the Majority DIP

Lenders in their sole discretion;

(xvi)any Debtor shall seek to, or shall support any other person’s motion to, disallow the DIP Lenders’ claim in respect of the DIP Obligations or contest any provision of any DIP Loan Document or any material provision of any DIP Loan Document shall cease to be effective;

(xvii)the initiation by the Debtors, any statutory committee appointed in the Chapter 11 Cases, any trustee, any examiner or any other party in interest of any contested matter or adversary proceeding in respect of any of the DIP Facility, the DIP     Obligations, the DIP Agent, the DIP Lenders, the Term Facility, the Term Obligations, the Term Facility Secured Parties, the Second Lien Notes, the Second Lien Obligations, the Second Lien Secured Parties, including, but not limited to, any actions pursuant to chapter 5 of the Bankruptcy Code, in each case, except as may otherwise be permitted under the Interim Order or Final Order;

(xviii)the violation of any term, provision or condition in the Interim Order or the Final Order; the Interim Order or the Final Order is amended, supplemented, reversed, vacated or otherwise modified without the prior written consent of the Majority DIP Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the DIP Agent, the DIP Agent);

(xix)an application for any of the orders described in clause (v) or (xviii) shall be made by a person other than the Debtors and such application is not contested by the Debtors in good faith or the relief requested is not withdrawn, dismissed or denied within 30 day after filing or any person obtains a final order under section 506(c) of the Bankruptcy Code against the DIP Agent or obtain a final order adverse to the DIP Agent or the DIP Lenders or any of their respective rights and remedies under the DIP Loan Documents or in the collateral; and

(xx)the occurrence of a default under or termination of the RSA.

Upon the occurrence and during the continuation of an Event of Default, the Majority DIP Lenders or the DIP Agent at the direction of the Majority DIP Lenders may immediately (a) deliver a notice of an Event of Default to Debtors and (b) terminate any commitments of each DIP Lender.

In addition, upon the occurrence and during the continuation of an Event of Default, upon three (3) business days prior written notice to the Debtors from the Majority DIP Lenders or the DIP Agent at the direction of the Majority DIP Lenders, (a) the DIP Obligations shall accelerate and (b) the automatic stay of Section 362 of the Bankruptcy Code shall be terminated without order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the purpose of permitting the DIP Lenders to exercise any or all of their rights and remedies set forth in the DIP Orders or the DIP Loan Documents, including without limitation: (i) directing the DIP Agent to foreclose on the Collateral and (ii) moving the Bankruptcy Court (on shortened notice) to appoint a chief restructuring officer for the Debtors, which the Debtors shall agree not to oppose such motion.  In addition, upon an Event of Default, the DIP Lenders (or the DIP Agent at the direction of the Majority DIP Lenders) may file a motion to seek to terminate or modify the Debtors’ plan exclusivity periods under Bankruptcy Code section 1121(d) and have such motion heard on shortened notice.

Upon the occurrence of an Event of Default, the DIP Lenders also shall have the right to deliver to the Debtors a DIP Toggle Notice (as defined in the Restructuring Term Sheet).  Upon the delivery of a DIP Toggle Notice, the Debtors shall continue to pursue the Acceptable Plan in accordance with the RSA and the milestones set forth therein.  The delivery of the DIP Toggle Notice shall not be, and shall not be deemed, a waiver of any Event of Default (including, but not limited to, any Event of Default on which the DIP Toggle Notice is based) or any rights or remedies of the DIP Agent or the DIP Lenders in respect of any Event of Default (including the right to terminate the DIP Facility and accelerate the DIP Loans).  All such rights and remedies shall be reserved and preserved and the DIP Agent or the DIP Lenders, as applicable, may exercise such rights and remedies (including the right to terminate the DIP Facility and accelerate the DIP Loans) following the delivery of a DIP Toggle Notice.

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DIP Orders

The DIP Orders shall be consistent with this Term Sheet and shall otherwise be in form and substance satisfactory to the Debtors in their reasonable discretion and the Majority DIP Lenders in their sole discretion. Among other things, the DIP Orders shall provide and/or contain:

(i)stipulations from the Debtors as to the validity, perfection, amount and priority of the Term Obligations, the Second Lien Obligations and the respective liens and security interests securing such obligations;

(ii)indemnifications for the DIP Agent, the DIP Lenders and each of their respective Related Persons as set forth below;

(iii)subject to the entry of the Final Order, full waivers of (A) the ability to surcharge the collateral securing the Term Facility and the Second Lien Notes under section 506(c) of the Bankruptcy Code or otherwise, (B) the ability to apply the “equities of the case exception” under section 552(b) of the Bankruptcy Code; and (C) the application of the doctrine of marshalling;

(iv)payment of all reasonable and documented out-of-pocket expenses (pre- or post-petition) of the DIP Agent, the DIP Lenders, the Term Facility Secured Parties and the Notes Secured Parties, including the reasonable and documented fees and expenses of their advisors (as set forth in this DIP Term Sheet), including all Term Facility Adequate Protection Claims and all Second Lien Adequate Protection Claims;

(v)that the net proceeds from any non-ordinary course sale of collateral securing the DIP Obligations, the Term Obligations or the Second Lien Obligations shall above the threshold set forth above be used by the Debtors to repay such obligations;

(vi)other than Permitted Debt or Permitted Liens (as such terms are to be defined in the DIP Loan Documents), that the Majority DIP Lenders’ consent in their sole discretion is required for any debt (including any guaranty or refinancing) to be incurred or lien to be granted by any Debtor;

(vii)that, without the Majority DIP Lenders’ consent (which may be withheld in their sole discretion),  the Debtors shall not propose, file, consent to, cooperate with, solicit votes with respect to, acquiesce to, or support any chapter 11 plan or debtor in possession financing unless (A) such plan or financing would, on the date of its effectiveness, pay in full in cash all DIP Obligations, all Term Obligations and all Second Lien Obligations or (B) such plan is an Acceptable Plan;

(viii)that the Debtors shall not directly or indirectly take any action that is inconsistent with, or that would unreasonably delay or impede approval of, any of this DIP Term Sheet, the DIP Facility or the DIP Loan Documents, which actions include, without limitation, directly or indirectly soliciting, encouraging, initiating, joining, and/or supporting any offer or proposal from, entering into any agreement with, and/or engaging in any discussions or negotiations with, any person concerning any actual or proposed transaction involving any or all of (A) a financial and/or corporate restructuring of any Debtor not supported by the DIP Lenders, (B) another debtor-in-possession financing facility (other than a financing that pays the DIP Obligations, the Term Obligations and the Second Lien Obligations in full in cash), (C) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of any Debtor, or (D) a merger, consolidation, business combination, liquidation, recapitalization, refinancing, sale of substantially all assets, or similar transaction involving any Debtor;

(ix)that the DIP Orders are binding on the Debtors, their estates, all parties in interest, any statutory committee appointed in the Chapter 11 Cases, any successor in interest in the Chapter 11 Cases or to the Debtors, including, but not limited to, any trustee appointed in the Chapter 11 Cases or any subsequent cases under chapter 7 of the Bankruptcy Code, and any examiner; and

(x)that upon the direction of the DIP Lenders, the Term Lenders and the holders of the Second Lien Notes, as applicable, each in their sole discretion, the DIP Agent, the Term Agent and the Second Lien Trustee or any of their respective designees shall have the right to credit bid all or a portion of the DIP Obligations, the Term Obligations or the Second Lien Obligations, respectively, in accordance with section 363(k) of the Bankruptcy Code.

The stipulations, acknowledgements, and agreements of the Debtors set forth in this section are referred to collectively as the “Debtors’ Stipulations”.  For the avoidance of doubt, nothing in this DIP Term Sheet or the DIP Orders shall be deemed a waiver of any of the Debtors’, the Term Facility Secured Parties’ or the Second Lien Secured Parties’ respective rights, remedies, claims or defenses, including, but not limited to, any rights, remedies, claims or defenses under the Term Loan Documents, the Second Lien Documents, or under applicable law (including, but not limited to, any claims under Bankruptcy Code section 506(b)).  The DIP Orders shall provide that all such rights, remedies, claims and defenses of the Term Facility Secured Parties and the Second Lien Secured Parties, as applicable, are expressly reserved and preserved and may be asserted by the Term Facility Secured Parties and the Second Lien Secured Parties, as applicable, at any time during the Chapter 11 Cases.

The Debtors’ Stipulations concerning the extent, validity, priority, perfection, enforceability and non-avoidance of the Term Obligations, the Second Lien Obligations and the liens and security interests securing such obligations, respectively, shall: (i) be binding on the Debtors, their estates, all parties in interest, any statutory committee appointed in the Chapter 11 Cases, any successor in interest in the Chapter 11 Cases or to the Debtors, including, but not limited to, any trustee appointed in the Chapter 11 Cases or any subsequent cases under chapter 7 of the Bankruptcy Code, and any examiner; and (ii) subject to a “Challenge Period” to be determined.

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Amendments, Waivers and Modifications

The consent of the Majority DIP Lenders shall be required to amend, waive or modify the DIP Facility or any of the DIP Loan Documents.  Notwithstanding the foregoing, certain matters shall be subject to an “affected lender” consent.

Assignments and Participations

The DIP Loan Documents shall include customary rights of assignment and participation rights, including the Debtors’ right to consent to assignments unless an event of default has occurred and is continuing.

Indemnity

The Debtors shall, jointly and severally, indemnify and hold harmless the DIP Agent (and any sub-agent thereof), each of the DIP Lenders, and each of their respective Related Persons (each, an “Indemnified Person”) from and against all any and all claims arising in respect of the DIP Facility.  Such indemnified claims shall include, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), losses, liabilities, actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims of whatsoever nature and kind.  The Indemnified Persons shall be indemnified from such claims, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, or whether foreseen or unforeseen,[14] in connection with any investigation, litigation or proceeding, or the preparation of any defense with respect thereto, arising out of or relating to the DIP Facility except to the extent arising from any dispute solely among Indemnified Persons which does not arise out of any act or omission of the Debtors (other than any proceeding against any Indemnified Person solely in its capacity or in fulfilling its role as DIP Agent or similar role).  Notwithstanding the foregoing, no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Person or a material breach by such Indemnified Person of any of its obligations in respect of the DIP Facility.

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This includes, without limitation, as to the DIP Agent and the DIP Lenders, in each case, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel and one local counsel in each relevant jurisdiction and, if necessary, a single special counsel for each relevant specialty and, in the case of a conflict of interest, one additional counsel in each jurisdiction to such affected parties similarly situated and, in the case of other Indemnified Persons, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel and one local counsel in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel in each jurisdiction to such affected parties similarly situated.

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Governing Law

New York, except to the extent preempted by federal bankruptcy laws.

The DIP Loan Documents will provide that the Debtors will submit to the non-exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the State of New York; and shall waive any right to trial by jury.

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EXHIBIT A to
the DIP Term Sheet

Carve-Out Language

1.Carve Out.

(a)Carve Out.  As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent or the Majority DIP Lenders of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $350,000 incurred after the first business day following delivery by the DIP Agent or the Majority DIP Lenders of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent or the Majority DIP Lenders (or by counsel to either of the foregoing) to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee (if any), which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Creditors’ Committee (if any) (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for New Money Loans under the Final DIP Tranche (each, as defined in the DIP Loan Documents) (on a pro rata basis based on the then outstanding DIP Loans), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute DIP Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at or in the name of the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for New Money Loans under the Final DIP Tranche (on a pro rata basis based on the then outstanding DIP Loans), in an amount equal to the Post‑Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post‑Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at or in the name of the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent gives such notice to such DIP Lenders (as defined in the DIP Loan Documents), notwithstanding anything in the DIP Loan Documents to the contrary, including with respect to the existence of a Default (as defined in the DIP Loan Documents) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for borrowing of New Money Loans under the Final DIP Tranche under the DIP Facility, any termination of the DIP Facility following an Event of Default, or the occurrence of the Maturity Date, each DIP Lender (on a pro rata basis based on the then outstanding DIP Loans) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Loan Documents.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Loans have been terminated, in which case any such excess shall be paid to the holders of Term Obligations and Second Lien Obligations in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Loans have been terminated, in which case any such excess shall be paid to the holders of Term Obligations and Second Lien Obligations in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Loan Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [●], then, any excess funds in either of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [●], prior to making any payments to the DIP Agent or the holders of Term Obligations and Second Lien Obligations, as applicable.  Notwithstanding anything to the contrary in the DIP Loan Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the DIP Agent, the Term Agent, and the Second Lien Trustee shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Loan Documents.  Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans (as defined in the DIP Loan Documents) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, or in the Term Facility or Second Lien Notes, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Term Facility Adequate Protection Claims, and the Second Lien Adequate Protection Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations, the Term Obligations, or the Second Lien Obligations.

(c)Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the

Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agent, DIP Lenders, Term Lenders, the holders of Second Lien Notes, the Term Agent, or the Second Lien Trustee shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this [Interim/Final] Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, the Term Lenders, the holders of Second Lien Notes, the Term Agent, or the Second Lien Trustee in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Facility collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

EXHIBIT E to
the Restructuring Support Agreement

Exit Facility Term Sheet

EXIT FACILITY Term Sheet

Gastar exploration inc.15

This exit facility term sheet (this “Exit Facility Term Sheet”) is a summary of indicative terms and conditions for a proposed exit facility term loan financing that is materially consistent with the terms and conditions as set forth in this Exit Facility Term Sheet and otherwise acceptable in form and substance to the Credit Parties and the Exit Lenders (each as defined below).

This Exit Facility Term Sheet is non-binding and is being presented for discussion and settlement purposes only.  Consequently, this Exit Facility Term Sheet is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rules or laws of similar import.  This Exit Facility Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions that may be contained in the fully negotiated and executed definitive documentation in connection with the Exit Facility (the “Exit Facility Documentation”).  The transactions described in this Exit Facility Term Sheet are subject in all respects to, among other things, internal authorization and approval by the appropriate credit committees of the Exit Lenders, the execution and delivery of Exit Facility Documentation satisfactory in form and substance to the Credit Parties and the Exit Lenders, satisfaction or waiver of the conditions precedent set forth in such Exit Facility Documentation, approval by the Bankruptcy Court (as defined below), and the satisfactory completion of diligence by the Exit Lenders in their sole discretion.  This Exit Facility Term Sheet does not constitute a commitment to lend or to provide or arrange any other financing; such an obligation would arise only under a fully negotiated commitment letter if executed by all parties thereto in accordance with its terms.

This Exit Facility Term Sheet and the information contained in this Exit Facility Term Sheet shall remain strictly confidential and may not be shared with any person or entity (other than the Credit Parties, the Exit Lenders and their respective professionals), unless otherwise consented to by the Credit Parties or the Exit Lenders, as applicable.

Borrower	An entity to be mutually agreed (the “Borrower”).
Holdings	To the extent a structure is mutually agreed whereby the equity of the Borrower is wholly-owned by a holding company, such holding company (“Holdings”).
Guarantors

Holdings, if any, Northwest Property Ventures LLC, Gastar Exploration Inc. (to the extent it is not the Borrower and as mutually agreed), and each other subsidiary of Holdings (other than the Borrower) (collectively, the “Guarantors” and together with the Borrower, the “Credit Parties”).

Exit Lenders	Funds managed or controlled by Ares Management, L.P. (collectively, the “Exit Lenders”).

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This Exit Facility Term Sheet, the terms and provisions set forth in this Exit Facility Term Sheet, and the transactions contemplated by this Exit Facility Term Sheet are in all respects subject to, and may be further revised, modified or changed following, the completion of due diligence by the Exit Lenders and their professionals.

Exit Facility

(a) A $100 million secured delayed draw term loan facility (the “First Lien Exit Facility”) comprised of (i) term loans consisting of DIP Claims (as defined in the RSA) that constitute New Money Loans (as defined in the DIP Term Sheet (as defined in the RSA)) funded under the DIP Facility (as defined in the RSA) and deemed funded under the First Lien Exit Facility on the Closing Date and (ii) term loan commitments consisting of DIP Claims in an amount equal to any undrawn commitment under the DIP Facility and (b) a secured term loan facility

(the “Second Lien Exit Facility” and together with the First Lien Exit Facility, collectively, the “Exit Facility”) comprised of up to $200 million (as such amount may be reduced by the Exit Lenders in their sole discretion on or prior to the effective date of the Plan (the “Effective Date”)) in aggregate principal amount of term loans deemed funded on the Closing Date consisting of DIP Claims and Term Loan Claims (as defined in the RSA) (the loans under the First Lien Exit Facility and the Second Lien Exit Facility, collectively, the “Exit Loans”).  The Exit Loans may not be reborrowed once repaid.

The “Plan” means the Plan (as defined in the RSA), which is a Chapter 11 Plan of Reorganization and a related disclosure statement of the Credit Parties to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The reorganization contemplated by the Plan is referred to herein as the “Reorganization.”

Administrative and Collateral Agent	Wilmington Trust, National Association (the “Administrative Agent”).
Use of Proceeds

The proceeds of the Exit Facility will be used to refinance on the Closing Date a portion of the outstanding obligations under the DIP Facility as of the Effective Date and refinance indebtedness under and replace the commitments under the Credit Parties’ Term Facility.  The First Lien Exit Facility shall provide for commitments for future term loans to fund general working capital and for other general corporate purposes after emergence from Chapter 11 on terms to be mutually agreed and in an amount equal to the undrawn commitments under the DIP Facility as of the Effective Date.

Closing Date	The date on which the Exit Loans are issued under the Exit Facility and the Reorganization is consummated in all material respects pursuant to the Plan (the “Closing Date”).
Maturity	The date that is mutually agreed but in any event no less than 5 years or greater than 7 years after the Closing Date (the “Maturity Date”).

Collateral

The First Lien Exit Facility will be secured by a perfected first-priority (subject to the pari passu liens securing obligations owed to the Credit Parties’ hedge counterparties and other permitted liens to be mutually agreed) security interest in and lien on substantially all of the Credit Parties’ tangible and intangible assets (collectively, the “Collateral”), with materiality thresholds and exceptions consistent with those in the Pledge and Security Agreement (as defined in the Term Credit Agreement (as defined in the RSA)), including, without limitation, (i) 100% of the stock, membership or partnership interests of the Borrower (so long as Holdings wholly-owns the equity of the Borrower), each Guarantor (other than Holdings) and each subsidiary of the foregoing, (ii) all of the Credit Parties’ deposit, securities and commodities accounts, in each case, subject to certain exceptions consistent with those in the Pledge and Security Agreement and subject to control agreements, and (iii) oil and gas properties of the Credit Parties comprising not less than each of (a) 90% of the PV10 of the proved reserves attributable to such properties of the Credit Parties and (b) 90% of the net acres of such properties of the Credit Parties with no associated proved reserves; in each case, subject to mutually agreed exceptions for “excluded property” consistent with those in the existing Security Documents (as defined in the Term Credit Agreement). The Second Lien Exit Facility will be secured by a perfected second-priority security interest in and lien on the Collateral.  All such security interests in personal property and all liens on oil and gas properties and other real property will be created in accordance with the Exit Facility Documentation.

Conditions to Closing

Usual and customary for facilities of this type, including, without limitation, the following:

A.The negotiation, execution and delivery of the Exit Facility Documentation substantially consistent with the terms set forth in this Exit Facility Term Sheet and otherwise satisfactory to the Exit Lenders in their sole discretion.

B.The satisfaction of the Exit Lenders in their sole discretion with:

•the Plan; and

•the terms, entry and effectiveness of a confirmation order with respect to the Plan.

C.The Reorganization shall have been consummated in accordance with the Plan in all material respects (all conditions set forth therein having been satisfied or waived (with any such waiver having been approved by the Exit Lenders in their sole discretion)), substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan in accordance with its terms in all material respects shall have occurred substantially contemporaneously with the closing of the Exit Facility and such closing shall have occurred not later than February 15, 2019.

D.The Exit Lenders shall be satisfied in their sole discretion that, on the Closing Date, immediately after giving effect to the consummation of the Plan, the issuance of the Exit Loans to occur on the Closing Date and any other transactions to occur on the Closing Date, the Credit Parties and their subsidiaries shall have outstanding no indebtedness for borrowed money other than indebtedness outstanding under the Exit Facility and any additional indebtedness (including but not limited to capital leases and obligations owed to the Credit Parties’ hedge counterparties) on terms and conditions (including as to structure and amount) satisfactory to the Exit Lenders in their sole discretion.

E.Delivery of evidence that all required insurance has been maintained and that the Administrative Agent (as defined below) has been named as loss payee and additional insured.  To the extent the Borrower is not able to deliver endorsements pursuant to this clause (E) by the Closing Date after having used commercially reasonable efforts to do so, such endorsements shall be delivered within 30 days after the Closing Date (or such longer time as the majority of the Exit Lenders may agree).

F.Accuracy of representations and warranties contained in the Exit Facility Documentation in all material respects (or, in the case of representations and warranties that are qualified by materiality, in all respects) on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (or, in the case of representations and warranties that are qualified by materiality, in all respects)) and absence of default and Event of Default under the Exit Facility Documentation.

G.Compliance with customary documentation conditions, including the delivery of customary legal opinions and closing certificates (including a customary solvency certificate), good standing certificates and  certified organizational documents, in each case, in form and substance reasonably satisfactory to the Exit Lenders and the Administrative Agent.

H.The Administrative Agent shall have a perfected first-priority (subject to permitted liens to be mutually agreed) lien on substantially all of the assets of the Credit Parties, subject to any agreed post-closing perfection requirements.

I.Receipt by the Administrative Agent of reasonably satisfactory results of customary lien searches.

J.Receipt and satisfactory review by the Administrative Agent of (i) the Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) the Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing Date and (iii) pro forma financial statements of the Borrower (after giving effect to the transactions contemplated in the Plan and this Exit Facility Term Sheet).

K.Receipt and satisfactory review of the reserve reports (i) dated as of the most recent date required by the Term Credit Agreement and prepared by Wright & Company, Inc. or other engineering firm acceptable to the Exit Lenders and (ii) dated as of the most recent date required by the Term Credit Agreement and prepared internally by the Borrower, together with certification by the Borrower as to accuracy, title and, except as otherwise disclosed, absence of gas imbalances or take-or-pay or other prepayments.

L.Satisfactory title information as required by the Exit Lenders on at least 90% of the PV10 of the oil and gas properties of the Credit Parties.

M.Receipt of mortgages and security agreements providing perfected first-priority (subject to permitted liens to be mutually agreed) or second-priority, as applicable, security interests in and liens on all assets of the Credit Parties, including, as applicable, not less than each of (i) 90% of the PV10 of the proved reserves attributable to the oil and gas properties of the Credit Parties and (ii) 90% of the net acres of oil and gas properties of the Credit Parties with no associated proved reserves.

N.All requisite governmental and third party approvals shall have been obtained, and there shall be no material litigation, governmental, administrative or judicial action against the Credit Parties, except as otherwise disclosed pursuant to the Credit Parties’ public disclosures or to the Exit Lenders in writing prior to the Closing Date.

O.Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, and the Patriot Act, to the extent requested at least 5 business days prior to the Closing Date.

P.To the extent invoiced at least one business day prior to the Closing Date, payment by the Borrower on or before the Closing Date of (i) the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent (including the fees and expenses of one outside counsel to the Administrative Agent), and (ii) the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, in connection with the transaction hereunder due on such date.

Q.No default or event of default under the DIP Facility.

R.No material adverse change from the date of the RSA until closing (excluding the pendency of the Chapter 11 Cases).

Interest Rate

At the election of the Borrower, either (a) Adjusted LIBOR Rate plus 6.00% per annum (subject to a 2.00% LIBOR floor) if paid in cash or (b) Adjusted LIBOR Rate plus 8.00% per annum (subject to a 2.00% LIBOR floor) if paid in kind, in each case, payable quarterly.

During the continuance of an event of default, past due amounts under the Exit Facility will bear interest at an additional 3.00% per annum above the interest rate otherwise applicable.

Upfront/Arrangement Fee	None.
Scheduled Amortization	None. The unpaid principal amount of the Exit Loans shall be repaid in full on the Maturity Date.
Call Protection	None.
Mandatory Prepayments

The Exit Loans shall be prepaid with:

(i)100% of the net cash proceeds of non-ordinary course asset sales or casualty or condemnation events (subject to reinvestment rights and baskets and exclusions to be agreed); and

(ii)100% of the proceeds of debt incurrences (other than debt permitted under the Exit Facility Documentation).

Financial Covenants	None.
Exit Facility Documentation

The Exit Facility Documentation shall contain representations and warranties, affirmative covenants, negative covenants and events of default usual and customary for transactions of this type and with materiality, thresholds and exceptions, in each case, consistent with the existing Loan Documents as mutually agreed.  Terms not expressly set forth in this Exit Facility Term Sheet will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (ii) contain such other terms as the Credit Parties and the Exit Lenders shall agree (given due regard to the operations, size, industry (and risks and trends associated therewith), geographic locations and businesses of the Credit Parties). The definitive documentation for the Term Credit Agreement will be used as a starting point for the Exit Facility Documentation.

Expenses and Indemnification	Usual and customary for facilities of this type and consistent with the existing Loan Documents.
Governing Law	State of New York.

SCHEDULE 1 to
the Restructuring Support Agreement

Exhibit 10.2

Execution Version

THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability or, UNTIL the occurrence of the Agreement effective date on THE TERMS DESCRIBED IN THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT, deemed binding on any of the parties TO THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT.

Hedge Party Restructuring Support Agreement

This Hedge Party Restructuring Support Agreement (this agreement, including all exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”)16 is made and entered into as of October 26, 2018, by and among the following parties (each of the parties described in Sub-Clauses (i) and (ii), a “Party” and, collectively, the “Parties”):

i.

Gastar Exploration Inc. (“Gastar”); its undersigned subsidiary Northwest Property Ventures LLC; and any other future subsidiary of Gastar (each a “Company Party” and collectively, the “Company” or the “Company Parties”); and

ii.

the entities Cargill, Inc. and NextEra Energy Marketing, LLC (each a “Hedge Party,” and collectively, the “Hedge Parties”) in their capacities as holders of claims arising under or related to the prepetition transactions entered into by such Hedge Party with Gastar under the applicable Initial Swap Party ISDA (as defined in the Hedge Party Term Sheet), including all liabilities and obligations of the Company outstanding as of the date of commencement of the Chapter 11 Cases (the “Petition Date”) and any claims of such Hedge Party arising out of any termination thereof (such claims, with respect to each Hedge Party individually or with respect to the Hedge Parties collectively, as the context requires, the “Hedge Claims”).

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations regarding the treatment of the Hedge Claims in connection with the restructuring and recapitalization of the Company;

WHEREAS, to implement the Restructuring Transaction (as defined in the Hedge Party Term Sheet), the Company intends to commence voluntary cases under chapter 11 of the

[16]

Capitalized terms used but not otherwise defined in this document have the meanings ascribed to such terms in the term sheet attached to this Agreement as Exhibit A (the “Hedge Party Term Sheet”), subject to Section 2 hereof.

Bankruptcy Code17 (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Company intends to pursue the Restructuring Transaction in accordance with a prepackaged chapter 11 plan of reorganization (the “Plan”) and a related disclosure statement (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the “Disclosure Statement”);

WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Transaction.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1.

Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties on the date: (a) each of the Company Parties has executed and delivered counterpart signature pages of this Agreement to the Hedge Parties; and (b) each of the Hedge Parties has executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties (such date, the “Agreement Effective Date”).

Section 2.

Exhibits and Schedules Incorporated by Reference.  Each of the exhibits to this Agreement (including, but not limited to, the Hedge Party Term Sheet) and any schedules or annexes to such exhibits (collectively, the “Exhibits and Schedules”)) is expressly incorporated into, and made a part of, this Agreement.  As used in this Agreement, all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

Section 3.	Definitive Documentation.

(a)The definitive documents and agreements governing the Restructuring Transaction (collectively, the “Definitive Documents”) shall consist of this Agreement and each of the following documents:

(i)the Plan (and all exhibits to the Plan);

(ii)the order confirming the Plan (the “Confirmation Order”);

(iii)	the Disclosure Statement, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”);

[17]	“Bankruptcy Code” means title 11 of the United States Code, as amended.

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(iv)	the interim and final orders approving use of cash collateral and debtor-in-possession financing (the “DIP Orders”);
(v)	the Hedge Party Secured Note (as defined in the Hedge Party Term Sheet), which shall be contained in the supplement to the Plan to be filed in the Chapter 11 Cases; and
(vi)	the Intercreditor Agreement (as defined in the Hedge Party Term Sheet).

(b)Certain of the Definitive Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement.  The provisions regarding treatment of the Hedge Claims under the Plan or any other provisions of the Definitive Documents that will have a material adverse affect on the rights of the Hedge Parties shall be in form and substance acceptable to the Company Parties and the Hedge Parties.

Section 4.	Commitments Regarding the Restructuring Transaction.

4.01.Commitment of the Hedge Parties.

(a)From the Agreement Effective Date until the termination of this Agreement in accordance with the terms hereof, each of the Hedge Parties agrees to:

(i)vote each of its claims, including the Hedge Claims, against the Company to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis;

(ii)negotiate in good faith the Definitive Documents and use commercially reasonable efforts to take any and all necessary and appropriate actions in furtherance of the Restructuring Transaction and the Plan (if applicable) and this Agreement;

(iii)use commercially reasonable efforts to support and take all actions necessary or appropriate to facilitate the solicitation, confirmation and consummation of the Restructuring Transaction and the Plan (if applicable);

(iv)consent to and use commercially reasonable efforts to support the release, discharge, exculpation, and injunction provisions contained in the Definitive Documents and, if applicable, not “opt out” of such provisions in the Plan;

(v)not (A) object to or join in any objection to the Confirmation Order, or (B) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or the Plan;

(vi)not change or withdraw (or cause to be changed or withdrawn) any vote(s) to accept the Plan;

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(vii)not transfer any of their Hedge Claims prior to the effective date of the Plan to any party that is not a Hedge Party; and

(viii)not (A) object to, delay, impede, or knowingly take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, (B) propose, file, support, or vote for any actual or proposed transaction involving any or all of (1) another financial and/or corporate restructuring of the Company, (2) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of the Company, or (3) a merger, consolidation, business combination, joint venture, liquidation, dissolution, winding up, assignment for the benefit of creditors, recapitalization, refinancing, or similar transaction involving the Company, other than the Restructuring Transaction, or (C) exercise any right or remedy for the enforcement, collection, or recovery of any Debtor Claims/Interests, or (D) support, encourage or direct any other person or entity to take any such action.

(b)Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan by any Hedge Party nor the acceptance of the Plan by any Hedge Party shall:  (i) be construed to prohibit any Hedge Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the other Definitive Documents, complying with applicable law or exercising any rights (including any consent and approval rights contemplated under this Agreement or the other Definitive Documents) or remedies specifically reserved in this Agreement or the other Definitive Documents; (ii) be construed to prohibit or limit any Hedge Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, during the Effective Period, such appearance and the positions advocated  are not inconsistent with this Agreement; or (iii) impair or waive the rights of any Hedge Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

4.02.Commitment of the Company.

(a)From the Agreement Effective Date until the termination of this Agreement in accordance with the terms hereof, each of the Company Parties agrees to:

(i)negotiate in good faith all Definitive Documents and take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring Transaction, the Plan (if applicable), and this Agreement;

(ii)use reasonable best efforts to obtain orders of the Bankruptcy Court in respect of the Restructuring Transaction, including the Confirmation Order;

(iii)support and use reasonable best efforts to consummate the Restructuring Transaction in accordance with this Agreement within the time-frames contemplated under this Agreement.

(iv)use reasonable best efforts to negotiate, execute and deliver any other agreements necessary to effectuate and consummate the Restructuring Transaction;

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(v)use commercially reasonable efforts to obtain any and all regulatory and/or third‑party approvals necessary or appropriate in connection with the Restructuring Transaction;

(vi)pay the reasonable and documented fees and expenses of the Hedge Parties as set forth in Section 9 of this Agreement;

(vii)not object to or join in any objection to, on any grounds, including but not limited to, avoidance, disallowance, expungement, recharacterization, subordination, or otherwise, the Hedge Claims;

(viii)timely file an objection or response with the Bankruptcy Court to any motion, or other pleading, filed with the Bankruptcy Court by a party seeking the entry of an order: (1) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code); (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (3) dismissing any of the Chapter 11 Cases; (4) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; or (5) objecting to the Hedge Claims; and

(ix)not directly or indirectly: (A) delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, or otherwise take any action which would, or which would reasonably be expected to, breach or be inconsistent with this Agreement; or (B) support, encourage or direct any other person or entity to take any action referred to in this Section 4.02(a)(ix).

(b)Nothing in this Agreement shall require the Company, the Board or any other person or entity, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law.

Section 5.

Representations and Warranties of Hedge Parties.  Each Hedge Party, severally, and not jointly, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement and the Hedge Termination Date (as defined in the Hedge Party Term Sheet):

(a)it is the owner of the Hedge Claims;

(b) such Hedge Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Hedge Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(c)it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Hedge Claims.

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Section 6.

Mutual Representations and Warranties.  Each (i) Hedge Party, severally, and not jointly, and (ii) Company Party, on a joint and several basis, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement:

6.01.Enforceability.  It is validly existing and in good standing under the laws of the state of its organization.  This Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.02.No Consent or Approval.  Except as expressly provided in this Agreement, the Plan (if applicable), the Hedge Party Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transaction contemplated by, and perform the respective obligations under, this Agreement.

6.03.Power and Authority.  Except as expressly provided in this Agreement and subject to applicable law, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transaction contemplated by, and perform its respective obligations under, this Agreement.  Each of the Definitive Documents will be duly authorized and, assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, when executed and delivered by each Party, will constitute a legal, valid, binding instrument enforceable against the Parties in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

6.04.Other Representations.  Each Party represents and warrants that it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Restructuring Term Sheet, the Plan (if applicable), and this Agreement.  Each Party further represents and warrants that it has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

Section 7.

Cooperation and Support.  The Company shall provide the Hedge Parties with reasonable advance notice of and an opportunity to review and comment on each Definitive Document.  The form and substance of such Definitive Document shall be subject to the consent and approval rights of the Company and the Hedge Parties set forth in Section 3 of the Restructuring Support Agreement.

Section 8.	Termination Events.

8.01.Hedge Party Termination Events.  With respect to any Hedge Party, so long as such Hedge Party has not failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission or delay on

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the part of any Company Party in violation of its obligations under this Agreement), this Agreement may be terminated by such Hedge Party as to such Hedge Party pursuant to this Section 8.01 upon prior written notice delivered in accordance with this Agreement, upon the occurrence and continuation of any of the following events:

(a)the occurrence of a material breach of this Agreement by any Party other than the terminating Hedge Party.  However, if such breach is capable of being cured, the breaching Party shall have five (5) business days following written notice from such Hedge Party of the occurrence thereof to cure such breach;

(b)the (i) conversion of one or more of the Chapter 11 Cases of the Company Parties to a case under chapter 7 of the Bankruptcy Code, (ii) dismissal of one or more of the Chapter 11 Cases of the Company Parties, unless such conversion or dismissal, as applicable, is made with the prior written consent of such Hedge Party, or (iii) appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) or (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(c)any of the Definitive Documents do not comply with Section 3 of this Agreement;

(d)a material breach by any Company Party of any representation or warranty of such Company Party set forth in Section 6 of this Agreement that could reasonably be expected to have a material adverse impact on the consummation of the Restructuring Transaction that (to the extent curable) remains uncured for a period of ten (10) business days after the receipt by the Company of written notice and description of such breach from any other Party;

(e)any Company Party terminates its obligations under and in accordance with Section 8.02 of this Agreement;

(f)the failure to meet any of the Milestones unless: (i) such failure is the result of any act, omission, or delay on the part of such Hedge Party in material violation of its obligations under this Agreement; or (ii) such Milestone previously has been waived by such Hedge Party; or

(g)any other Hedge Party terminates its obligations under and in accordance with this Section 8.01.

8.02.Company’s Termination Events.  So long as no Company Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission, or delay on the part of the Hedge Parties in violation of their obligations under this Agreement), the Company may terminate this Agreement as to all Parties upon prior written notice, delivered in accordance with Section 11.09 of this Agreement, upon the occurrence of any of the following events:

(a)A material breach by any of the Hedge Parties of any provision set forth in this Agreement that has an adverse effect on the Company and that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Hedge Parties of notice of such material breach;

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(b)the Board determines, after consulting with counsel, that proceeding with the Restructuring Transaction would be inconsistent with its fiduciary duties or applicable law and that failure to terminate this Agreement would be inconsistent with the exercise of its fiduciary obligations or applicable law; or

(c) the Bankruptcy Court enters an order denying confirmation of the Plan.

8.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among each of the Company and the Hedge Parties.

8.04.Termination upon Completion of the Restructuring Transaction.  This Agreement shall terminate automatically without any further required action or notice on the effective date of the Plan.

8.05.Effect of Termination.  Upon the termination of this Agreement as to a Party, this Agreement shall be of no further force or effect with respect to such Party.  Each Party subject to such termination shall: (a) be released from its commitments, undertakings, and agreements under or related to this Agreement; (b) have the rights and remedies that it would have had, had it not entered into this Agreement; and (c) be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement.   The termination of this Agreement with respect to any Party shall not relieve or absolve any Party of any liability for any breaches of this Agreement that preceded the termination of the Agreement.

Section 9.

Fees and Expenses.  Upon receipt of a request for payment, the Company shall promptly pay and reimburse all reasonable and documented fees and out-of-pocket fees and expenses of the Hedge Parties, including the fees and expenses of all attorneys, accountants, advisors, consultants, and other professionals of the Hedge Parties (regardless of whether such fees and expenses are incurred before or after the Petition Date).

Section 10.

Amendments; Consents and Waivers.  This Agreement (including the Exhibits and Schedules), may not be modified, amended, or supplemented in any manner except in writing signed by the Company and each of the Hedge Parties.  Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

Section 11.	Miscellaneous.

11.01.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters in this Agreement specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transaction, as applicable.

11.02.Complete Agreement.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement among the Parties with respect to the subject matter of this

21

Agreement and supersedes all prior negotiations, agreements, and understandings, whether oral or written, among the Parties with respect thereto.

11.03.Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision of this Agreement.

11.04.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement, each Party: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party to this Agreement or constitutional authority to finally adjudicate the matter.  Notwithstanding the foregoing, if the Company Parties commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

11.05.Trial by Jury Waiver.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.06.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery. Each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.07.Interpretation and Rules of Construction.  This Agreement is the product of good faith negotiations among the Company and the Hedge Parties.  Consequently, this Agreement shall be enforced and interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.  The Company and the Hedge Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.  For the purposes of

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this Agreement, the term “including” shall mean “including, without limitation,” whether or not so specified.

11.08.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

11.09.Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, TX 7710

Attention:  Michael A. Gerlich

      mgerlich@gastar.com

      Heather Rhodes

      hrhodes@gastar.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:  Ross M. Kwasteniet, P.C.
      ross.kwasteniet@kirkland.com

      Douglas E. Bacon, P.C.

douglas.bacon@kirkland.com

John R. Luze

      john.luze@kirkland.com

(b)if to NextEra Energy Marketing, LLC, to:

NextEra Energy Marketing, LLC

700 Universe Blvd.

Juno Beach, Florida 33408

Attn: Credit Department

Fax: 561-694-7642

With a copy to counsel to the Hedge Parties (which shall not constitute notice):

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Attn: Legal Department – Contracts Group

Fax: 561-694-7504

(c)if to Cargill, Inc., to:

Cargill, Incorporated

Cargill Risk Management

840 West Sam Houston Parkway North, Suite 300

Houston, TX 77024

Attention: Tyler R Smith

Fax: 952-367-0849

Email: Tyler_Smith_1@Cargill.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.  For purposes of this Agreement, any consents or approvals of the Hedge Parties may be provided by counsel to the Hedge Parties.

11.10.Waiver.  If the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transaction, or the payment of damages to which a Party may be entitled under this Agreement.

11.11.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party.  Consequently, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

11.12.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

11.13.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative.  The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

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11.14.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Company Parties:

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich

Name: Michael A. Gerlich

Title: Sr Vice President and CFO

NORTHWEST PROPERTY VENTURES LLC
By:	/s/ Michael A. Gerlich

Name: Michael A. Gerlich

Title: Sr Vice President and CFO

Debtor Signature Page to Hedge Party Restructuring Support Agreement

Hedge Parties:

NEXTERA ENERGY MARKETING, LLC

By:/s/ Lawrence Silverstein

Name: Laurence Silverstein

Title: Senior Vice President and Managing Director

CARGILL, INCORPORATED

By:/s/ Tyler R. Smith

Name: Tyler R. Smith

Title: Authorized Signer

Hedge Party Signature Page to Hedge Party Restructuring Support Agreement

EXHIBIT A to
the Hedge Party Restructuring Support Agreement

Hedge Party Term Sheet

Gastar Exploration Inc.

HEDGE PARTY TERM SHEET

October 26, 2018

This term sheet (the “Hedge Party Term Sheet”) summarizes the material terms and conditions of certain transactions in connection with an in-court restructuring (the “Restructuring Transaction”) of the capital structure and financial obligations of Gastar Exploration Inc., a Delaware corporation (“Gastar”), and its subsidiary related to the obligations of Gastar under the applicable Initial Swap Party ISDAs (as defined in the hereinafter defined Existing Intercreditor Agreement, the “Initial Swap Party ISDAs”)) entered into between Gastar and each of the Hedge Parties (as defined below).  This Hedge Party Term Sheet is attached to and made a part of the Hedge Party Restructuring Support Agreement (as amended, modified or supplemented from time to time, the “Hedge Party RSA”),18 dated as of October 26, 2018, by and among the Company and the Hedge Parties (as each such term is defined below).

THIS HEDGE PARTY TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR PROPOSAL WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY chapter 11 PLAN. THE PARTIES TO THIS TERM SHEET ACKNOWLEDGE AND AGREE THAT ANY SUCH  OFFER, PROPOSAL OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW.  THIS HEDGE PARTY TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY RESTRUCTURING TRANSACTION.

OVERVIEW
Parties to the Restructuring

Company:  Gastar; Northwest Property Ventures, LLC; and any other future subsidiaries of Gastar (collectively, the “Company”).

Hedge Parties: Each of Cargill, Inc. (“Cargill”) and NextEra Energy Marketing, LLC (“NextEra”, and together with Cargill, the “Hedge Parties”), in its capacity as holder of claims arising under or related to the Company’s prepetition transactions entered into by such Hedge Party with any Company Party under the applicable Initial Swap Party ISDA, including all liabilities and other obligations of the Company outstanding as of the date of commencement of the Chapter 11 Cases (the “Petition Date”) and all claims of the applicable Hedge Party arising out of the termination thereof (such claims, with respect to any Hedge Party individually or with respect to the Hedge Parties collectively, as the context requires, the “Hedge Claims”).

The Company and the each of the Hedge Parties is referred to in this Hedge Party Term Sheet as a “Party”, and they are collectively referred to in this Restructuring Term Sheet as the “Parties”.

[18]	Capitalized terms used but not defined herein have the meaning given to them in the Hedge Party RSA.

Treatment of Hedge Claims

The Restructuring Transaction will be implemented pursuant to the Chapter 11 Cases on the terms set forth in the Plan.

The Plan shall provide that, on the effective date of the Plan (the “Effective Date”), each holder of Hedge Claims shall receive cash in an amount equal to 100% of such holder’s Hedge Claims (the “Hedge Claims Payment Amount”), payable in the following installments:

(i) on the Effective Date, an amount (the “Catch-Up Payment Amount”) equal to the product of:

(a) the number of monthly settlement payments that would have occurred after the Hedge Termination Date and on or prior to the Effective Date had the Hedge Claims not been liquidated divided by 14; and

(b) the Hedge Claims Payment Amount; and

(ii) the remaining amount of the Hedge Claims Payment Amount owed to each Hedge Party in equal monthly installments with such remaining amount to be paid in full by December 31, 2019 pursuant to new secured notes issued to each Hedge Party (such notes, the “Hedge Party Secured Notes”) that will be secured by an uncapped first priority security interest in and lien on the Collateral (as defined below), which security interest and lien shall rank pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company (which, for the avoidance of doubt, may be the creditors under the first lien exit facility after the Effective Date (the “Exit Facility”) to be provided on the Effective Date by funds affiliated with Ares Management, L.P. (“Ares”) under the Plan).  Funds in the Exit Facility will be available to make payments under the Hedge Party Secured Notes.

Each holder of Hedge Claims shall receive under the Plan the treatment described above in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Hedge Claims.  Any action to be taken by the Company on the Effective Date may be taken on the Effective Date or as soon as is reasonably practicable thereafter.

Prior to the Effective Date but after effectiveness of the DIP Orders (as defined in the Hedge Party RSA), the Hedge Claims shall be secured by a first priority lien on the same collateral securing the hedge and swap transactions between the Company Parties and the Hedge Parties as of the date of the Hedge Party RSA in accordance with the Existing Intercreditor Agreement and Security Instruments (as defined in the hereinafter defined Existing Intercreditor Agreement).  The Hedge Parties’ existing senior secured liens and security interests shall be acknowledged and preserved in the DIP Order, and shall not be primed.

Prior to the effectiveness of the DIP Orders, the Hedge Claims shall be secured by the liens on and security interests in the Collateral (as defined in the Existing Intercreditor Agreement), in accordance with the terms of the Existing Intercreditor Agreement and Security Instruments.

Liquidation of Hedge Claims

On or as soon as practicable following the Petition Date (the “Hedge Termination Date”), each Hedge Party shall exercise its rights under the Initial Swap Party ISDA to which it is a party to terminate all of the transactions in effect under such Initial Swap Party ISDA in accordance with the terms of such Initial Swap Party ISDA and such transactions.  Upon the designation of an early termination date under the Initial Swap Party ISDAs, the Hedge Parties shall take all steps necessary to liquidate the Hedge Claims.  The Hedge Claims will be allowed in full in the Chapter 11 Cases and such amounts will be fully secured and treated as a secured claim as set forth in the Plan in accordance with this Hedge Party Term Sheet.

Milestones

The Hedge Parties’ support for the transactions described in this Hedge Party Term Sheet is contingent on the Company commencing the Chapter 11 Cases by no later than November 20, 2018 and securing confirmation of the Plan and the Plan having gone effective by no later than 180 days after the Petition Date (collectively, the “Milestones”).

Release

The Definitive Documentation, including the Plan, shall include full customary debtor and “third party” releases from liability in favor of the Company, each of the Hedge Parties, and each of their respective directors, officers, funds, affiliates, members, employees, partners, managers, investment advisors, agents, representatives, principals, consultants, attorneys, professional advisors, heirs, executors, successors and assigns (each in their capacity as such).

Collateral

On and after the Effective Date, the Hedge Party Secured Notes will be secured by an uncapped, first priority lien on and security interest in the collateral that secures the Exit Facility that ranks pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company Parties (which, for the avoidance of doubt, may be the creditors under the Exit Facility after the Effective Date).

For the avoidance of doubt, subject to certain thresholds and exceptions to be agreed among the Company and Ares, the Exit Facility and Hedge Claims will be secured by a perfected first-priority security interest in and lien on substantially all of the Company’s tangible and intangible assets (collectively, the “Collateral”), including, without limitation, (i)  all of the Company’s deposit, securities and commodities accounts, in each case, subject to certain customary exceptions and subject to control agreements, and (ii) oil and gas properties of the Company comprising not less than each of (a) 90% of the PV10 of the proved reserves attributable to such properties of the Company and (b) 90% of the net acres of such properties with no associated proved reserves of the Company, in each case, subject to exceptions for “excluded property” to be agreed among the Company and Ares.

Repayment Terms

The initial principal amount of each Hedge Party Secured Note shall be equal to the difference between (i) the full amount of the applicable Hedge Claims Payment Amount and (ii) the applicable Catch-Up Payment Amount.  Pursuant to the Hedge Party Secured Notes, the Company shall pay to each Hedge Party an amount equal to the Catch-Up Payment Amount applicable to such Hedge Party on the Effective Date and then on the first business day of each month thereafter in equal monthly installments until the initial principal amount of the Hedge Party Secured Note is paid in full, which shall occur by no later than December 31, 2019.  Except as provided below, no Hedge Party Secured Note will accrue interest.  Any payments made in respect of any Hedge Party Secured Note shall be made to the Hedge Parties pro rata in accordance with each Hedge Party’s proportionate share of the total amount of Hedge Claims.

Default Interest

In the event that the Company fails to satisfy any of its payment obligations under any Hedge Party Secured Note, and such failure remains unremedied for a period of five business days, the Hedge Party Secured Note will accrue interest at a rate of 5% per annum until such time as such payment default has been remedied (including payment of all such accrued interest).  The balance of the Hedge Parties’ rights and remedies upon the occurrence of a payment default will be governed by the Intercreditor Agreement (as defined below).  If the Company fails to cure any payment default within 30 calendar days of the original payment date, it shall be an event of default under the Hedge Party Secured Note.

Intercreditor Agreement

The Hedge Party Secured Notes will be subject to an intercreditor agreement (the “Intercreditor Agreement”) by and among the Hedge Parties, the Company, and the administrative and collateral agent under the Exit Facility (the “Exit Facility Agent”).  The terms of the Intercreditor Agreement shall be in form and substance substantially similar to the terms contained in that certain Intercreditor Agreement (the “Existing Intercreditor Agreement”), dated as of March 3, 2017, by and between, among others, the Hedge Parties, the Company, and Wilmington Trust, National Association, in its capacity as administrative and collateral agent under the Company’s existing first lien term loan credit agreement and otherwise in form and substance acceptable to the Company, the Hedge Parties, and the Exit Facility Agent.  Upon the occurrence of a payment default or other event of default under any Hedge Party Secured Note, the applicable Hedge Party shall have rights substantially similar to the rights and remedies arising under the Existing Intercreditor Agreement, including the rights and remedies of a Hedge Party arising upon the occurrence of a “Triggering Event”.

None of the Hedge Party Secured Notes, the Intercreditor Agreement, or the Plan shall contain any restriction on any refinancing of the Exit Facility so long as (a) the indebtedness evidenced by the Hedge Party Secured Notes is permitted by such refinancing debt, (b) the Hedge Party Secured Notes continue to be secured by an uncapped, first priority lien on and security interest in the collateral that secures the Exit Facility that ranks pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company Parties (which, for the avoidance of doubt, may be the creditors under the Exit Facility after the Effective Date) and on a senior basis during any bankruptcy filing period, and (c) in connection with such refinancing facility, the new lenders either execute a joinder to the Intercreditor Agreement or enter into a new intercreditor agreement that is either (i) substantially similar to the Intercreditor Agreement, or (ii) not materially less advantageous to the Hedge Parties than the Intercreditor Agreement and does not have the effect of disproportionately disadvantaging or otherwise discriminating against any Hedge Party, or the Hedge Parties as a whole, as compared to the Intercreditor Agreement.  The Intercreditor Agreement shall contain (a) an agreement to such effect by the Hedge Parties and (b) a consent to any such refinancing by the Hedge Parties.

Definitive Documentation

Each Hedge Party Secured Note shall: (a) contain standard representations and warranties for senior secured credit agreements; (b) contain standard affirmative and negative covenants related to payment and otherwise standard for senior secured credit agreements; (c) contain standard events of default for senior secured credit agreements, (d) be consistent with this Hedge Party Term Sheet; and (e) otherwise be in form and substance acceptable to the Hedge Parties and the Company; provided that such representations, warranties, covenants and events of default shall be no more burdensome (from the Company’s perspective) than the representations, warranties, covenants and events of default in the documents memorializing the Exit Facility.

Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of October 22, 2018 (the “Effective Date”) and amends the Employment Agreement (the “Agreement”) by and between Stephen Roberts (“Executive”) and Gastar Exploration Inc. (the “Company”) effective as of September 7, 2018. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and Executive previously entered into the Agreement; and

WHEREAS, the Company desires to amend the terms of severance provided in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 4(h) of the Agreement is hereby amended to read as follows:

“Notwithstanding this Section 4, in the event Executive is not eligible to receive severance benefits under this Agreement, nothing herein precludes Executive’s eligibility for severance benefits under any other Company severance plan or as may be required by law. For the avoidance of doubt, Executive acknowledges that Executive (i) will not be eligible for any benefits under the Gastar Exploration, Ltd. Employee Change of Control Severance Plan (“CIC Plan”) and (ii) Executive has no further rights under the CIC Plan.”

2.This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained.  All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

3.This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto.  The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment.  No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment.  Any waiver must be in writing.

4.This Amendment shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Amendment is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Amendment, and any such assignment or delegation shall be null and void.

5.This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GASTAR EXPLORATION INC. By:/s/ Michael A. Gerlich Name:Michael A. Gerlich Title:Sr Vice President and CFO Date: 10/25/18
STEPHEN ROBERTS /s/ Stephen Roberts Date: 10/25/18

Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of October 22, 2018 (the “Effective Date”) and amends the Employment Agreement (the “Agreement”) by and between Michael Gerlich (“Executive”) and Gastar Exploration Inc. (the “Company”) effective as of September 10, 2018. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and Executive previously entered into the Agreement; and

WHEREAS, the Company desires to amend the terms of severance provided in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 4(d) of the Agreement is hereby amended to read as follows:

“For purposes of this Agreement, “Good Reason” means either of the following, in each case, without Executive’s consent: (i) a reduction in Executive’s Base Salary or target Annual Bonus entitlement, as in effect from time to time, or (ii) a relocation of Executive’s principal place of employment with the Company or its successor by more than thirty (30) miles. The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if Executive does not timely provide notice to the Company within thirty (30) days of the date on which Executive first becomes aware of the occurrence of that event. During the 18-month period following a Change of Control, “Good Reason” shall include a material diminution in Executive’s titles, duties, compensation or authorities, provided that Executive acknowledges that the Company ceasing to be a publicly traded Company alone will not constitute a material diminution in Executive’s titles, duties, compensation or authorities or otherwise constitute “Good Reason” under this Agreement. For this purpose, “Change of Control” shall have the meaning set forth in the Gastar Exploration, Ltd. Employee Change of Control Severance Plan (“CIC Plan”), as in effect on the Effective Date; provided, however, that the following shall not constitute a Change of Control: the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any person of a controlling interest in the business or operations of the Company (x) resulting from a plan of reorganization pursuant to cases filed by the Company under chapter 11 of title 11 of the United States Bankruptcy Code or (y) by Ares Management, L.P. (“Ares”) or one or more of funds, investment vehicles, other entities or accounts managed by affiliates of Ares. The Company shall have fifteen (15) days following receipt of Executive’s written notice in which to correct in all material respects the circumstances constituting Good Reason, and Executive must terminate employment within thirty (30) days following expiration of the Company’s fifteen (15)-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by Executive.”

2.Section 4(i) of the Agreement is hereby amended to read as follows:

“Notwithstanding this Section 4, in the event Executive is not eligible to receive severance benefits under this Agreement, nothing herein precludes Executive’s eligibility for severance benefits under any other Company severance plan or as may be required by law.  For the avoidance of doubt, Executive acknowledges that Executive (i) will not be eligible for any benefits under the CIC Plan and (ii) Executive has no further rights under the CIC Plan.”

3.This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained.  All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

4.This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto.  The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment.  No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment.  Any waiver must be in writing.

5.This Amendment shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Amendment is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Amendment, and any such assignment or delegation shall be null and void.

6.This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GASTAR EXPLORATION INC. By:/s/ Jerry R. Schuyler Name:Jerry R. Schuyler Title:Interim CEO Date: 10/25/18
MICHAEL GERLICH /s/ Michael A. Gerlich Date: 10/25/18

Exhibit 10.5

GASTAR EXPLORATION INC.

10/25/2018

Stephen Roberts

Re:Retention Bonus Agreement Amendment

Dear Stephen:

This letter agreement (this “Amendment”) amends that certain retention bonus agreement letter (the “Retention Bonus Agreement Letter”), dated August 31, 2018, by and between you and Gastar Exploration Inc. (the “Company”). Capitalized terms used and not defined herein have the meanings set forth in the Retention Bonus Agreement Letter.

The Retention Bonus Agreement Letter is hereby amended as follows:

1.	Each reference to “December 31, 2018” in the second paragraph of Section 1 of the Retention Bonus Agreement Letter shall be deleted and replaced with “February 28, 2019”.
2.	The reference to “July 1, 2019” in the second paragraph of Section 1 of the Retention Bonus Agreement Letter shall be deleted and replaced with “April 30, 2019”.
3.	The definition of the term “Change in Control” in subclause (B) of the last paragraph of Section 1 of the Retention Bonus Agreement Letter is hereby amended and restated in its entirety as follows:

“Change in Control” means the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any person of a controlling interest in the business or operations of the Company, other than any such acquisition (i) resulting from a plan of reorganization pursuant to cases filed by the Company under chapter 11 of title 11 of the United States Bankruptcy Code or (ii) by Ares Management, L.P. (“Ares”) or one or more of funds, investment vehicles, other entities or accounts managed by affiliates of Ares.

Except as specifically set forth herein, the Retention Bonus Agreement Letter shall remain in full force and effect and is hereby ratified and confirmed.

This Amendment may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto.  Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or electronic transmission (such as in pdf format) will be effective as delivery of a manually executed counterpart hereof.

This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

[Signature pages follow]

If the foregoing is acceptable to you, please execute and return one copy of this letter, whereupon this letter shall constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,

GASTAR EXPLORATION INC.

By: __/s/ Michael A. Gerlich______________

Name:Michael A. Gerlich
Title:Sr Vice President and CFO

AGREED AND ACCEPTED AS OF THE DATE

FIRST WRITTEN ABOVE:

/s/ Stephen Roberts

_______________________________

Name:

[Signature Page to Retention Bonus Agreement Amendment]

Exhibit 10.6

GASTAR EXPLORATION INC.

October 25, 2018

Michael Gerlich

Re:Retention Bonus Agreement Amendment

Dear Mike:

This letter agreement (this “Amendment”) amends that certain retention bonus agreement letter (the “Retention Bonus Agreement Letter”), dated August 31, 2018, by and between you and Gastar Exploration Inc. (the “Company”). Capitalized terms used and not defined herein have the meanings set forth in the Retention Bonus Agreement Letter.

The Retention Bonus Agreement Letter is hereby amended as follows:

1.	Each reference to “December 31, 2018” in the second paragraph of Section 1 of the Retention Bonus Agreement Letter shall be deleted and replaced with “February 28, 2019”.
2.	The reference to “July 1, 2019” in the second paragraph of Section 1 of the Retention Bonus Agreement Letter shall be deleted and replaced with “April 30, 2019”.
3.	The definition of the term “Change in Control” in subclause (B) of the last paragraph of Section 1 of the Retention Bonus Agreement Letter is hereby amended and restated in its entirety as follows:

“Change in Control” means the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any person of a controlling interest in the business or operations of the Company, other than any such acquisition (i) resulting from a plan of reorganization pursuant to cases filed by the Company under chapter 11 of title 11 of the United States Bankruptcy Code or (ii) by Ares Management, L.P. (“Ares”) or one or more of funds, investment vehicles, other entities or accounts managed by affiliates of Ares.

Except as specifically set forth herein, the Retention Bonus Agreement Letter shall remain in full force and effect and is hereby ratified and confirmed.

This Amendment may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto.  Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or electronic transmission (such as in pdf format) will be effective as delivery of a manually executed counterpart hereof.

This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

[Signature pages follow]

If the foregoing is acceptable to you, please execute and return one copy of this letter, whereupon this letter shall constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,

GASTAR EXPLORATION INC.

By: /s/ Jerry Schuyler____________________

Name:Jerry R. Schuyler
Title:Interim CEO

AGREED AND ACCEPTED AS OF THE DATE

FIRST WRITTEN ABOVE:

/s/ Michael A. Gerlich

_______________________________

Name: Michael A. Gerlich

[Signature Page to Retention Bonus Agreement Amendment]

Exhibit 10.7

GASTAR EXPLORATION INC.

October 25, 2018

Jerry R. Schuyler

Re:Retention Bonus Agreement Amendment

Dear Jerry:

This letter agreement (this “Amendment”) amends that certain retention bonus agreement letter (the “Retention Bonus Agreement Letter”), dated August 31, 2018, by and between you and Gastar Exploration Inc. (the “Company”). Capitalized terms used and not defined herein have the meanings set forth in the Retention Bonus Agreement Letter.

The Retention Bonus Agreement Letter is hereby amended by amending and restating the definition of the term “Change in Control” in subclause (B) of the last paragraph of Section 1 of the Retention Bonus Agreement Letter in its entirety as follows:

“Change in Control” means the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any person of a controlling interest in the business or operations of the Company, other than any such acquisition (i) resulting from a plan of reorganization pursuant to cases filed by the Company under chapter 11 of title 11 of the United States Bankruptcy Code or (ii) by Ares Management, L.P. (“Ares”) or one or more of funds, investment vehicles, other entities or accounts managed by affiliates of Ares.

Except as specifically set forth herein, the Retention Bonus Agreement Letter shall remain in full force and effect and is hereby ratified and confirmed.

This Amendment may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto.  Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or electronic transmission (such as in pdf format) will be effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

If the foregoing is acceptable to you, please execute and return one copy of this letter, whereupon this letter shall constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,

GASTAR EXPLORATION INC.

By: /s/ Michael A. Gerlich_________________

Name:Michael A. Gerlich
Title:Sr Vice President and CFO

AGREED AND ACCEPTED AS OF THE DATE

FIRST WRITTEN ABOVE:

/s/ Jerry Schuyler

_______________________________

Name:  Jerry R. Schuyler

[Signature Page to Retention Bonus Agreement Amendment]

Exhibit 99.1

NEWS RELEASE

Gastar Announces Comprehensive Restructuring Plan to Be Implemented with Pre-Packaged Chapter 11 Cases

HOUSTON, October 26, 2018 - Gastar Exploration Inc. (OTCQB: GSTC) (the “Company” or “Gastar”) today announced that it has entered into a restructuring support agreement (the “RSA”) with the Company’s largest (and only) funded-debt creditors and largest common shareholders, certain funds affiliated with Ares Management LLC (collectively, “Ares”).  Subject to the terms and conditions of the RSA, Ares has agreed to support the Company’s restructuring, which will result in trade creditors and other operational obligations unimpaired, eliminate more than $300 million of the Company’s funded-debt obligations and preferred equity interests (OTCQB: GSTPA and GSTPB), cancel existing common equity interests, and provide $100 million in new, committed financing to fund the Company’s restructuring process and ongoing business operations.  The restructuring will be implemented through a pre-packaged chapter 11 plan of reorganization and chapter 11 cases to be filed in the Bankruptcy Court for the Southern District of Texas.

Additionally, the Company today announced that it has entered into a separate restructuring support agreement (the “Hedge Party RSA”) with the counterparties to the Company’s existing hedging and swap arrangements (collectively, the “Hedge Parties”), the Company’s largest creditor constituency other than Ares.  Pursuant to the Hedge Party RSA, the Hedge Parties will support the Company’s restructuring in return for payment in full in monthly installments through December 2019 pursuant to a new secured note.

The agreed restructuring was developed after extensive marketing efforts failed to yield any viable proposals to repay or refinance the Company’s existing indebtedness or to sell the Company or its assets.  The Company needs new capital to continue to operate, and the RSA and related new capital commitment will ensure that the Company can continue to operate its business in the ordinary course.  Post-restructuring, the Company will have a strengthened balance sheet that will facilitate capital investment in operations.

To implement the restructuring, the Company has commenced solicitation of a prepackaged chapter 11 plan of reorganization, which solicitation will conclude on or about October 30, 2018.  Shortly after the conclusion of plan solicitation, the Company intends to commence chapter 11 cases in the Southern District of Texas.  The RSA contemplates a balance sheet restructuring that is not intended to affect the Company’s operations.  In addition, the Company expects to receive certain relief from the Bankruptcy Court which should enable the Company to honor and pay its ongoing trade obligations in the ordinary course of business.

Commenting today, Jerry R. Schuyler, interim Chief Executive Officer and Board Chairman of Gastar Exploration Inc., said, “The restructuring agreement we signed today is a comprehensive plan that will ensure Gastar remains competitive in its industry.  We can now set our sights on facilitating a smooth, efficient in-court restructuring while continuing to meet our obligations to our employee and vendor constituencies.  I am proud of the exceptional hard work and dedication of all our employees throughout this process.”

Pre-Packaged Plan of Reorganization Terms

The pre-packaged chapter 11 plan of reorganization contemplated by the RSA (the “Plan”) provides the following distributions:

holders of administrative and priority claims, as well as general unsecured claims, will receive payment in full in cash;

all drawn amounts under the new money component of the Company’s debtor-in-possession financing (to be provided by Ares) will roll over into a new exit facility, with all undrawn commitments remaining available to fund the Company’s post-emergence cash needs;

holders of all obligations related to the Company’s prepetition hedging program will receive payment in cash in equal monthly installments pursuant to a new secured note through December 2019;

Ares will receive $200 million in new take-back term loans and 100 percent of the common equity of reorganized Gastar (subject to any warrants received by the current preferred and common equity holders) as a result of their obligations under the Company’s debtor-in-possession financing and first lien term loan and all of the Company’s second lien convertible note obligations; and

holders of existing preferred and common equity will together receive new warrants exercisable for up to 5% of the common equity of reorganized Gastar so long as they do not object to, or otherwise attempt to interfere with, the Company’s restructuring.

The RSA and the Plan contemplate certain releases and exculpations.  The transactions contemplated by the RSA and the Plan are subject to court approval and other terms and conditions.

Subject to Bankruptcy Court approval of the Plan and the satisfaction of certain conditions to the Plan and related transactions, the Company expects to consummate the Plan and emerge from chapter 11 before the end of 2018.  There can be no assurances that the Plan will be approved or confirmed by the Bankruptcy Court, by that time, or at all.

As previously disclosed on August 1, 2018, after an extensive private marketing process, the Company announced it was embarking on a public marketing process to try to address its balance sheet liabilities.  On August 21, 2018, the Company publicly filed a process letter that invited proposals and informed the public how any interested party could participate and make a proposal.  The process letter established the bid deadline of October 1, 2018 (the “Bid Deadline”).  The Company received three bids on the Bid Deadline, none of which provided a cash bid sufficient to repay the Company’s indebtedness.  The Company’s board of directors (the “Board”) determined that none of these proposals presented an actionable alternative.  Ultimately, the Board determined that the RSA represents the highest and best alternative available to the Company at this time.

Any party interested in making a higher and better proposal to the Company can do so now or during the first 30 days of the chapter 11 cases and should refer to the process letter filed publicly on August 21, 2018.

Other Information Regarding Reorganization Proceedings

Kirkland & Ellis LLP is serving as legal counsel to the Company and Opportune LLP is serving as its restructuring advisor.  Perella Weinberg Partners LP is serving as the Company’s financial advisor.

Information related to the Company’s restructuring is available from the Company’s claims and noticing agent, BMC Group, Inc., via the information call center at +1 (888) 909-0100.  Copies of the RSA will be filed in a Form 8-K with the Securities and Exchange Commission.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes regarding the chapter 11 plan.

CONTACT:

BMC Group, Inc.

Telephone: +1 (888) 909-0100

Email: gastar@bmcgroup.com

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Oswego limestone, Meramec and Osage bench formations within the Mississippi Lime, the Woodford shale and Hunton limestone formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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